Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

OLIN CORPORATION,

HUNTSMAN CORPORATION,

OLYMPUS MERGER SUB, INC.

and

HOOK MERGER SUB LLC

Dated as of June 15, 2026

i

ii

Exhibit A: Form of Plan of Merger

Exhibit B: Form of Huntsman Voting and Support Agreement

Exhibit C: Form of Bylaws of the Combined Company

Exhibit D: Form of Certificate of Incorporation of the Initial Surviving Company

Exhibit E: Form of Certificate of Formation of the Final Surviving Company

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 15, 2026, is entered into by and among Olin Corporation, a Virginia corporation (“Olin”), Huntsman Corporation, a Delaware corporation (“Huntsman”), OLYMPUS MERGER SUB, INC., a Delaware corporation and a direct wholly owned subsidiary of Olin (“First Merger Sub”), and HOOK MERGER SUB LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Olin (“Second Merger Sub” and, collectively with Olin and First Merger Sub, the “Olin Parties”, and each, an “Olin Party”).

WHEREAS, the parties intend to consummate the strategic business combination transaction provided for herein, pursuant to which either (a) upon the terms and subject to the conditions set forth in this Agreement and the plan of merger in the form attached hereto as Exhibit A (the “Plan of Merger”) and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Virginia Stock Corporation Act (the “VSCA”), Huntsman will merge with and into Olin (the “Direct Merger”), with Olin as the surviving entity (the “Surviving Corporation”) or (b) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), (i) First Merger Sub will be merged with and into Huntsman (the “First Subsidiary Merger”), with Huntsman surviving as a direct wholly owned subsidiary of Olin (the “Initial Surviving Company”), and (ii) immediately following the First Subsidiary Merger, and as part of the same overall transaction as the First Subsidiary Merger, the Initial Surviving Company will be merged with and into Second Merger Sub (the “Second Subsidiary Merger” and, together with the First Subsidiary Merger, the “Subsidiary Mergers”), with Second Merger Sub surviving as a direct wholly owned subsidiary of Olin (the “Final Surviving Company”);

WHEREAS, Olin has incorporated or organized First Merger Sub and Second Merger Sub, as applicable, for the purpose of effecting the transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Huntsman (the “Huntsman Board”) has unanimously (a) determined that it is fair to, and in the best interests of, Huntsman and its stockholders, and declared it advisable, that Huntsman enter into this Agreement and consummate the Direct Merger or the Subsidiary Mergers, as applicable, and the other transactions contemplated hereby (collectively, the “Transactions”), (b) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Direct Merger or the Subsidiary Mergers, as applicable, (c) adopted resolutions recommending that Huntsman’s stockholders adopt this Agreement and approve the Transactions, including the Direct Merger and the Subsidiary Mergers and (d) directed that this Agreement, the Direct Merger, the Subsidiary Mergers and the other Transactions be submitted to Huntsman’s stockholders for adoption and approval;

WHEREAS, the Board of Directors of Olin (the “Olin Board”), in accordance with its good faith business judgment of the best interests of Olin and its shareholders, has unanimously (a) determined that Olin enter into this Agreement and consummate, as applicable, the Direct Merger or the Subsidiary Mergers and the Share Issuance, and the other Transactions, (b) approved resolutions adopting this Agreement and the Plan of Merger and approving the consummation of the Transactions, including, as applicable, the Direct Merger or the Subsidiary Mergers and the Share Issuance, (c) approved resolutions recommending that Olin’s shareholders approve this Agreement and the Plan of Merger with respect to the Direct Merger and approve the Share Issuance with respect to the Subsidiary Mergers and (d) directed that, with respect to the Direct Merger, this Agreement and the Plan of Merger and the Direct Merger, and, with respect to the Subsidiary Mergers, the Share Issuance, be submitted to Olin’s shareholders for approval;

WHEREAS, with respect to the Subsidiary Mergers, the Board of Directors of First Merger Sub has unanimously (a) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, that First Merger Sub enter into this Agreement and consummate the First Subsidiary Merger, (b) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the First Subsidiary Merger and (c) adopted resolutions recommending that the sole stockholder of First Merger Sub adopt this Agreement and directed that this Agreement and the First Subsidiary Merger be submitted to the sole stockholder of First Merger Sub for adoption and approval;

WHEREAS, with respect to the Subsidiary Mergers, Olin, as the sole member of Second Merger Sub, has approved and declared advisable this Agreement, the Second Subsidiary Merger and the other Transactions and adopted this Agreement;

WHEREAS, for U.S. federal income tax purposes, the parties intend that (a) with respect to the Direct Merger, the Direct Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (as defined herein), (b) with respect to the Subsidiary Mergers, the First Subsidiary Merger and the Second Subsidiary Merger be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (c) in the case of each of the Direct Merger and the Subsidiary Mergers, Olin and Huntsman each be a party to the reorganization within the meaning of Section 368(b) of the Code and (d) this Agreement constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code (clauses (a) through (d), collectively, the “Intended Tax Treatment”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement of Olin’s willingness to enter into this Agreement, Olin and certain stockholders of Huntsman have entered into a voting and support agreement, substantially in the form attached as Exhibit B (the “Huntsman Voting and Support Agreement”), in connection with the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.01 Definitions. For purposes of this Agreement:

“Action” means any proceeding, suit, claim, charge, complaint, demand, notice of violation or enforcement, audit, arbitration, investigation or action, whether legal, administrative or otherwise, from, by or before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means the HSR Act and all other applicable competition, merger control, antitrust or similar Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Benefit Plan” means any compensation, employment, individual consulting, individual independent contractor, salary, bonus, commission, vacation, deferred compensation, incentive compensation, stock purchase, equity or equity-based, phantom equity, severance pay, termination pay, death benefit, disability benefit, hospitalization, medical, dental, vision, health and welfare, life insurance, cafeteria or flexible benefits, supplemental unemployment benefit, or profit-sharing, pension, retirement, change of control, transaction bonus, retention, perquisite, relocation plan, policy, practice, program, agreement, arrangement or contract and each other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA and whether written or unwritten.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining, works council or other trade or labor union Contract or labor, employee association or similar arrangement (including all addenda, side letters, memoranda of undertakings, amendments and similar ancillary agreements thereto).

“Combined Company” means, with respect to the Direct Merger and to the period from and after the Effective Time, the Surviving Corporation, and with respect to the Subsidiary Mergers and the period from and after the First Effective Time, Olin.

“Consent” means any consent, approval, clearance, waiver, Permit or order.

“Contract” means any agreement, arrangement, contract, lease, sublease, license, indenture, note, bond, mortgage, commitment, concession, franchise or other obligation that is legally binding.

“Conversion Time” means, with respect to the Direct Merger, the Effective Time, and with respect to the Subsidiary Mergers, the First Effective Time.

“Data Privacy Laws” means any Laws concerning the privacy, processing, data protection or security of Personal Data.

“Environmental Claim” means any Actions by or from any Person alleging liability arising out of, based on or relating to any Environmental Law, including (a) the presence or Release of, or exposure to, any Hazardous Material at any location or (b) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

“Environmental Laws” means all Laws or Judgments relating to pollution or to the protection of natural resources, endangered or threatened species, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or human health and safety (as such relates to exposure to toxic, carcinogenic or hazardous materials, substances or wastes), including all Laws or Judgments relating to the production, import, use, storage, handling, transportation, labelling or registration of chemicals (such as the U.S. federal Toxic Substances Control Act and the EU Regulation (EC) No. 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals) or to providing notice to workers, consumers or the public regarding toxic, carcinogenic or hazardous materials, substances or wastes (such as California’s Safe Drinking Water and Toxic Enforcement Act of 1986, commonly known as Proposition 65).

“Equity Interests” mean, with respect to any Person, any (a) shares of capital stock and any other voting securities in such Person, (b) other equity, ownership or voting interests in such Person, (c) securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, in each case in such Person, (d) stock appreciation rights, performance shares, “phantom” stock rights and any other rights that (i) give the holder thereof any economic or voting interest of a nature that would accrue to the holders of capital stock in such Person or (ii) are linked in any way to the value of such Person, the price of any shares of capital stock or other voting securities in such Person or any dividends or other distributions declared or paid on any shares of capital stock or other voting securities in such Person and (e) options, warrants, calls, subscriptions or other rights (contingent or otherwise) to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.).

“Financing” means any debt financing, whether in the form of debt securities, a credit or loan facility or otherwise, obtained or proposed to be obtained by Olin or any Olin Subsidiary in connection with the Transactions, including any debt financing the proceeds of which are intended to be used to finance the payment, in whole or in part, of any amounts payable by Olin or any Olin Subsidiary under this Agreement or in connection with the Transactions, including any refinancing of any party’s outstanding debt.

“Financing Documents” means any commitment letter, engagement letter, underwriting agreement, purchase agreement, placement agreement, credit agreement or indenture or any other agreement or document, in each case entered into by any Financing Source, on the one hand, and Olin or any Olin Subsidiary, on the other, in connection with any Financing.

“Financing Sources” means the Persons (other than Olin or any Olin Subsidiary) party from time to time to any Financing Document, including any such Persons becoming party thereto pursuant to any joinder documentation, and each other Person that has committed or agreed to provide, arrange, syndicate, underwrite, purchase or place any Financing, or has otherwise entered into any agreement with Olin or any Olin Subsidiary in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative agent, trustee or a similar representative in respect of, all or any part of the Financing, and their respective successors and permitted assigns.

“Foreign Investment Laws” means all applicable Laws that are designed or intended to prohibit, restrict, review or regulate foreign investments on grounds of national security or public order or the effects of subsidies granted by Governmental Authorities.

“fraud” means, with respect to any Person, an actual, intentional, and knowing common law fraud (and not a constructive fraud, negligent misrepresentation, or omission, or any form of fraud premised on recklessness or negligence), by such Person in the making of the representations and warranties in this Agreement or any certificate executed and delivered by such Person pursuant to the terms of this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Government Bid” means any quotation, offer, bid or proposal made by a Person or a Subsidiary of such Person that, if accepted or awarded, would result in or lead to a Government Contract.

“Government Contract” means any written Contract between a Person or a Subsidiary of such Person, on the one hand, and (a) any Governmental Authority, (b) any Person acting in the capacity of a prime contractor to a Governmental Authority or (c) any higher-tier subcontractor with respect to any contract described in clause (a) or (b) immediately above, on the other hand, in effect as of the date hereof. Unless otherwise indicated, a task, purchase or delivery order, in each case, issued under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract under which it was issued.

“Government Official” means any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization.

“Governmental Authority” means any federal, national, state, provincial, local or transnational (in each case, whether domestic or foreign) government, court, administrative agency or commission, judicial body or tribunal, arbitrator or arbitration panel, self-regulatory agency (including NYSE) or other governmental or regulatory authority or instrumentality.

“Hazardous Materials” means any (a) petroleum or petroleum products or byproducts, flammable, explosive or radioactive materials or wastes, asbestos or asbestos-containing materials, per- and poly-fluoroalkyl substances, polychlorinated biphenyls and (b) any other chemical, material, substance or waste that is listed, defined or regulated as hazardous, toxic or carcinogenic or as a pollutant or contaminant, or may result in liability under, any Environmental Law or any Permit issued pursuant to Environmental Law.

“Huntsman Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by Huntsman or any Huntsman Subsidiary or with respect to which Huntsman or any Huntsman Subsidiary has any liability (whether actual or contingent) to provide compensation or benefits to any current or former director, officer, employee, consultant or other individual service provider, in all cases, excluding plans, programs or arrangements sponsored by any Governmental Authority.

“Huntsman Common Stock” means the common stock of Huntsman, par value $0.01 per share.

“Huntsman Consolidated Owned JVs” means each of the joint ventures listed on Section 1.01(c) of the Huntsman Disclosure Letter.

“Huntsman Credit Facility” means that certain Credit Agreement, dated as of February 9, 2026, among Huntsman International LLC, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent.

“Huntsman DSU” means each stock unit granted to any non-employee member of the Huntsman Board with respect to shares of Huntsman Common Stock under any Huntsman Stock Plan or otherwise.

“Huntsman Equity Awards” means, collectively, Huntsman DSUs, Huntsman Phantom Shares, Huntsman PSUs, Huntsman Restricted Stock, Huntsman Stock Options and any other equity or equity-related incentive awards under any Huntsman Stock Plan or otherwise.

“Huntsman ERISA Affiliate” means any entity which is considered a single employer with Huntsman under Section 414 of the Code or Section 4001 of ERISA.

“Huntsman Intellectual Property” means all Intellectual Property owned or purported to be owned by Huntsman or a Huntsman Subsidiary.

“Huntsman Leased Real Property” means each material real property leased, subleased, licensed or similarly occupied by Huntsman or a Huntsman Subsidiary.

“Huntsman Material Adverse Effect” means a Material Adverse Effect with respect to Huntsman.

“Huntsman Owned Real Property” means each material real property owned in fee simple (or its jurisdictional equivalent) by Huntsman or a Huntsman Subsidiary.

“Huntsman Phantom Share” means each phantom share or restricted stock unit whose value is determined by reference to, and/or that may be settled in, shares of Huntsman Common Stock granted under any Huntsman Stock Plan or otherwise but excluding any Huntsman PSU or Huntsman DSU.

“Huntsman PSU” means each restricted stock unit with respect to shares of Huntsman Common Stock granted under any Huntsman Stock Plan or otherwise that is subject to performance-based vesting conditions.

“Huntsman Real Property” means the Huntsman Owned Real Property and the Huntsman Leased Real Property.

“Huntsman Real Property Leases” means the leases, subleases and licenses under which Huntsman or a Huntsman Subsidiary leases, subleases or licenses any Huntsman Leased Real Property, including any amendments, extensions, assignments, guaranties and other material agreements with respect thereto.

“Huntsman Receivables Facilities” means, collectively, (a) that certain European Receivables Loan Agreement, dated as of October 16, 2009, as amended and restated on January 31, 2024, among Huntsman Receivables Finance LLC, Vantico Group S.a.r.l. as servicer, the lenders and funding agents party thereto and HSBC Bank PLC, as administrative agent and collateral agent, and (b) that certain U.S. Receivables Loan Agreement, dated as of October 16, 2009, as amended prior to the date hereof, among Huntsman Receivables Finance II LLC, Vantico Group S.a.r.l. as servicer, the lenders, funding agents, conduit lenders and committed lenders party thereto and The Toronto-Dominion Bank, as administrative agent and collateral agent.

“Huntsman Registered Intellectual Property” means each patent, patent application, registered trademark, trademark registration application, internet domain name, registered copyright and copyright registration application, in each case constituting Huntsman Intellectual Property.

“Huntsman Restricted Stock” means each outstanding share of Huntsman Common Stock granted under any Huntsman Stock Plan or otherwise that is subject to vesting, repurchase or forfeiture.

“Huntsman Senior Executive” means the Chief Executive Officer of Huntsman and each direct report to the Chief Executive Officer of Huntsman.

“Huntsman Stock Option” means each option to purchase shares of Huntsman Common Stock granted under any Huntsman Stock Plan or otherwise.

“Huntsman Stock Plans” means the Huntsman 2025 Stock Incentive Plan, the Huntsman 2016 Stock Incentive Plan and the Huntsman Stock Incentive Plan (as amended and restated effective May 8, 2014), each as amended from time to time.

“Huntsman Subsidiaries” means each of the Subsidiaries of Huntsman and each of the Huntsman Consolidated Owned JVs.

“Huntsman Termination Fee” means $121,000,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person: (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (d) pursuant to securitization or factoring programs or arrangements; (e) net cash payment obligations under swaps, options, derivatives or other hedging Contracts that will be payable upon termination thereof (assuming termination on the date of determination); (f) letters of credit, bank guarantees or other similar Contracts entered into by or on behalf of such Person to the extent they have been drawn upon and not reimbursed; or (g) pursuant to guarantees or arrangements having the economic effect of a guarantee of any obligations of the type described in the foregoing clauses of any other Person.

“Intellectual Property” means any and all intellectual property rights existing under the Laws of the United States or any other jurisdiction, including: (a) patents (including all reissues, reexaminations, supplemental examinations, substitutions, renewals and extensions thereof) and patent applications (including provisional and non-provisional applications, continuations, divisionals and continuations-in-part); (b) registered and unregistered trademarks, service marks, trade names and other similar indicia of source or origin, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, together with the goodwill symbolized by any of the foregoing; (c) registered and unregistered copyrights, applications for registration of copyright and other equivalent rights in works of authorship; (d) internet domain names; (e) trade secrets, know-how and other rights in proprietary information (“Trade Secrets”); and (f) rights in Software.

“IT Systems” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines and all other information technology equipment and associated documentation.

“Judgment” means any binding judgment, order, writ, ruling, determination, injunction, decree, award, stipulation or settlement (in each case, whether civil, administrative or criminal) of or with any Governmental Authority.

“Knowledge” means, with respect to any matter in question, the actual knowledge of (a) in the case of Olin, the individuals set forth in Section 1.01(a) of the Olin Disclosure Letter and (b) in the case of Huntsman, the individuals set forth in Section 1.01(a) of the Huntsman Disclosure Letter, in each case, after reasonable inquiry.

“Law” means any applicable federal, national, state, provincial, local or transnational (in each case, whether domestic or foreign) statute, law (including common law) or ordinance, or rule, code, directive, binding guidance or regulation of any Governmental Authority.

“Legal Restraint” means any Law or Judgment (in each case, whether temporary, preliminary or permanent) enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction.

“Lien” means any mortgage, deed of trust, lien, pledge, charge, hypothecation, option, right of first offer or refusal, security interest, lease, license, easement, right-of-way, title retention agreement or other similar encumbrance.

“Material Adverse Effect” means, with respect to any Person, any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in general conditions in the industries in which such Person and its Subsidiaries operate (including changes in commodity prices or general market pricing affecting the chemical industry generally), (b) changes in general economic or political conditions, including conditions in the securities, credit, financial or other capital markets, in each case in the United States or any other jurisdiction in which such Person or any of its Subsidiaries operate, (c) changes after the date of this Agreement in Law or in GAAP or in accounting standards, or in the interpretation or enforcement of the foregoing, (d) the public announcement of this Agreement or the public announcement, pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or business or other partners (provided, however, that this clause (d) shall not apply to any representation or warranty to the extent the purpose thereof is to address consequences resulting from the public announcement of this Agreement or the public announcement, pendency or consummation of the Transactions), (e) the taking of any action expressly required by this Agreement (other than, with respect to Huntsman, any action required solely by the first sentence of Section 6.01(a) or, with respect to Olin, any action required solely by the first sentence of Section 6.01(b)) or the failure to take any action expressly prohibited by this Agreement or any action or omission taken at the written request of the other party or which the other party has expressly approved or consented to in writing following the date of this Agreement, (f) acts of war (whether or not declared), military activity, sabotage, civil disobedience, terrorism or broad-based cyberattacks, or any escalation or worsening thereof (other than any of the foregoing to the extent it causes any direct damage or destruction, or renders physically unusable or inaccessible, any facility or property of Huntsman or Olin, as applicable, or any of their respective subsidiaries), (g) earthquakes, fires, floods, hurricanes, tornadoes or other natural disasters, (h) any epidemic, pandemic, or other public health event or worsening thereof, (i) any change in such Person’s credit ratings, (j) any decline in the market price, or change in trading volume, of any securities of such Person, (k) any failure to meet any internal or published projections, forecasts, budgets or financial or operating predictions in respect of revenue, earnings, cash flow or cash position or (l) the imposition or modification of any tariffs, trade restrictions or other duties, including those arising from changes in trade policies or international relations, and the effects of any trade wars; provided, that the underlying facts or occurrences giving rise or contributing to such change, decline or failure in clauses (i), (j) and (k) may be deemed to constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not otherwise excluded hereunder; provided, further, that any effect, change, event, circumstance, condition, development or occurrence referred to in clause (a), (b), (c), (f), (g), (h) or (l) may be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, to the extent such effect, change, event, circumstance, condition, development or occurrence has a disproportionate adverse effect on such Person and its Subsidiaries (without giving effect to the Transactions), taken as a whole, as compared to other participants in the industry in which they operate (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur).

“NYSE” means the New York Stock Exchange.

“Olin Benefit Plan” means each Benefit Plan sponsored, maintained, contributed to, or required to be contributed to, by Olin or any Olin Subsidiary or with respect to which Olin or any Olin Subsidiary has any liability (whether actual or contingent) to provide compensation or benefits to any current or former director, officer, employee, consultant or other individual service provider, in all cases, excluding plans, programs or arrangements sponsored by any Governmental Authority.

“Olin Common Stock” means shares of common stock, par value $1.00, issued by Olin.

“Olin Consolidated Owned JVs” means each of the joint ventures listed on Section 1.01(b) of the Olin Disclosure Letter.

“Olin Credit Facility” means that certain Credit Agreement, dated as of March 14, 2025, among Olin, the banks party thereto and Bank of America, N.A., as administrative agent and collateral agent, as amended by Amendment No. 1, dated as of February 19, 2026.

“Olin Deferred Compensation Plan” means each of the Olin Supplemental Retirement Savings Plan and the Olin Non-Employee Director Deferred Plan, each as amended from time to time.

“Olin Deferred Plan Phantom Unit” means each notional investment in shares of Olin Common Stock under any Olin Deferred Compensation Plan.

“Olin Equity Awards” means, collectively, Olin Deferred Plan Phantom Units, Olin PSUs, Olin RSUs, Olin Stock Options and any other equity or equity-related incentive awards under any Olin Stock Plan or otherwise.

“Olin ERISA Affiliate” means any entity which is considered a single employer with Olin under Section 414 of the Code or Section 4001 of ERISA.

“Olin Intellectual Property” means all Intellectual Property owned or purported to be owned by Olin or an Olin Subsidiary.

“Olin Leased Real Property” means each material real property leased, subleased, licensed or similarly occupied by Olin or an Olin Subsidiary.

“Olin Material Adverse Effect” means a Material Adverse Effect with respect to Olin.

“Olin Owned Real Property” means each material real property owned in fee simple (or its jurisdictional equivalent) by Olin or an Olin Subsidiary.

“Olin PSU” means each restricted stock unit with respect to shares of Olin Common Stock granted under any Olin Stock Plan or otherwise that is subject to performance-based vesting conditions.

“Olin Real Property” means the Olin Owned Real Property and the Olin Leased Real Property.

“Olin Real Property Leases” means the leases, subleases and licenses under which Olin or an Olin Subsidiary leases, subleases or licenses any Olin Leased Real Property, including any amendments, extensions, assignments, guaranties and other material agreements with respect thereto.

“Olin Registered Intellectual Property” means each patent, patent application, registered trademark, trademark registration application, internet domain name, registered copyright and copyright registration application, in each case constituting Olin Intellectual Property.

“Olin RSU” means each restricted stock unit or phantom unit with respect to shares of Olin Common Stock granted under any Olin Stock Plan or otherwise but excluding any Olin PSU or an Olin Deferred Plan Phantom Unit.

“Olin Senior Executive” means the Chief Executive Officer of Olin and each direct report to the Chief Executive Officer of Olin.

“Olin Stock Option” means each option to purchase shares of Olin Common Stock granted under any Olin Stock Plan or otherwise.

“Olin Stock Plans” means the Olin 2026 Long Term Incentive Plan, the Olin 2021 Long Term Incentive Plan, the Olin 2018 Long Term Incentive Plan, the Olin 2016 Long Term Incentive Plan, the Olin 2014 Long Term Incentive Plan, the Olin 2009 Long Term Incentive Plan, the Olin 2003 Long Term Incentive Plan and the Olin 1997 Stock Plan for Non-Employee Directors, each as amended from time to time.

“Olin Subsidiaries” means each of the Subsidiaries of Olin and each of the Olin Consolidated Owned JVs.

“Olin Termination Fee” means $121,000,000.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and by-laws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof and (c) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.

“party” or “parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permit” means any license, franchise, permit, variance, certificate, approval, authorization, exemption, waiver, certification or registration from or with any Governmental Authority.

“Permitted Liens” means: (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) zoning, entitlement and other land use Laws of any Governmental Authority that are not presently violated in any material respect by the current use of the real property subject thereto; (d) easements, declarations, covenants, rights-of-way, encroachments, leases, restrictions, minor title defects and other similar non-monetary encumbrances that do not, and would not reasonably be expected to, materially interfere with the current use of any real property affected thereby; (e) Liens that have been placed by any developer, landlord or other bona fide lessor on any leased real property or property over which a party has easement rights and subordination or similar agreements relating thereto; (f) deposits securing liability to insurance carriers under insurance or self-insurance arrangements; (g) deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (h) non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business; and (i) Liens that will be released at or prior to the Closing.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Authority or other entity.

“Personal Data” means (a) any information that directly or indirectly identifies a natural person or (b) any information considered “personally identifiable information”, “personal information”, “personal data” or other comparable term under applicable Data Privacy Laws.

“Privacy Legal Requirements” means all applicable (a) Data Privacy Laws, (b) obligations under Contracts that relate to the Processing of Personal Data and (c) publicly posted policies of Olin and the Olin Subsidiaries or Huntsman and the Huntsman Subsidiaries, as applicable, regarding the Processing of Personal Data.

“Processing” means any operation performed on Personal Data or that relevant Privacy Legal Requirements include in the definition of processing, processes or process, including the collection, creation, receipt, access, use, handling, recording, compilation, analysis, organizing, monitoring, maintenance, retention, storage, holding, hosting, transmission, transfer, protection, disclosure, amendment, distribution, erasure, destruction or disposal of Personal Data.

“Regulatory Approvals” means those Consents, registrations, declarations, notices, filings or Judgments with, to or of any Governmental Authority (including the fulfillment of any conditions required by such Governmental Authority to be fulfilled prior to the consummation of the Direct Merger or the Subsidiary Mergers, as applicable, in connection with such Consents, registrations, declarations, notices, filings or Judgments), and the expiration or termination of all waiting periods (including any extension thereof and any written commitments by both Olin and Huntsman not to close before a certain date under a timing agreement provided to any Governmental Authority in accordance with Section 7.03(b)), in each case in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, or leaching on, under or into, or migration through, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Required Financial Information” means (a) audited consolidated balance sheets and related statements of operations, comprehensive (loss) income, equity and cash flows of Huntsman and the Huntsman Subsidiaries for the three most recently completed fiscal years ended at least 60 days before the Closing Date and (b) unaudited condensed consolidated balance sheets and related statements of operations, comprehensive (loss) income, equity and cash flows of Huntsman and the Huntsman Subsidiaries for each subsequent fiscal quarter (other than any fourth fiscal quarter) ended at least 40 days before the Closing Date (and the corresponding periods for the prior fiscal year).

“Required Regulatory Approvals” means those Regulatory Approvals set forth in Section 1.01(b) of the Huntsman Disclosure Letter and any other Regulatory Approvals mutually agreed to by the parties in accordance with Section 7.03(c).

“Sanctions Regulations” means the relevant sanctions Laws where Huntsman or Olin, as applicable, does business or is otherwise subject to jurisdiction, including U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Share Issuance” means the issuance by Olin of Olin Common Stock in connection with the First Subsidiary Merger.

“Software” means any computer software, including, for the avoidance of doubt, (a) computer programs, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, libraries, version control systems and operating systems, including all software implementations of algorithms, models and methodologies for any of the foregoing, whether in source code, object code or other form, and (b) user documentation, including user manuals and training materials, relating to any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which (a) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) voting power to elect at least a majority of the board of directors, board of managers or others performing similar functions with respect to such entity is held, directly or indirectly, by such Person or (c) more than fifty percent (50%) of any class of outstanding equity interests that is owned, directly or indirectly, by such Person.

“Tax Counsel” means (a) with respect to the Huntsman Closing Tax Opinion, (i) Kirkland & Ellis LLP or (ii) if Kirkland & Ellis LLP is unwilling or unable to issue the Huntsman Closing Tax Opinion, Cravath, Swaine & Moore LLP or such other nationally recognized Tax counsel reasonably satisfactory to Huntsman and (b) with respect to the Olin Closing Tax Opinion, (i) Cravath, Swaine & Moore LLP or (ii) if Cravath, Swaine & Moore LLP is unwilling or unable to issue the Olin Closing Tax Opinion, Kirkland & Ellis LLP or such other nationally recognized Tax counsel reasonably satisfactory to Olin.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed, required to be filed or permitted to be filed with any Governmental Authority with respect to Taxes (in each case, including attachments thereto).

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges imposed by a Governmental Authority, in each case, in the nature of a tax, together with all interest, penalties and additional amounts imposed with respect thereto.

“Termination Expenses” means the Olin Expenses or the Huntsman Expenses, as applicable.

“Termination Fee” means the Olin Termination Fee or the Huntsman Termination Fee, as applicable.

“Trade Control Regulations” means the relevant import/customs and export control Laws where Huntsman or Olin, as applicable, does business or is otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and the U.S. customs regulations at 19 C.F.R. Chapter 1, the Foreign Trade Regulations (15 C.F.R. Part 30) and all applicable import regulations maintained by the Bureau of Alcohol, Tobacco, Firearms, and Explosives, including 27 C.F.R. Parts 447–479 and Part 555.

“Trading Day” means a day on which shares of Olin Common Stock are traded on NYSE.

“VWAP Price” means, for any Trading Day, the volume weighted average price per share of Olin Common Stock on NYSE for such Trading Day, as reported by Bloomberg, L.P. under the heading “Bloomberg VWAP” on Bloomberg page “OLN US Equity VWAP” (or its equivalent successor if such page is not available) or, if not reported thereby, in another authoritative source mutually selected in writing by Huntsman and Olin.

“Willful Breach” means a material breach of this Agreement that is the consequence of an intentional act or failure to act of a party with the knowledge that such act or failure to act would, or would reasonably be expected to, constitute a material breach of this Agreement.

Section 1.02 Other Defined Terms. The following terms are defined in the Section of this Agreement set forth across from such term below:

Term	Section
Agreement	Preamble
Balance Sheet Date	Section 4.08(a)
Bankruptcy and Equity Exception	Section 4.04(a)
Bonus Eligible Employee	Section 7.04(e)
Book-Entry Share	Section 3.01(c)
Certificate	Section 3.01(c)
Certificates of Merger	Section 2.03(e)
Citi	Section 4.24
Claim	Section 7.06(b)
Closing	Section 2.04
Closing Date	Section 2.04
Closing-Year Bonus	Section 7.04(e)
Combined Company Board	Section 7.14(a)
Combined Company Bylaws	Section 2.05

Confidentiality Agreement	Section 7.02(c)
Continuation Period	Section 7.04(a)
Continuing Employee	Section 7.04(a)
Current Olin Charter	Section 2.05
DGCL	Recitals
Direct Merger	Recitals
Direct Merger Certificate of Merger	Section 2.02(c)
DLLCA	Recitals
DTC	Section 3.03(c)(ii)
Effective Time	Section 2.02(c)
Exchange Agent	Section 3.03(a)
Exchange Fund	Section 3.03(a)
Exchange Ratio	Section 3.01(b)
Filed Huntsman SEC Documents	Article IV
Filed Olin SEC Documents	Article V
Final Surviving Company	Recitals
First Certificate of Merger	Section 2.03(d)
First Effective Time	Section 2.03(d)
First Merger Sub	Preamble
First Merger Sub Common Stock	Section 3.02(a)(i)
First Merger Sub Sole Stockholder Approval	Section 5.04(a)
First Subsidiary Merger	Recitals
Form S-4	Section 4.05(b)
Fractional Share Consideration	Section 3.01(c)
Huntsman	Preamble
Huntsman 401(k) Plan	Section 7.04(i)
Huntsman Adverse Recommendation Change	Section 6.03(d)
Huntsman Assumed Full-Value Award	Section 7.05(a)(ii)
Huntsman Assumed Stock Option	Section 7.05(a)(i)
Huntsman Board	Recitals
Huntsman By-Laws	Section 4.01
Huntsman Capitalization Date	Section 4.02(a)
Huntsman Charter	Section 4.01
Huntsman Closing Tax Opinion	Section 8.02(c)
Huntsman Compensation Committee	Section 7.04(e)
Huntsman Disclosure Letter	Article IV
Huntsman Expenses	Section 9.03(g)
Huntsman Financial Advisors	Section 4.24
Huntsman Full-Value Awards	Section 7.05(a)(ii)
Huntsman Intervening Event	Section 6.03(h)
Huntsman IT Systems	Section 4.20(a)
Huntsman Leases	Section 4.17(d)
Huntsman Legacy Independent Director	Section 7.14(a)(ii)
Huntsman Material Contract	Section 4.16(a)
Huntsman Notes	Section 7.07(c)

Huntsman Notice	Section 6.03(e)
Huntsman Notice Period	Section 6.03(e)
Huntsman Ongoing Bonus Plan	Section 7.04(e)
Huntsman Pension Plan	Section 4.10(e)
Huntsman Preferred Stock	Section 4.02(a)
Huntsman Properties	Section 4.17(d)
Huntsman Recommendation	Section 4.04(a)(i)
Huntsman SEC Documents	Section 4.06(a)
Huntsman Stockholder Approval	Section 4.04(a)(i)
Huntsman Stockholders Meeting	Section 4.04(a)(i)
Huntsman Takeover Proposal	Section 6.03(h)
Huntsman Takeover Proposal Materials	Section 6.03(f)
Huntsman Top Customer	Section 4.18(a)
Huntsman Top Supplier	Section 4.18(a)
Huntsman Voting and Support Agreement	Recitals
Huntsman Voting Debt	Section 4.02(c)(iv)
Indemnified Party	Section 7.06(a)(i)
Initial Surviving Company	Recitals
Intended Tax Treatment	Recitals
Joint Proxy Statement	Section 7.01(a)
Lazard	Section 5.25
Merger Consideration	Section 3.01(b)
Morgan Stanley	Section 4.24
Olin	Preamble
Olin 401(k) Plan	Section 7.04(i)
Olin Adverse Recommendation Change	Section 6.02(d)
Olin Board	Recitals
Olin Bonus Eligible Employee	Section 7.04(f)
Olin By-Laws	Section 5.01
Olin Capitalization Date	Section 5.02(a)
Olin Charter	Section 5.01
Olin Closing Tax Opinion	Section 8.03(c)
Olin Closing-Year Bonus	Section 7.04(f)
Olin Direct Merger Approval	Section 2.01(a)
Olin Disclosure Letter	Article V
Olin Expenses	Section 9.03(f)
Olin Intervening Event	Section 6.02(h)
Olin IT Systems	Section 5.20(a)
Olin Leases	Section 5.17(d)
Olin Legacy Independent Director	Section 7.14(a)(i)
Olin Material Contract	Section 5.16(a)
Olin Notice	Section 6.02(e)
Olin Notice Period	Section 6.02(e)
Olin Ongoing Bonus Plan	Section 7.04(f)
Olin Parties	Preamble

Olin Party	Preamble
Olin Pension Plan	Section 5.10(e)
Olin Preferred Stock	Section 5.02(a)
Olin Properties	Section 5.17(d)
Olin Recommendation	Section 5.04(a)
Olin SEC Documents	Section 5.06(a)
Olin Share Issuance Approval	Section 2.01(b)
Olin Shareholder Approval	Section 2.01(b)
Olin Shareholders Meeting	Section 5.04(a)
Olin Takeover Proposal	Section 6.02(h)
Olin Takeover Proposal Materials	Section 6.02(f)
Olin Top Customer	Section 5.18(a)
Olin Top Supplier	Section 5.18(a)
Olin Voting Debt	Section 5.02(c)(iv)
OlinHuntsman Corporation	Section 2.05
Outside Date	Section 9.01(b)(i)
Payoff Amount	Section 7.07(f)
Payoff Debt	Section 7.07(f)
Payoff Letters	Section 7.07(f)
Plan of Merger	Recitals
Premium Cap	Section 7.06(c)
Remedial Action	Section 7.03(c)
Representatives	Section 6.02(a)
Second Certificate of Merger	Section 2.03(e)
Second Effective Time	Section 2.03(e)
Second Merger Sub	Preamble
Second Merger Sub Sole Member Approval	Section 5.04(a)
Second Subsidiary Merger	Recitals
Secretary of State	Section 2.02(c)
Sole Equityholder Approvals	Section 5.04(a)
Subsidiary Mergers	Recitals
Subsidiary Mergers Approval Event	Section 2.01(b)
Superior Huntsman Proposal	Section 6.03(h)
Superior Olin Proposal	Section 6.02(h)
Surviving Corporation	Recitals
Takeover Statute	Section 4.04(b)
Tax Representation Letters	Section 7.16
Transactions	Recitals
Unpaid Dividends	Section 3.01(c)
Virginia Articles of Merger	Section 2.02(c)
VSCA	Recitals
VSCC	Section 2.02(c)

Section 1.03 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The words “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Other than for purposes of Section 5.28, the words “made available to Huntsman” and words of similar import refer to documents (a) posted to the Datasite virtual data room or provided pursuant to “clean team” arrangements, in each case by or on behalf of Olin prior to 5:00 p.m., New York City time, on June 14, 2026 or (b) included in the Filed Olin SEC Documents. Other than for purposes of Section 4.26, the words “made available to Olin” and words of similar import refer to documents (i) posted to the Datasite virtual data room or provided pursuant to “clean team” arrangements, in each case by or on behalf of Huntsman prior to 5:00 p.m., New York City time, on June 14, 2026 or (ii) included in the Filed Huntsman SEC Documents. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specifically indicated, any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, and all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States of America. References to a Person are also to its permitted assigns and successors. Each of the parties has participated in the drafting and negotiation of this Agreement. Covenants and agreements of Huntsman or Olin pursuant to this Agreement with respect to any Huntsman Consolidated Owned JV or Olin Consolidated Owned JV, as applicable, or such Subsidiaries set forth on Section 1.01(d) of the Huntsman Disclosure Letter or Section 1.01(d) of the Olin Disclosure Letter shall (x) be limited to an obligation to use reasonable best efforts to cause such entity and its Subsidiaries to so act or refrain from acting in respect of such covenants and agreements of Huntsman or Olin, as applicable, pursuant to this Agreement, and (y) be subject to (A) express requirements under the Organizational Documents for such entity and its Subsidiaries or any other contractual arrangement governing such entity and (B) the scope of Huntsman, Olin, or their applicable Subsidiaries’ unilateral right to cause such entity and its Subsidiaries to take or refrain from taking such action in respect of such covenants and agreements of Huntsman or Olin, as applicable, pursuant to this Agreement without the consent, approval, waiver or cooperation of any third party. Subject to Huntsman, Olin and their respective Subsidiaries complying with the preceding sentence, no failure of any Huntsman Consolidated Owned JV or Olin Consolidated Owned JV (or any of their respective Subsidiaries) or such Subsidiaries set forth on Section 1.01(d) of the Huntsman Disclosure Letter or Section 1.01(d) of the Olin Disclosure Letter to take or refrain from taking any action that results from any of the matters described in clauses (y)(A) or (y)(B) of the preceding sentence shall constitute or be deemed to constitute a breach of, or failure to perform or comply with, this Agreement by Huntsman or Olin, as applicable, or any of their respective Subsidiaries. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE TRANSACTIONS

Section 2.01 The Transactions

(a) In the event that at the Olin Shareholders Meeting or any adjournment or postponement thereof the affirmative vote of holders of more than two-thirds of the outstanding shares of Olin Common Stock entitled to be cast to approve this Agreement and the Plan of Merger (the “Olin Direct Merger Approval”) is received, on the terms and subject to the conditions set forth in this Agreement (including receipt of the corresponding Huntsman Stockholder Approval), the closing of the Transactions (the “Closing”) shall be effected pursuant to Section 2.02 and Section 3.01 and shall not be effected pursuant to Section 2.03 and Section 3.02, which, from and after the time of the Olin Direct Merger Approval, shall be null and void and of no force or effect.

(b) In the event that at the Olin Shareholders Meeting or any adjournment or postponement thereof (i) the Olin Direct Merger Approval is not received and (ii) the approval of a majority of votes cast in person or by proxy at the Olin Shareholders Meeting, as required by NYSE Rule 312.03 (the “Olin Share Issuance Approval”, and either of the Olin Direct Merger Approval or the Olin Share Issuance Approval, the “Olin Shareholder Approval”), is received with respect to the Share Issuance (the occurrence of such events in the foregoing clauses (i) and (ii), the “Subsidiary Mergers Approval Event”), on the terms and subject to the conditions set forth in this Agreement (including receipt of the corresponding Huntsman Stockholder Approval), the Transactions shall be effected pursuant to Section 2.03 and Section 3.02 and the Transactions shall not be effected pursuant to Section 2.02 and Section 3.01, which, from and after the Olin Share Issuance Approval, shall be null and void and of no force or effect.

Section 2.02 The Direct Merger

(a) On the terms and subject to the conditions set forth in this Agreement and the Plan of Merger, and in accordance with the DGCL and the VSCA, at the Effective Time Huntsman shall be merged with and into Olin, whereupon the separate corporate existence of Huntsman shall cease, and Olin shall continue as the Surviving Corporation. References herein to “Huntsman” with respect to the period from and after the Effective Time shall be deemed to be references to the Combined Company.

(b) In connection with the Direct Merger and prior to the Effective Time, Olin shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Olin Common Stock to permit the issuance of shares of Olin Common Stock to the holders of shares of Huntsman Common Stock as of the Effective Time in accordance with the terms of this Agreement.

(c) Subject to the provisions of this Agreement, Huntsman and Olin shall, as soon as practicable on the Closing Date, (i) file with the Secretary of State of the State of Delaware (the “Secretary of State”) the certificate of merger relating to the Direct Merger (the “Direct Merger Certificate of Merger”) in such form as is required by the relevant provisions of the DGCL and make all other filings, recordings or publications required under the DGCL in connection with the Direct Merger and (ii) file with the State Corporation Commission of the Commonwealth of Virginia (the “VSCC”) the articles of merger relating to the Direct Merger containing the Plan of Merger (the “Virginia Articles of Merger”) in such form as is required by the relevant provisions of the VSCA and make all other filings, recordings or publications required under the VSCA in connection with the Direct Merger. The Direct Merger shall become effective at such time as Olin and Huntsman shall agree and specify in the Direct Merger Certificate of Merger and the Virginia Articles of Merger (as applicable, the “Effective Time”).

(d) At the Effective Time, the Direct Merger shall have the effects set forth in this Agreement and the Plan of Merger and the applicable provisions of the DGCL and the VSCA, as applicable.

Section 2.03 The Subsidiary Mergers

(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the First Effective Time, First Merger Sub shall be merged with and into Huntsman, whereupon the separate corporate existence of First Merger Sub shall cease, and Huntsman shall continue as the Initial Surviving Company.

(b) Immediately following the consummation of the First Subsidiary Merger, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Second Effective Time, the Initial Surviving Company shall be merged with and into Second Merger Sub, whereupon the separate corporate existence of the Initial Surviving Company shall cease and Second Merger Sub shall continue as the Final Surviving Company as a wholly owned subsidiary of Olin. References herein to “Huntsman” with respect to the period from and after the Second Effective Time shall be deemed to be references to the Final Surviving Company.

(c) In connection with the Subsidiary Mergers and prior to the First Effective Time, Olin shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Olin Common Stock to permit the issuance of shares of Olin Common Stock to the holders of shares of Huntsman Common Stock as of the First Effective Time in accordance with the terms of this Agreement.

(d) Subject to the provisions of this Agreement, Huntsman and First Merger Sub shall, as soon as practicable on the Closing Date, file with the Secretary of State the certificate of merger relating to the First Subsidiary Merger (the “First Certificate of Merger”) in such form as is required by the relevant provisions of the DGCL and make all other filings, recordings or publications required under the DGCL in connection with the First Subsidiary Merger. The First Subsidiary Merger shall become effective upon the due filing of the First Certificate of Merger with the Secretary of State or at such later time as Olin and Huntsman shall agree and specify in the First Certificate of Merger (as applicable, the “First Effective Time”).

(e) Immediately following the First Effective Time, subject to the provisions of this Agreement, the Initial Surviving Company and Second Merger Sub shall file with the Secretary of State the certificate of merger relating to the Second Subsidiary Merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) in such form as is required by the relevant provisions of the DGCL and the DLLCA, make all other filings, recordings or publications required under the DGCL and the DLLCA in connection with the Second Subsidiary Merger. The Second Subsidiary Merger shall become effective upon the due filing of the Second Certificate of Merger with the Secretary of State or at such later time as Olin and Huntsman shall agree and specify in the Second Certificate of Merger (as applicable, the “Second Effective Time”).

(f) At the First Effective Time and Second Effective Time, the Subsidiary Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA, as applicable.

(g) At the First Effective Time, by virtue of the First Subsidiary Merger, the certificate of incorporation of Huntsman shall be amended and restated in the form attached hereto as Exhibit D and shall be the certificate of incorporation of the Initial Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 7.06). The parties shall take any and all actions necessary so that at the First Effective Time, the by-laws of First Merger Sub as in effect immediately prior to the First Effective Time shall be the by-laws of the Initial Surviving Company (except that references to the name of First Merger Sub shall be replaced by references to the name of Huntsman) until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 7.06).

(h) At the Second Effective Time, the certificate of formation in the form attached hereto as Exhibit E shall be the certificate of formation of the Final Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 7.06). At the Second Effective Time, the limited liability company agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time shall be the limited liability company agreement of the Final Surviving Company until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 7.06).

(i) The parties shall take any and all actions necessary so that (i) the directors of First Merger Sub immediately prior to the First Effective Time shall, from and after the First Effective Time, be the directors of the Initial Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and (ii) the officers of First Merger Sub immediately prior to the First Effective Time shall be the officers of the Initial Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified, as the case may be, in each case in accordance with the Organizational Documents of the Initial Surviving Company.

(j) The parties shall take any and all actions necessary so that the officers of the Initial Surviving Company immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Final Surviving Company until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified, as the case may be, in each case in accordance with the Organizational Documents of the Final Surviving Company.

Section 2.04 Closing. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts) on the third Business Day following the day on which the last to be satisfied or (to the extent permitted by Law) waived by the party or parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) shall have been satisfied or (to the extent permitted by Law) waived in accordance with this Agreement, or at such other place, time and date as shall be agreed in writing between Olin and Huntsman. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.05 Organizational Documents of the Combined Company. At the Conversion Time, (a) the amended and restated articles of incorporation of Olin, as in effect immediately prior to the Conversion Time (the “Current Olin Charter”), shall, in accordance with the relevant provisions of the VSCA, be amended and restated in its entirety to reflect the change in the name of Olin to “OlinHuntsman Corporation” and (b) the bylaws of Olin, as in effect immediately prior to the Conversion Time, shall, in accordance with the relevant provisions of the VSCA and the Current Olin Charter, be amended and restated in its entirety in the form attached as Exhibit C (the “Combined Company Bylaws”).

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES;

EXCHANGE OF CERTIFICATES

Section 3.01 Effect on Capital Stock of the Direct Merger.

(a) Cancellation of Certain Shares. Subject to Section 2.01, each share of Huntsman Common Stock that is owned by Olin or Huntsman or any wholly owned Subsidiary of Olin or Huntsman (or are held in treasury by Huntsman) immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Huntsman Common Stock. Subject to Section 2.01, at the Effective Time, by virtue of the Direct Merger and without any action on the part of Huntsman or Olin or the holders of any shares of Huntsman Common Stock, each share of Huntsman Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(a)) shall be converted into the right to receive, and become exchangeable for, 0.5476 validly issued, fully paid and non-assessable shares (the “Exchange Ratio”) of Olin Common Stock subject to Section 3.03(d) with respect to any Fractional Share Consideration (the “Merger Consideration”), in each case, without interest.

(c) Huntsman Common Stock. Subject to Section 2.01, at the Effective Time, all such shares of Huntsman Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (each, a “Certificate”) that immediately prior to the Effective Time represented any such shares of Huntsman Common Stock or non-certificated shares of Huntsman Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, (i) the Merger Consideration (including any cash in lieu of fractional shares of Olin Common Stock to be paid pursuant to Section 3.03(d) (the “Fractional Share Consideration”)) and (ii) any dividends or other distributions to which holders become entitled pursuant to Section 3.03(e) (“Unpaid Dividends”), in each case in accordance with this Article III.

(d) Changes to Stock. Subject to Section 2.01, if at any time between the date of this Agreement and the Effective Time, any change in outstanding Huntsman Common Stock or Olin Common Stock shall occur by reason of any reclassification, recapitalization, stock split, subdivision or combination, consolidation, split-up, exchange or readjustment of shares or any stock dividend or stock distribution thereon with a record date or ex-dividend date during such period, or any similar extraordinary transaction or event (including any merger, consolidation, share exchange, business combination or similar transaction as a result of which Huntsman Common Stock or Olin Common Stock will be converted or exchanged), the Merger Consideration, the Exchange Ratio and other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide to Olin and the holders of Huntsman Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that this sentence shall not be construed to permit Huntsman or Olin to take any action with respect to its securities that is prohibited or restricted by the terms of this Agreement.

Section 3.02 Effect on Capital Stock of the Subsidiary Mergers

(a) Effect on Capital Stock of the First Subsidiary Merger. Subject to Section 2.01, at the First Effective Time, by virtue of the First Subsidiary Merger and without any action on the part of Huntsman, the Olin Parties or the holders of any shares of Huntsman Common Stock or First Merger Sub Common Stock:

(i) Conversion of First Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of First Merger Sub (the “First Merger Sub Common Stock”) issued and outstanding immediately prior to the First Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Initial Surviving Company and shall constitute the only outstanding shares of capital stock of the Initial Surviving Company. From and after the First Effective Time, all certificates formerly representing shares of First Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Initial Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(ii) Cancellation of Certain Shares. Each share of Huntsman Common Stock that is owned by Olin or Huntsman or any wholly owned Subsidiary of Olin or Huntsman (or are held in treasury by Huntsman) immediately prior to the First Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Huntsman Common Stock. Each share of Huntsman Common Stock issued and outstanding immediately prior to the First Effective Time (other than shares to be canceled in accordance with Section 3.02(a)(ii)) shall be converted into the right to receive, and become exchangeable for the Merger Consideration, in each case, without interest.

(iv) Huntsman Common Stock. At the First Effective Time, all such shares of Huntsman Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate that immediately prior to the First Effective Time represented any such shares of Huntsman Common Stock or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, (i) the Merger Consideration (including any Fractional Share Consideration) and (ii) any Unpaid Dividends, in each case in accordance with this Article III.

(v) Changes to Stock. If at any time between the date of this Agreement and the First Effective Time, any change in outstanding Huntsman Common Stock or Olin Common Stock shall occur by reason of any reclassification, recapitalization, stock split, subdivision or combination, consolidation, split-up, exchange or readjustment of shares or any stock dividend or stock distribution thereon with a record date or ex-dividend date during such period, or any similar extraordinary transaction or event (including any merger, consolidation, share exchange, business combination or similar transaction as a result of which Huntsman Common Stock or Olin Common Stock will be converted or exchanged), the Merger Consideration, the Exchange Ratio and other similarly dependent items, as the case may be, shall be appropriately and equitably adjusted to provide to Olin and the holders of Huntsman Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that this sentence shall not be construed to permit Huntsman, Olin or First Merger Sub to take any action with respect to its securities that is prohibited or restricted by the terms of this Agreement.

(b) Effect on Capital Stock of the Second Subsidiary Merger. Subject to Section 2.01, at the Second Effective Time, by virtue of the Second Subsidiary Merger and without any action on the part of Huntsman, the Olin Parties or the holders of any shares of the common stock of the Initial Surviving Company or any units of Second Merger Sub, (i) each share of common stock, par value $0.01 per share, of the Initial Surviving Company issued and outstanding immediately prior to the Second Effective Time shall automatically be canceled and shall cease to exist without any conversion thereof or payment therefor and (ii) each unit of Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding and shall represent validly issued, fully paid and nonassessable units of the Final Surviving Company (except as such non-assessability may be limited by the DLLCA), which shall constitute the only outstanding units of the Final Surviving Company immediately following the Second Effective Time.

Section 3.03 Exchange of Certificates and Book-Entry Shares.

(a) Exchange Agent. Prior to the Conversion Time, Olin shall designate a bank or trust company reasonably acceptable to Huntsman to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration, including any Fractional Share Consideration and any Unpaid Dividends, in each case in accordance with this Article III and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to Huntsman. At or prior to the Conversion Time, Olin shall deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this Article III (i) at or prior to the Conversion Time, a number of shares of Olin Common Stock equal to the sum of the aggregate Merger Consideration (excluding the Fractional Share Consideration) issuable pursuant to Section 3.01(b) or 3.02(a)(iii), as applicable, and (ii) as promptly as reasonably practicable after the calculation thereof, an amount of cash sufficient to pay the Fractional Share Consideration. In addition, Olin shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Conversion Time, any Unpaid Dividends to which the holders of Certificates or Book-Entry Shares may be entitled pursuant to Section 3.01(c) or 3.02(a)(iv), as applicable (the shares of Olin Common Stock and any cash deposited with the Exchange Agent pursuant to this Section 3.03(a) being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures for Certificates.

(i) As promptly as reasonably practicable after the Conversion Time, Olin shall cause the Exchange Agent to mail to each Person who was, at the Conversion Time, a holder of record of Certificates (other than Certificates representing a share of Huntsman Common Stock canceled in accordance with Section 3.01(a) or 3.02(a)) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 3.03(g)) to the Exchange Agent, and which shall be in such form and shall have such other provisions as Olin and Huntsman may reasonably agree) and (y) instructions for use in effecting the surrender of the Certificates to the Exchange Agent.

(ii) With respect to Certificates, upon delivery of a letter of transmittal as contemplated in subsection (i) of this Section 3.03(b), duly completed and validly executed in accordance with such letter’s instructions (and such other documents as reasonably required by the Exchange Agent), together with surrender of a Certificate to the Exchange Agent (or an affidavit of loss in lieu of a Certificate as provided in Section 3.03(g)), the holder of record of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, for each share of Huntsman Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.03, each Certificate (other than Certificates representing a share of Huntsman Common Stock canceled in accordance with Section 3.01(a) or 3.02(a)) shall be deemed at any time after the Conversion Time to represent only the right to receive the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III.

(iii) With respect to Certificates, if payment of the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, Olin may cause the Exchange Agent to pay or issue the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends to such Person only if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Exchange Agent that any applicable stock transfer or similar Taxes required by reason of the payment of the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends to a Person other than the registered holder of the Certificate surrendered have been paid or are not applicable.

(c) Payment Procedures for Book-Entry Shares.

(i) The Persons who were, at the Conversion Time, holders of Book-Entry Shares (other than shares of Huntsman Common Stock canceled in accordance with Section 3.01(a) or 3.02(a)(ii)) shall not be required to take any action with respect to the exchange of their Book-Entry Shares for the Merger Consideration.

(ii) With respect to Book-Entry Shares not held through the Depository Trust Company (“DTC”), as promptly as reasonably practicable after the Conversion Time, Olin shall cause the Exchange Agent to deliver to the holder of record of such Book-Entry Shares (A) a statement reflecting the number of shares of Olin Common Stock issued to such holder as Merger Consideration in the name of such holder and (B) by check or wire transfer, the amount of any Fractional Share Consideration and any Unpaid Dividends, in each case that such holder has the right to receive pursuant to this Article III, as well as appropriate materials advising the holder of the completion of the Closing.

(iii) With respect to Book-Entry Shares held through DTC, Huntsman and Olin shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable after the Conversion Time, upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III.

(iv) With respect to Book-Entry Shares, payment of the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of Huntsman as of the Conversion Time.

(d) Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Olin Common Stock will be issued as Merger Consideration upon the conversion of shares of Huntsman Common Stock pursuant to Section 3.01(b) or 3.02(a)(iii). In lieu of any such fractional shares, each holder of record of Certificates or Book-Entry Shares who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of Olin Common Stock to which such holder would, but for this Section 3.03(d), be entitled under Section 3.01(b) or 3.02(a)(iii) and (ii) an amount equal to the average of the VWAP Price on each of the five consecutive Trading Days ending on (and including) the first Trading Day immediately prior to the Closing Date. No holder of shares of Huntsman Common Stock shall be entitled by virtue of the right to receive the Fractional Share Consideration to any dividends, voting rights or any other rights in respect of any fractional share of Olin Common Stock. The payment of the Fractional Share Consideration is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

(e) Distributions with Respect to Un-surrendered Shares. All shares of Olin Common Stock to be issued as Merger Consideration shall be deemed issued and outstanding as of the Conversion Time. Whenever a dividend or other distribution is declared by Olin in respect of the Olin Common Stock, the record date for which is at or after the Conversion Time, that declaration shall include dividends or other distributions in respect of all shares of Olin Common Stock to be issued as Merger Consideration pursuant to this Agreement. No dividends or other distributions in respect of shares of Olin Common Stock shall be paid to any holder of any un-surrendered Certificate (including in respect of any Book-Entry Shares held by such holder) or any Book-Entry Shares until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 3.03(g)) or Book-Entry Share, as applicable, is surrendered for exchange in accordance with this Article III. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Olin Common Stock issued in exchange for the Certificates (and any Book-Entry Shares held by such holder) or the Book-Entry Shares, as applicable, in accordance with this Article III, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Conversion Time theretofore payable with respect to such whole shares of Olin Common Stock and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Olin Common Stock with a record date after the Conversion Time and prior to surrender, but with a payment date subsequent to surrender. Each holder of Book-Entry Shares of Olin Common Stock shall be entitled to vote after the Conversion Time at any meeting of Olin shareholders with a record date at or after the Conversion Time the number of whole shares of Olin Common Stock into which the shares represented by such Book-Entry Shares of Olin Common Stock have been exchanged pursuant to this Article III, regardless of whether such holder has exchanged any Certificates also held by such holder.

(f) Transfer Books; No Further Ownership Rights. The Merger Consideration issued or paid in respect of the Huntsman Common Stock in accordance with the terms of this Article III shall be deemed to have been issued or paid in full satisfaction of all ownership rights in such Equity Interests, and at the Conversion Time, the transfer books of Huntsman shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Equity Interests in Huntsman that were outstanding immediately prior to the Conversion Time. From and after the Conversion Time, the holders of shares of Huntsman Common Stock outstanding immediately prior to the Conversion Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 3.03(h), if, at any time after the Conversion Time, Certificates or Book-Entry Shares are presented to the Combined Company for any reason, they shall be canceled and exchanged as provided in this Article III.

(g) Lost, Stolen or Destroyed Certificates. Subject to Section 3.03(j), if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Combined Company or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Combined Company may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or, if the Exchange Fund has terminated, the Combined Company will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, for each share of Huntsman Common Stock formerly represented by such Certificate.

(h) Termination of Exchange Fund. At any time following 180 days after the Conversion Time, the Combined Company shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which has not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look only to the Combined Company for, and the Combined Company shall remain liable for, payment of their claims for the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends that such holder has the right to receive in accordance with this Article III. Notwithstanding the foregoing, any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Combined Company or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by the Combined Company. Any interest and other income resulting from such investments shall be paid to the Combined Company. To the extent, for any reason, the amount in the Exchange Fund is below that required to make prompt payment of the aggregate cash payments contemplated by this Article III, the Combined Company shall promptly replace, restore or supplement the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payments of the aggregate cash payments contemplated by this Article III.

(j) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties, the Combined Company, the Exchange Agent, or, if applicable, the Initial Surviving Company or the Final Surviving Company shall be liable to any Person for the Merger Consideration (including any Fractional Share Consideration) and any Unpaid Dividends, in each case to be issued or paid in accordance with this Article III, properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.

(k) Withholding Rights. Each of Olin, Huntsman, the Surviving Corporation, First Merger Sub, Second Merger Sub, the Exchange Agent, and, if applicable, the Initial Surviving Company and the Final Surviving Company (in each case, without duplication) shall be entitled to deduct and withhold, or to cause the applicable withholding agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. If a portion of the shares of Olin Common Stock otherwise deliverable to a Person is deducted and withheld hereunder, the applicable withholding agent shall be treated as having sold such shares of Olin Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding and paid such cash proceeds to the applicable Governmental Authority.

Section 3.04 No Appraisal or Dissenters’ Rights. Under Section 262(b) of the DGCL, no appraisal or dissenters’ rights shall be available to holders of Huntsman Common Stock with respect to the Direct Merger, the First Subsidiary Merger or the other Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUNTSMAN

Huntsman hereby represents and warrants to the Olin Parties that the statements contained in this Article IV are true and correct except as set forth in (a) the publicly available Huntsman SEC Documents and SEC filings made by Huntsman International LLC filed on or after January 1, 2024 and at least one Business Day prior to the date of this Agreement (the “Filed Huntsman SEC Documents”) (excluding any disclosures in any “Risk Factors” section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, in each case, other than statements of historical fact included therein and including, for the avoidance of doubt, all exhibits thereto and information incorporated therein), or (b) the corresponding sections or subsections of the disclosure letter delivered by Huntsman to Olin at or before the time of entering into this Agreement (the “Huntsman Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Huntsman Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to qualify (i) the section or subsection of this Agreement to which it corresponds in number and (ii) each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection) (provided that the representations and warranties in this Article IV (except in the case of Sections 4.01 (Organization, Standing and Power), 4.03 (Subsidiaries) and 4.05(a)(i)(B) (No Conflicts; Consents)) with respect to the Huntsman Subsidiaries that are Huntsman Consolidated Owned JVs shall be given solely to the extent of the Knowledge of Huntsman).

Section 4.01 Organization, Standing and Power. Huntsman and each Huntsman Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of Huntsman Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. Huntsman and each Huntsman Subsidiary (a) has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or license, in each case, except where the failure to be so qualified or licensed, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. Prior to the date of this Agreement, Huntsman has made available to Olin true and complete copies of the amended and restated certificate of incorporation of Huntsman in effect as of the date of this Agreement (as may be further amended from time to time, the “Huntsman Charter”) and the amended and restated by-laws of Huntsman in effect as of the date of this Agreement (as may be further amended from time to time, the “Huntsman By-Laws”).

Section 4.02 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Huntsman consists of 1,200,000,000 shares of Huntsman Common Stock and 100,000,000 shares of preferred stock, par value $0.01 (“Huntsman Preferred Stock”). At the close of business on June 12, 2026 (the “Huntsman Capitalization Date”), (i) 175,385,274 shares of Huntsman Common Stock were issued and outstanding (which number includes 1,972,166 shares of Huntsman Restricted Stock), (ii) no shares of Huntsman Preferred Stock were issued or outstanding and (iii) 50,045,909 shares of Huntsman Common Stock were reserved for issuance under the Huntsman Stock Plans, of which (A) 1,743,581 shares of Huntsman Common Stock were issuable upon the exercise of outstanding Huntsman Stock Options (whether or not presently exercisable), (B) 455,945 shares of Huntsman Common Stock were subject to outstanding Huntsman Phantom Shares, (C) 2,041,154 and 4,911,868 shares of Huntsman Common Stock were subject to outstanding Huntsman PSUs (at target and maximum performance levels, respectively) and (D) 185,824 shares of Huntsman Common Stock were subject to outstanding Huntsman DSUs. Except as set forth in this Section 4.02, at the close of business on the Huntsman Capitalization Date, no Equity Interests of Huntsman were authorized, issued, reserved for issuance or outstanding. No shares of capital stock of Huntsman are held by any Subsidiary of Huntsman.

(b) From the close of business on the Huntsman Capitalization Date to the date of this Agreement, there have been no issuances by Huntsman of any Equity Interest of Huntsman, other than the issuance of Huntsman Common Stock upon the vesting and settlement or exercise of Huntsman Equity Awards outstanding at the close of business on the Huntsman Capitalization Date and in accordance with their respective terms and the terms of Huntsman Benefit Plans in effect at such time. All outstanding shares of Huntsman Common Stock are, and, at the time of issuance, all such shares issued in accordance with the terms of Huntsman Stock Plans will be, (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free and clear of any Lien (except Liens on transfer imposed under applicable securities Laws) and (iii) not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Huntsman Charter, the Huntsman By-Laws or any Contract to which Huntsman is subject or party to or otherwise bound.

(c) Except as set forth in this Section 4.02, as of the date of this Agreement, there are no:

(i) preemptive or other outstanding rights that obligate Huntsman to issue, deliver or sell, or give any Person a right to subscribe for or acquire from Huntsman, any Equity Interests of Huntsman (except for Huntsman Equity Awards in accordance with their respective terms and conditions in effect as of the date of this Agreement);

(ii) outstanding obligations of Huntsman to directly or indirectly amend, redeem, repurchase or otherwise acquire any Equity Interests of Huntsman, except for (A) the acquisition by Huntsman of shares of Huntsman Common Stock in connection with the surrender of shares of Huntsman Common Stock by holders of Huntsman Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Huntsman Common Stock to satisfy Tax obligations with respect to Huntsman Equity Awards and (C) the acquisition by Huntsman of Huntsman Equity Awards in connection with the forfeiture of such awards or rights, in the case of each of clauses (A) through (C) in accordance with the terms and conditions of the applicable award agreements and the Huntsman Benefit Plans in effect as of the date of this Agreement;

(iii) Contracts, to which Huntsman is subject or party to or otherwise bound, with respect to the voting, transfer or registration of any Equity Interests of Huntsman or with respect to the election, designation or nomination of any director of Huntsman;

(iv) bonds, debentures, notes or other Indebtedness of Huntsman the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which stockholders of Huntsman may vote (collectively, “Huntsman Voting Debt”); or

(v) “poison pill” or similar equityholder rights plan in effect to which Huntsman is subject or party to or otherwise bound.

Section 4.03 Huntsman Subsidiaries. All outstanding shares of capital stock, voting securities or other equity, ownership or voting interests in each Huntsman Subsidiary: (a) have been duly authorized, validly issued, fully paid and nonassessable; and (b) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the DLLCA or equivalent Law of its jurisdiction of organization, the Organizational Documents of such Subsidiary or any Contract to which Huntsman or any Huntsman Subsidiary are, or, to the Knowledge of Huntsman, a stockholder of such Subsidiary is, subject, party to or otherwise bound.

Section 4.04 Authority; Execution and Delivery; Enforceability.

(a) Huntsman has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the Direct Merger or the Subsidiary Mergers, as applicable, to the receipt of the Huntsman Stockholder Approval. The Huntsman Board has unanimously (i) determined that it is fair to, and in the best interests of, Huntsman and its stockholders, and declared it advisable, that Huntsman enter into this Agreement and consummate the Direct Merger or the Subsidiary

Mergers, as applicable, and the other Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions, including the Direct Merger or the Subsidiary Mergers, as applicable, (iii) adopted resolutions recommending that Huntsman’s stockholders adopt this Agreement (the “Huntsman Recommendation”) and (iv) directed that this Agreement, the Direct Merger, the Subsidiary Mergers and the other Transactions be submitted to Huntsman’s stockholders for adoption and approval at a duly held meeting of such stockholders for such purpose (the “Huntsman Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the adoption and approval of this Agreement, the Direct Merger and the Subsidiary Mergers by the affirmative vote of the holders of a majority of the outstanding shares of Huntsman Common Stock entitled to vote thereon (the “Huntsman Stockholder Approval”), no other corporate proceedings (other than obtaining the approvals and making the filings contemplated by Section 4.05(b)(iii)) on the part of Huntsman are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Huntsman and, assuming the due authorization, execution and delivery by the Olin Parties, constitutes a valid and binding agreement of Huntsman, enforceable against Huntsman in accordance with its terms, in each case except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

(b) The Huntsman Board has taken all necessary actions so that no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulations (each, a “Takeover Statute”) is applicable to this Agreement, the Huntsman Voting and Support Agreement and the Transactions.

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by Huntsman of this Agreement does not, and the performance by Huntsman of its obligations hereunder and the consummation of the Transactions will not, (i) assuming that the Huntsman Stockholder Approval is obtained, conflict with, or result in any violation of any provision of, (A) the Huntsman Charter or the Huntsman By-Laws or (B) the comparable Organizational Documents of any Huntsman Subsidiary, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of Huntsman or any Huntsman Subsidiary under, any provision of any Huntsman Material Contract to which Huntsman or any Huntsman Subsidiary is a party or by which any of their respective properties or assets are bound or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 4.05(b), any Judgment or any Law, in each case applicable to Huntsman or any Huntsman Subsidiary or their respective properties or assets (assuming that the Huntsman Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of Huntsman to consummate the Transactions.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Authority is required to be obtained or made by or with respect to Huntsman or any Huntsman Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the registration statement on Form S-4 in connection with the issuance by Olin of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions, (ii) compliance with and filings under the HSR Act, other Antitrust Laws and Foreign Investment Laws, (iii) the filing of (x) if the Direct Merger is effected, the Virginia Articles of Merger with the VSCC and the Direct Merger Certificate of Merger with the Secretary of State (and any franchise tax report required in connection therewith) or (y) if the Subsidiary Mergers are effected, the Certificates of Merger with the Secretary of State (and any franchise tax report required in connection therewith) and, in either case, the submission of appropriate documents with the relevant authorities of other jurisdictions in which Huntsman and Olin, or their respective Subsidiaries, are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Olin Common Stock to be issued in connection with the Transactions, (v) such filings with and approvals of NYSE as may be required to permit the consummation of the Transactions and the listing of the shares of Olin Common Stock to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of Huntsman to consummate the Transactions.

Section 4.06 SEC Documents.

(a) Huntsman has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and other documents (including exhibits thereto and information incorporated therein) required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2024 (such documents filed with or furnished to the SEC since such date, including those filed with or furnished to the SEC subsequent to the date of this Agreement (but excluding the Joint Proxy Statement and the Form S-4, each as may be amended or supplemented), in each case as may be amended or supplemented, the “Huntsman SEC Documents”).

(b) Each Huntsman SEC Document, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. Each Huntsman SEC Document, as of the time of its filing (or, if amended or supplemented prior to the date of this Agreement, then at the time of such amendment or supplement), did not, and any

Huntsman SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will not at the time of its filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Huntsman SEC Documents and none of the Huntsman SEC Documents is, to the Knowledge of Huntsman, the subject of ongoing SEC review.

(c) Huntsman is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(d) Huntsman maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Huntsman in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Huntsman’s filings with the SEC under the Exchange Act. Huntsman maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As of the date hereof, neither Huntsman nor, to Huntsman’s Knowledge, Huntsman’s independent registered public accounting firm has identified or been made aware of (i) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Huntsman’s internal controls over financial reporting that would reasonably be expected to adversely affect in any material respect Huntsman’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Huntsman’s internal control over financial reporting. Huntsman has made available to Olin (A) either materials relating to or a summary of any disclosure of matters described in clause (i) or (ii) in the preceding sentence made by management of Huntsman to its auditors and the audit committee of the Huntsman Board on or after January 1, 2024 and prior to the date hereof and (B) any material communication on or after January 1, 2024 and prior to the date hereof made by management of Huntsman or its auditors to the audit committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

(e) Each of the consolidated balance sheets included in or incorporated by reference into Huntsman SEC Documents (including the related notes and schedules) fairly presents or, in the case of Huntsman SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Huntsman and the Huntsman Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, comprehensive (loss) income, equity and cash flows included in or incorporated by reference into Huntsman SEC Documents (including any related notes and schedules) fairly presents, or, in the case of Huntsman SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Huntsman and the Huntsman Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f) No Huntsman Subsidiary other than Huntsman International LLC is required to file periodic reports with the SEC pursuant to the Exchange Act.

Section 4.07 Information Supplied. None of the information supplied or to be supplied by Huntsman for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading or (b) the Joint Proxy Statement will, at the date it is first distributed to each of Huntsman’s stockholders and Olin’s shareholders or at the time of each of Huntsman Stockholders Meeting and Olin Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Huntsman with respect to statements made or incorporated by reference therein based on information supplied by any Olin Party for inclusion or incorporation by reference therein.

Section 4.08 Absence of Certain Changes or Events.

(a) Since December 31, 2025 (the “Balance Sheet Date”), there has not occurred any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Huntsman Material Adverse Effect.

(b) From the Balance Sheet Date to the date of this Agreement, except for the execution and performance of this Agreement, Huntsman and the Huntsman Subsidiaries have carried on and conducted their respective businesses in all material respects in the ordinary course of business.

(c) From the Balance Sheet Date to the date of this Agreement, except for the execution and performance of this Agreement, Huntsman and the Huntsman Subsidiaries have not taken any action that, if taken after the date of this Agreement, would require the consent of Olin pursuant to the terms of any of Section 6.01(a)(ii), (iii), (vi), (vii), (xiii), (xvi), (xvii), (xix) or, solely to the extent related to the foregoing, (xx).

Section 4.09 Taxes.

(a) Except as to the matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect:

(i) Huntsman and each Huntsman Subsidiary (A) have duly and timely (taking into account valid extensions) filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are true and complete, (B) have paid all Taxes that are required to be paid (whether or not shown on any Tax Return), (C) have withheld and paid over to the appropriate Governmental Authority all Taxes that Huntsman or Huntsman Subsidiary was obligated to withhold from amounts owing to any employee, creditor or third party and (D) have complied with all information reporting and record retention requirements with respect to the foregoing matters;

(ii) no deficiency with respect to Taxes has been proposed, asserted or assessed, in each case, in writing, against Huntsman or any Huntsman Subsidiary that has not been either fully paid or adequately reserved against in accordance with GAAP in the balance sheets included in the Filed Huntsman SEC Documents;

(iii) neither Huntsman nor any Huntsman Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect other than, in each case, any such extension or waiver that is granted automatically or obtained in the ordinary course of business;

(iv) there are no pending or, to the Knowledge of Huntsman, threatened audits, examinations, investigations or other proceedings in respect of Taxes of Huntsman or any Huntsman Subsidiary;

(v) neither Huntsman nor any Huntsman Subsidiary (A) is or has been a member of an affiliated, consolidated or unitary group for Tax purposes (other than a group the common parent of which is or was Huntsman or any of its Subsidiaries), (B) is a party to or has any obligation under any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than (x) any customary Tax indemnification provisions in ordinary course commercial agreements or agreements that are not primarily related to Taxes or (y) agreements exclusively between or among Huntsman and its wholly owned Subsidiaries), or (C) has any liability for Taxes of any Person (other than Huntsman or any of its wholly owned Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor;

(vi) there are no Liens for Taxes upon any property or assets of Huntsman or any Huntsman Subsidiary, except for Permitted Liens; and

(vii) no unresolved claim has been made in writing by any Governmental Authority in a jurisdiction where Huntsman or any Huntsman Subsidiary has not filed a Tax Return that Huntsman or the applicable Huntsman Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Neither Huntsman nor any Huntsman Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(c) During the two-year period ending on the date of this Agreement, neither Huntsman nor any Huntsman Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax deferral (in whole or in part) under Section 355 of the Code.

(d) As of the date of this Agreement, neither Huntsman nor any Huntsman Subsidiary has taken, or agreed to take, any action or knows of any fact that could reasonably be expected to prevent or impede either the Direct Merger or the Subsidiary Mergers from qualifying for the Intended Tax Treatment.

Section 4.10 Benefits Matters.

(a) Section 4.10(a) of the Huntsman Disclosure Letter sets forth a list of each material Huntsman Benefit Plan as of the date of this Agreement (other than individual agreements that do not materially deviate from the forms made available to Olin prior to the execution of this Agreement and that have been disclosed in Section 4.10(a) of the Huntsman Disclosure Letter). Prior to the execution of this Agreement, Huntsman has made available all current plan documents and all material amendments thereto with respect to each Huntsman Benefit Plan required to be set forth on Section 4.10(a) of the Huntsman Disclosure Letter.

(b) Each Huntsman Benefit Plan that is subject to and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of Huntsman, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(c) Huntsman and the Huntsman Subsidiaries, and the Huntsman Benefit Plans, are in compliance with all Laws relating to the Huntsman Benefit Plans (including, if applicable, ERISA and the Code) and the provision of compensation and benefits, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. Neither Huntsman nor any Huntsman Subsidiary has received notice of, and, to the Knowledge of Huntsman, there are no pending material Actions (except for routine claims for benefits) or termination proceedings with respect to any Huntsman Benefit Plan, and, to the Knowledge of Huntsman, no facts exist which would reasonably be expected to give rise to any such Action or termination proceeding, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(d) No Huntsman Benefit Plan is, and neither Huntsman nor any Huntsman ERISA Affiliate has ever contributed to, or been obligated to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in 29 C.F.R. Section 4001.02) or a plan subject to Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law) or (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code).

(e) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect, (i) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Huntsman or any Huntsman Subsidiary or any Huntsman ERISA Affiliate, (ii) no notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Section 4043.33 or 4043.66, has been required to be filed for any Huntsman Benefit Plan that is subject to ERISA and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Huntsman Pension Plan”) or any employee pension benefit plan maintained or sponsored by any Huntsman ERISA Affiliate and (iii) with respect to any Huntsman Pension Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (1) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (2) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by Huntsman or any Huntsman Subsidiary or any Huntsman ERISA Affiliate and (3) the PBGC has not instituted proceedings to terminate any such Huntsman Pension Plan.

(f) All contributions required to be made by Huntsman or any Huntsman Subsidiary under each Huntsman Benefit Plan have been timely made and all obligations in respect of each Huntsman Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Filed Huntsman SEC Documents, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(g) Section 4.10(g) of the Huntsman Disclosure Letter sets forth all obligations of Huntsman and any Huntsman Subsidiary for material retiree health or life benefits under any of the Huntsman Benefit Plans or any Collective Bargaining Agreement, except as required by Section 4980B of the Code, Section 601 of ERISA or other applicable Law.

(h) All Huntsman Benefit Plans that are maintained outside of the United States that provide benefits in respect of any current or former employee of Huntsman or any Huntsman Subsidiary who is primarily based outside of the United States (i) have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special Tax treatment, meet all the requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in the case of each of clauses (i) through (iii) except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(i) None of the execution and delivery of this Agreement, the obtaining of stockholder approval of this Agreement or the consummation of the Transactions will (whether alone or in connection with any other event) (i) result in any compensatory payment (whether in the form of cash, property or the vesting of property) or benefit becoming due, or increase the amount of any such payment or benefit, to any current or former director, officer, employee, consultant or other individual service provider of Huntsman or any Huntsman Subsidiary (or any dependent or beneficiary thereof); (ii) result in the acceleration of the time of payment, funding (through a grantor trust or otherwise), forgiveness of debt, vesting or exercisability of any payment, right or benefit to any current or former director, officer, employee, consultant or other individual service provider of Huntsman or any Huntsman Subsidiary (or any dependent or beneficiary thereof); (iii) limit Huntsman’s or any Huntsman Subsidiary’s right to amend, modify or terminate any Huntsman Benefit Plan or related trust; or (iv) result in the payment of any amount by Huntsman or any Huntsman Subsidiary that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Neither Huntsman nor any Huntsman Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred, including pursuant to Section 409A, 280G or 4999 of the Code.

(k) Each Huntsman Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(l) The terms of the Huntsman Stock Plans, the Huntsman Benefit Plans and the underlying award agreements permit the treatment described in Section 7.05.

Section 4.11 Labor Matters.

(a) From January 1, 2024 to the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect, neither Huntsman nor any Huntsman Subsidiary (i) has been the subject of any unfair labor practice, labor dispute (other than routine individual grievances), labor arbitration, or any Action seeking to compel Huntsman or any Huntsman Subsidiary to bargain with any labor union or labor organization or (ii) has been subject to or threatened with any strikes, walkouts, work stoppages, slow-downs, picketing, handbilling or lockouts. From January 1, 2024 to the date of this Agreement, no union organizing efforts have occurred or, to the Knowledge of Huntsman, been threatened with respect to persons employed by Huntsman or any Huntsman Subsidiary.

(b) Section 4.11(b) of the Huntsman Disclosure Letter sets forth all Collective Bargaining Agreements in effect to which Huntsman or any Huntsman Subsidiary is party to or bound by. True and complete copies of all such Collective Bargaining Agreements have been made available to Olin prior to the execution of this Agreement.

(c) Huntsman and each Huntsman Subsidiary is, and has been since January 1, 2024, in compliance with all applicable Laws and Judgments governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification (including the classification of independent contractors and exempt and non-exempt employees), leasing of employees, co-employment of individuals, immigration, collective bargaining, discrimination, harassment, retaliation, civil rights, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee leave issues, employee trainings and notices, COVID-19, affirmative action, unemployment insurance, safety and health and workers’ compensation except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. Huntsman does not have any requirement under any

Collective Bargaining Agreement or applicable Law to provide notice to, or to enter into any consultation procedure with, any labor union or other organization in connection with the execution of this Agreement or the Transactions, except where the failure to provide such notice or enter into such consultation procedure, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(d) Neither Huntsman nor any of the Huntsman Subsidiaries is a party to a settlement agreement with a director or executive officer that involves allegations relating to sexual harassment, unlawful discrimination or other similar misconduct made by any current or former employee or independent contractor of Huntsman or a Huntsman Subsidiary against such individual, in each case, entered into since January 1, 2024. To the Knowledge of Huntsman, since January 1, 2024, no allegations of sexual harassment, unlawful discrimination or other similar misconduct have been made in writing against any director or executive officer by any employee or independent contractor of Huntsman or a Huntsman Subsidiary against such individual.

Section 4.12 Litigation; Undisclosed Liabilities.

(a) There is no, and since January 1, 2024, there has been no, Judgment outstanding against or, to the Knowledge of Huntsman, investigation by any Governmental Authority involving Huntsman or any Huntsman Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Huntsman Material Adverse Effect. There are no Actions pending or, to the Knowledge of Huntsman, threatened against Huntsman or any Huntsman Subsidiary, any of their respective properties or assets or any present or former officer or director of Huntsman or any Huntsman Subsidiary except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(b) There are no liabilities or obligations of Huntsman or any of the Huntsman Subsidiaries, whether or not accrued, contingent or otherwise, other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Huntsman as of the Balance Sheet Date and the notes thereto set forth in Huntsman’s annual report on Form 10-K for the year ended December 31, 2025; (ii) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, none of which result from a claim of infringement, misappropriation or breach of contract; (iii) liabilities or obligations arising out of this Agreement or the Transactions (and which do not arise out of a breach by Huntsman of any representation or warranty in this Agreement); and (iv) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(c) There is no, and since January 1, 2024, there have been no, internal investigations conducted by Huntsman Board (or any committee thereof), any compliance officer of Huntsman or any auditor or legal counsel at the request of any of the foregoing concerning any alleged improper, wrongful or fraudulent financial, accounting or tax matter or practice, or any conflict of interest, illegal activity, fraudulent or deceptive conduct or malfeasance issues, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

Section 4.13 Compliance with Applicable Laws; Permits.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect, (i) Huntsman and the Huntsman Subsidiaries are, and since January 1, 2024, have been, in compliance with all Laws and Judgments applicable to their businesses, operations, properties or assets, and (ii) there is no, and since January 1, 2024, there has been no, Action pending or, to the Knowledge of Huntsman, threatened alleging that Huntsman or a Huntsman Subsidiary is not in compliance with any applicable Law or Judgment.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect, (i) Huntsman and the Huntsman Subsidiaries hold all Permits necessary to conduct their respective businesses as currently conducted, (ii) the operation of the business of Huntsman and each Huntsman Subsidiary as currently conducted is not, and has not been since January 1, 2024, in default or violation of, nor are Huntsman or any Huntsman Subsidiary in default or violation under, any Permits and, to the Knowledge of Huntsman, no event has occurred which would constitute a default or violation of any Permit and (iii) all Permits necessary to conduct the respective businesses of Huntsman and the Huntsman Subsidiaries as currently conducted are in full force and effect.

Section 4.14 Anti-Corruption; Sanctions; Anti-Money Laundering.

(a) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to Huntsman and the Huntsman Subsidiaries, taken as a whole, Huntsman, the Huntsman Subsidiaries and, to the Knowledge of Huntsman, their respective officers, directors, employees and agents are in compliance with, and since January 1, 2021, have complied with: (i) the provisions of the FCPA applicable to Huntsman, the Huntsman Subsidiaries and such officers, directors, employees and agents, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws applicable to Huntsman and the Huntsman Subsidiaries in each jurisdiction they operate or have operated and in which any agent thereof is conducting or has conducted business on behalf of Huntsman or any Huntsman Subsidiary.

(b) Huntsman and the Huntsman Subsidiaries have instituted and maintain and enforce policies and procedures designed to ensure compliance with the FCPA and other applicable anti-bribery and anti-corruption Laws, in each case, as required by applicable Laws.

(c) Neither Huntsman nor any Huntsman Subsidiary, nor, to the Knowledge of Huntsman, any director, manager, employee or agent of Huntsman or any Huntsman Subsidiary (in his or her capacity as a director, manager, employee or agent of Huntsman or any Huntsman Subsidiary), is, or since January 1, 2021, has been, subject to any actual, pending or, to the Knowledge of Huntsman, threatened Action, or, since January 1, 2021, has made any voluntary disclosures to any Governmental Authority, involving Huntsman or any Huntsman Subsidiary relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws, except for such Actions and voluntary disclosures that, individually or in the aggregate, has not been and would not reasonably be expected to be material to Huntsman and the Huntsman Subsidiaries, taken as a whole.

(d) Except as set forth in Schedule 4.14:

(i) (i) Without limiting the generality of the foregoing, Huntsman and each Huntsman Subsidiary is in compliance in all respects with, and (x) since January 1, 2021, has complied in all respects with, Trade Control Regulations, and (y) since January 1, 2021, has complied in all respects with Sanctions Regulations, except for such non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to Huntsman and the Huntsman Subsidiaries, taken as a whole.

(ii) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to Huntsman and the Huntsman Subsidiaries, taken as a whole, neither Huntsman nor any Huntsman Subsidiary, nor, to the Knowledge of Huntsman, any director, manager, employee or agent of Huntsman or any Huntsman Subsidiary (in his or her capacity as a director, manager, employee or agent of Huntsman or any Huntsman Subsidiary), (A) is or has been, subject to any actual, pending or, to the Knowledge of Huntsman, threatened, Action, or has made any voluntary disclosures to any Governmental Authority, involving Huntsman or any Huntsman Subsidiary relating to (x) the Trade Control Regulations or (y) Sanctions Regulations, since January 1, 2021 or (B) makes, or since January 1, 2021, has made, any sales to, or engages, or has engaged, in transactions, dealings or other business activities with or for the benefit of, directly or indirectly, any Persons or jurisdictions that are the subject or target of any Sanctions Regulations in violation of Sanctions Regulations, including (1) any Person listed in any Sanctions Regulations-related list of designated Persons, (2) any Person located, organized, or resident in a jurisdiction that is the subject or target of any Sanctions Regulations, (3) the government of a jurisdiction that is the subject or target of any Sanctions Regulations, or (4) any Person 50% or more owned or, where relevant under applicable Sanctions Regulations, controlled by any Person or Persons described in clauses (1), (2) or (3), or acting for or on behalf of such Person or Persons, in each case under this clause (B), in violation thereof.

Section 4.15 Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect:

(a) Huntsman and the Huntsman Subsidiaries are, and since January 1, 2021, have been, in compliance with all Environmental Laws, and neither Huntsman nor any Huntsman Subsidiary has received any written (i) notice from a Governmental Authority or other Person that alleges that Huntsman or any Huntsman Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law, or is in serious violation of the Occupational Safety and Health Act (“OSHA”) or any equivalent state statute, in connection with the operations or business of Huntsman or any Huntsman Subsidiary or (ii) request for information from a Governmental Authority in connection with an actual or alleged violation or liability pursuant to any Environmental Law, except, in each case of clauses (i) and (ii), for any matters that have been fully and finally resolved;

(b) Huntsman and the Huntsman Subsidiaries have obtained, maintained, and since January 1, 2021, have been in compliance with, all Permits required pursuant to any Environmental Law for their respective businesses, operations and occupation of their facilities and, to the Knowledge of Huntsman, all such Permits are valid and in full force and effect;

(c) there are no Environmental Claims (i) pending or, to the Knowledge of Huntsman, threatened against Huntsman or any Huntsman Subsidiary or (ii) to the Knowledge of Huntsman, pending or threatened against any third party where (A) Huntsman or any Huntsman Subsidiary has expressly agreed to indemnify such third party contractually for the subject of such Environmental Claims and (B) Huntsman or any Huntsman Subsidiary has received written notice from such third party of a request for indemnification;

(d) there is no Judgment by or with any Governmental Authority pursuant to Environmental Law under which Huntsman or any Huntsman Subsidiary has any outstanding obligations;

(e) there has been no Release of, treatment, storage, handling, arrangement for disposal or transportation of, or exposure of any Person to, any Hazardous Material, in each such case, that has or would reasonably be expected to give rise to any Environmental Claim or Judgment pursuant to Environmental Law against, or any other liability or obligation pursuant to Environmental Law on the part of, Huntsman or any Huntsman Subsidiary, including with respect to any notification, reporting, investigation or remediation relating to any Hazardous Material; and

(f) neither Huntsman nor any Huntsman Subsidiary has expressly retained or assumed contractually, or provided an indemnity with respect to, any liabilities of any other Person arising under or pursuant to Environmental Law.

Section 4.16 Contracts.

(a) Section 4.16 of the Huntsman Disclosure Letter sets forth a list as of the date of this Agreement of each Huntsman Material Contract. For purposes of this Agreement, “Huntsman Material Contract” means any Contract (including amendments, supplements and side letters thereto) to which either Huntsman or any Huntsman Subsidiary is a party or by which any of their respective properties or assets are bound, other than any Huntsman Benefit Plan and Contracts only among Huntsman and its wholly owned Subsidiaries, that:

(i) is required to be filed by Huntsman as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relates to the formation, creation, operation, governance, management or control of any partnership or joint venture, in each case, material to Huntsman and the Huntsman Subsidiaries, taken as a whole, other than with respect to any partnership or joint venture that is wholly owned by Huntsman or any wholly owned Huntsman Subsidiary;

(iii) involves the settlement of any Action or threatened Action (or series of related Actions) which (A) will involve payments by Huntsman or any Huntsman Subsidiary after the date hereof in excess of $30,000,000 or (B) will impose, or currently imposes, materially burdensome monitoring or reporting obligations on Huntsman or any Huntsman Subsidiary or material restrictions on Huntsman or any Huntsman Subsidiary (or, following the Conversion Time, on the Combined Company or its Subsidiaries);

(iv) is a Huntsman Real Property Lease;

(v) (x) pursuant to which Huntsman or any Huntsman Subsidiary grants or is granted a license, a covenant not to sue or consent to use, or (y) that materially and adversely affects the ability of Huntsman or any Huntsman Subsidiary to enforce, use, or license, in each case, any Intellectual Property that is material to Huntsman and the Huntsman Subsidiaries, taken as a whole, other than (A) non-exclusive licenses for commercially available off-the-shelf software, (B) any other non-exclusive licenses for Intellectual Property that are available on standard terms and generally commercially available, (C) Intellectual Property assignment and confidentiality agreements entered into with employees and independent contractors of Huntsman or any Huntsman Subsidiary, under which such employees or contractors assign rights in all developed Intellectual Property for or on behalf of Huntsman to Huntsman (or any of its Affiliates) and (D) Contracts containing non-exclusive licenses of Intellectual Property that are incidental to the primary purpose of the applicable Contract;

(vi) provides for Indebtedness of the type described in clause (a) or (b) of the definition thereof of Huntsman or any Huntsman Subsidiary, or any guarantees by Huntsman or any Huntsman Subsidiary of any such Indebtedness, in each case, having an outstanding or committed amount in excess of $150,000,000, whether secured or unsecured, other than Indebtedness solely between or among any of Huntsman and any of its wholly owned Subsidiaries;

(vii) is a Government Contract, which Contract is material to Huntsman and the Huntsman Subsidiaries, taken as a whole;

(viii) is (A) a material revenue-generating Contract with a Huntsman Top Customer, (B) a Contract with a Huntsman Top Supplier that provides for material payments by Huntsman or its Subsidiaries or (C) with a sole-source or single-source supplier of material tangible products, services or raw materials that are not readily available from other suppliers;

(ix) provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), business (whether by merger, sale of stock, sale of assets or otherwise) or real property, in each case, (A) with any outstanding “earn-out”, indemnification or deferred or contingent payment obligations that exceed or would reasonably be expected to exceed $10,000,000 or (B) at a purchase or sale price that exceeds or would reasonably be expected to exceed $10,000,000;

(x) is with an (A) executive officer or director of Huntsman (other than employment-related Contracts), (B) “affiliate” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or (C) “associate” (or members of their “immediate family”) (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or affiliate; or

(xi) is with a Huntsman Top Customer or Huntsman Top Supplier and contains provisions that (A) grant a “most favored nation” or most favored customer pricing to any Person, (B) prohibit in any material respect Huntsman or any Huntsman Subsidiary from competing in or conducting any line of business or (C) grant a right of exclusivity to any Person that prevents Huntsman or any Huntsman Subsidiary from entering any geographic territory, in each case other than (1) Contracts that can be terminated (including such restrictive provisions) by Huntsman or any Huntsman Subsidiary on less than 180 days’ notice without payment by Huntsman or any Huntsman Subsidiary of any material penalty and (2) license agreements for Intellectual Property limiting Huntsman’s and the Huntsman Subsidiaries’ use of such Intellectual Property to specified fields of use.

(b) True and complete copies of each Huntsman Material Contract in effect as of the date of this Agreement have been made available to Olin prior to the date of this Agreement.

(c) Each Huntsman Material Contract is, subject to the Bankruptcy and Equity Exception, valid and binding on Huntsman or any Huntsman Subsidiary, as the case may be and, to the Knowledge of Huntsman, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. Neither Huntsman nor any Huntsman Subsidiary nor, to the Knowledge of Huntsman, any other party is in breach of or in default under any Huntsman Material Contract, and no event has occurred that remains pending or unresolved that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder, in each case except for such breaches and defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect, as of the date of this Agreement, neither Huntsman nor any Huntsman Subsidiary has received written notice alleging a breach of or default under any Huntsman Material Contract or of an intent to terminate or amend the terms and conditions of such Huntsman Material Contract.

(d) Since January 1, 2024: (i) neither Huntsman, any Huntsman Subsidiary, nor any Principal (as defined at 48 C.F.R. § 52.209-5) of Huntsman or any Huntsman Subsidiary has been debarred or suspended from doing business with any Governmental Authority, no suspension or debarment action has been commenced or, to the Knowledge of Huntsman, threatened against Huntsman, any Huntsman Subsidiary, or any Principal of Huntsman or any Huntsman Subsidiary, and there exists no circumstances that would require Huntsman or any Huntsman Subsidiary to answer any of the questions at 48 C.F.R. § 52.209-5(a)(1) in the affirmative; (ii) no Governmental Authority has notified Huntsman or any Huntsman Subsidiary in writing or, to the Knowledge of Huntsman, through any other communication of any material breach or violation of any applicable Law or of any certification, representation, clause, provision or requirement of any Government Contract that in each case remains unresolved; (iii) neither Huntsman nor any Huntsman Subsidiary has received any written notice or, to the Knowledge of Huntsman, any other communication of any termination for default, cure notice or show cause notice pertaining to any Government Contract that in each case remains unresolved; (iv) neither Huntsman nor any Huntsman Subsidiary has received any written notice or, to the Knowledge of Huntsman, any other communication of any audits or investigations by any Governmental Authority with respect to a Government Contract or Government Bid that in each case remains unresolved (other than in the ordinary course of business); and (v) neither Huntsman nor any Huntsman Subsidiary has made any voluntary or mandatory disclosures to any Governmental Authority with respect to any irregularity, misstatement, overpayment or violation of applicable Law arising under or relating to any Government Contract or Government Bid, nor, to the Knowledge of Huntsman, has any violation occurred for which Huntsman or any Huntsman Subsidiary is required under applicable Law to make any such disclosure to a Governmental Authority except, in the case of each of clauses (i) through (v), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

Section 4.17 Real and Personal Properties.

(a) Huntsman or a Huntsman Subsidiary, as applicable, has good and marketable title to each Huntsman Owned Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(b) True and complete copies of each Huntsman Real Property Lease have been made available to Olin prior to the date of this Agreement. Huntsman or a Huntsman Subsidiary, as applicable, has a good and valid leasehold, subleasehold or licensee interest in each Huntsman Leased Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(c) Huntsman or a Huntsman Subsidiary, as applicable, is in exclusive possession of each Huntsman Real Property and no third party has a right to use or occupy all or any portion of any Huntsman Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. The Huntsman Real Property is, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Huntsman and the Huntsman Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. With respect to the Huntsman Real Property, (i) there are no outstanding options or rights of first refusal or offer for the benefit of a third party to purchase or lease all or any portion of any Huntsman Real Property, and (ii) there are no existing, pending, or threatened condemnation, eminent domain or other similar proceedings affecting all or any portion of any Huntsman Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

(d) Huntsman and each Huntsman Subsidiary has good and valid title to, or valid license or leasehold interests in, all its respective personal properties and assets (the “Huntsman Properties”), free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. The Huntsman Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Huntsman and the Huntsman Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect. Huntsman and each Huntsman Subsidiary has complied with the terms of all leases, subleases and licenses entitling it to use Huntsman Properties (the “Huntsman Leases”), and all Huntsman Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

Section 4.18 Customers and Suppliers.

(a) Section 4.18 of the Huntsman Disclosure Letter sets forth a list of (i) the top 10 customers of Huntsman and the Huntsman Subsidiaries, taken as a whole, measured by aggregate payments made by such customer during the fiscal year ended December 31, 2025 (each, a “Huntsman Top Customer”) and (ii) the top 10 suppliers, manufacturers or service providers of Huntsman and the Huntsman Subsidiaries, taken as a whole (other than any wholly owned Huntsman Subsidiary), measured by aggregate payments made by Huntsman or any Huntsman Subsidiary during the fiscal year ended December 31, 2025 (each, a “Huntsman Top Supplier”).

(b) Since the Balance Sheet Date through the date of this Agreement, none of Huntsman or any Huntsman Subsidiary has received from any Huntsman Top Customer or Huntsman Top Supplier written communications terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), materially altering the terms (or stating the intent to materially alter the terms) of such Huntsman Top Customer’s or Huntsman Top Supplier’s relationship with Huntsman or any Huntsman Subsidiary or alleging a material breach of the terms of any Contracts with such Huntsman Top Customer or Huntsman Top Supplier, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect.

Section 4.19 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect:

(a) Huntsman or a Huntsman Subsidiary, as applicable, solely owns all right, title and interest in and to the Huntsman Intellectual Property, free and clear of all Liens other than Permitted Liens. All Huntsman Registered Intellectual Property is subsisting and, to the Knowledge of Huntsman, valid and enforceable.

(b) Huntsman and the Huntsman Subsidiaries own or have valid licenses or rights to use all Intellectual Property that is necessary for the operation of the business of Huntsman and each Huntsman Subsidiary as currently operated, and such ownership or right to use such Intellectual Property will not be adversely affected by the execution and delivery of this Agreement, the obtaining of the Huntsman Stockholder Approval or the consummation of the Transactions.

(c) Neither Huntsman nor any Huntsman Subsidiary has, since January 1, 2024, (i) made any written claim to any Person alleging that such Person has infringed, misappropriated or otherwise violated any Huntsman Intellectual Property, or (ii) received any written claim from any Person alleging that Huntsman or any Huntsman Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of such Person and, to the Knowledge of Huntsman, no claims are threatened against Huntsman or any Huntsman Subsidiary (x) alleging that

Huntsman or any Huntsman Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any Person or (y) challenging the ownership, validity or enforceability of any Huntsman Registered Intellectual Property (or, to the Knowledge of Huntsman, any other Huntsman Intellectual Property). To the Knowledge of Huntsman, (i) since January 1, 2024, neither Huntsman nor any Huntsman Subsidiary has infringed, misappropriated or otherwise violated the Intellectual Property of any Person and (ii) no Person has, since January 1, 2024, infringed, misappropriated or otherwise violated any Huntsman Intellectual Property.

(d) Huntsman and the Huntsman Subsidiaries have taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Huntsman Intellectual Property and neither Huntsman nor any Huntsman Subsidiary has disclosed, delivered or licensed any Trade Secrets included in the Huntsman Intellectual Property to any third party, other than subject to valid, written nondisclosure or confidentiality obligations, which have not been breached by Huntsman or any Huntsman Subsidiary or, to the Knowledge of Huntsman, any other party thereto. To the Knowledge of Huntsman, there has been no unauthorized disclosure of any such Trade Secrets or other confidential information of Huntsman or the Huntsman Subsidiaries to any Person.

(e) Any current or former employee or independent contractor of Huntsman and each Huntsman Subsidiary who, either alone or with others, creates, develops or invents, or has created, developed or invented, any material Huntsman Intellectual Property has entered into a written agreement with Huntsman or such Huntsman Subsidiary, as applicable, that (x) obliges such employee or independent contractor to disclose such Huntsman Intellectual Property to Huntsman or such Huntsman Subsidiary, and (y) assigns all right, title, and interest in, to, and under such Huntsman Intellectual Property to Huntsman or such Huntsman Subsidiary, to the extent Huntsman or such Huntsman Subsidiary is not the owner of such Huntsman Intellectual Property by operation of law. No current or former employee or independent contractor of Huntsman or any Huntsman Subsidiary owns any rights in or to any Huntsman Intellectual Property.

Section 4.20 IT Systems. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect:

(a) Huntsman and the Huntsman Subsidiaries have implemented and maintained commercially reasonable security and other measures designed to protect the Huntsman IT Systems used in connection with the operation of the business of Huntsman and each Huntsman Subsidiary as currently conducted (the “Huntsman IT Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse and have in place commercially reasonable disaster recovery and security plans, and procedures relating to the Huntsman IT Systems, in each case, consistent with industry standards and in compliance with applicable Privacy Legal Requirements. To Huntsman’s Knowledge, since January 1, 2024, (i) there has been no unauthorized access to or unauthorized use of the Huntsman IT Systems and (ii) the Huntsman IT Systems have not malfunctioned or failed.

(b) The Huntsman IT Systems operate and perform in accordance with their documentation and functional specifications. The Huntsman IT Systems are reasonably sufficient for the operation of the business of Huntsman and the Huntsman Subsidiaries as currently conducted. To the Knowledge of Huntsman, none of the Huntsman IT Systems contain any material virus, “trojan horse”, worm or other code, software routine or instructions designed, intended or reasonably expected to result in or to permit unauthorized access to or to disable, erase or otherwise harm the Huntsman IT Systems or Personal Data Processed by Huntsman or any Huntsman Subsidiary.

Section 4.21 Data Security and Privacy. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect:

(a) Since January 1, 2024, (i) Huntsman and the Huntsman Subsidiaries have complied with all Privacy Legal Requirements and (ii) neither Huntsman nor any Huntsman Subsidiary has (A) been subject to any Action regarding its Processing of any Personal Data and there are no such Actions pending or, to the Knowledge of Huntsman, threatened related to any violation of applicable Privacy Legal Requirements or (B) notified, or been legally required to notify, any Person in connection with a breach, loss or disclosure of, or unauthorized access to, any Personal Data Processed by Huntsman or any Huntsman Subsidiary.

(b) To the Knowledge of Huntsman, the consummation and performance of this Agreement and the Transactions will not breach or otherwise cause any violation of any Privacy Legal Requirements that would result in any material constraint on the Processing of Personal Data for the operation of the business of Huntsman and each Huntsman Subsidiary as currently operated.

Section 4.22 Affiliate Transactions. Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Huntsman SEC Documents or (ii) any Huntsman Benefit Plans, as of the date of this Agreement, there are no Contracts between Huntsman or any Huntsman Subsidiary, on the one hand, and any (x) present executive officer or director of Huntsman, (y) Person that, to the Knowledge of Huntsman, is the record or beneficial owner of more than 5% of the shares of Huntsman Common Stock as of the date of this Agreement or (z) to the Knowledge of Huntsman, any affiliate of any such executive officer, director or owner (other than Huntsman or any Huntsman Subsidiary), on the other hand.

Section 4.23 Insurance. Huntsman and each Huntsman Subsidiary maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect, (a) each insurance policy of Huntsman or any Huntsman Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy was purported to be in effect and (b) neither Huntsman nor any Huntsman Subsidiary is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by Huntsman or any Huntsman Subsidiary pending under any such policies that (i) to the Knowledge of Huntsman, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (ii) if not paid would have or reasonably be expected to have, individually or in the aggregate with all other such claims, a Huntsman Material Adverse Effect.

Section 4.24 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. (“Citi”) and Morgan Stanley & Co. LLC (“Morgan Stanley” and, together with Citi, the “Huntsman Financial Advisors”), the fees and expenses of which will be paid by Huntsman, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Huntsman.

Section 4.25 Opinions of Financial Advisors. The Huntsman Board has received (a) an opinion from Citi to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Exchange Ratio in the Direct Merger or the First Subsidiary Merger, as applicable, is fair, from a financial point of view, to the holders of Huntsman Common Stock, and (b) an opinion from Morgan Stanley to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Exchange Ratio in the Direct Merger or the First Subsidiary Merger, as applicable, is fair, from a financial point of view, to the holders of Huntsman Common Stock. Promptly after the execution of this Agreement, Huntsman will furnish to Olin, solely for informational purposes, true and complete copies of the written opinions of the Huntsman Financial Advisors.

Section 4.26 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Article V or in any certificate executed and delivered pursuant to the terms of this Agreement, Huntsman acknowledges and agrees that none of Olin or any other Person on behalf of Olin makes any other express or implied representation or warranty with respect to (i) Olin or any of its Affiliates or their businesses, operations, assets, liabilities, condition (financial or otherwise) or otherwise or (ii) any other information provided to Huntsman or its Affiliates or Representatives, including any information, documents, presentations, projections, estimates, forecasts or other material, made available to Huntsman or its Affiliates or Representatives in any format, in each case in connection with the Transactions. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article V or in any certificate executed and delivered pursuant to the terms of this Agreement, Huntsman acknowledges and agrees that, in connection with the Transactions, neither Olin nor any other Person will have or be subject to any liability or obligation to Huntsman or any Affiliate or Representative of Huntsman resulting from the distribution or failure to distribute to Huntsman, or the use by Huntsman of, any such information made available to Huntsman or any other Person on behalf of Huntsman in any format in connection with the Transactions.

(b) Huntsman acknowledges and agrees that (i) neither Huntsman nor any Person on behalf of Huntsman is relying on any representation or warranty of the Olin Parties or any of their respective Affiliates except for those expressly set forth in Article V or in any certificate executed and delivered pursuant to the terms of this Agreement and (ii) no person has been authorized by the Olin Parties or any of their respective Affiliates to make any representation or warranty relating to the Olin Parties or any of their respective Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Huntsman or any Person on behalf of Huntsman.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE OLIN PARTIES

Each Olin Party hereby represents and warrants to Huntsman that the statements contained in this Article V are true and correct except as set forth in (a) the publicly available Olin SEC Documents filed on or after January 1, 2024 and at least one Business Day prior to the date of this Agreement (the “Filed Olin SEC Documents”) (excluding any disclosures in any “Risk Factors” section, any forward-looking disclosure in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature, in each case, other than statements of historical fact included therein and including, for the avoidance of doubt, all exhibits thereto and information incorporated therein), or (b) the corresponding sections or subsections of the disclosure letter delivered by Olin to Huntsman at or before the time of entering into this Agreement (the “Olin Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Olin Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to qualify (i) the section or subsection of this Agreement to which it corresponds in number and (ii) each other section or subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other section or subsection) (provided that the representations and warranties in this Article V (except in the case of Sections 5.01 (Organization, Standing and Power), 5.03 (Subsidiaries) and 5.05(a)(i)(B) (No Conflicts; Consents)) with respect to the Olin Subsidiaries that are Olin Consolidated Owned JVs shall be given solely to the extent of the Knowledge of Olin).

Section 5.01 Organization, Standing and Power. Olin and each Olin Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of Olin Subsidiaries (other than any Olin Party), where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. Olin and each Olin Subsidiary (a) has all requisite power and authority to own, lease or operate its properties and assets and to carry on its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or license, in each case, except where the failure to be so qualified or licensed, or to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. Prior to the date of this Agreement, Olin has made available to Huntsman true and complete copies of (i) the amended and restated articles of incorporation of Olin in effect as of the date of this Agreement (as may be further amended from time to time, the “Olin Charter”) and the amended by-laws of Olin in effect as of the date of this Agreement (as may be further amended from time to time, the “Olin By-Laws”), (ii) the certificate of incorporation and by-laws of First Merger Sub as in effect as of the date of this Agreement and (iii) the certificate of formation and limited liability company agreement of Second Merger Sub as in effect as of the date of this Agreement.

Section 5.02 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Olin consists of 240,000,000 shares of Olin Common Stock and 10,000,000 shares of preferred stock, par value $1.00 (“Olin Preferred Stock”). At the close of business on June 12, 2026 (the “Olin Capitalization Date”), (i) 113,978,277 shares of Olin Common Stock were issued and outstanding, (ii) no shares of Olin Preferred Stock were issued or outstanding and (iii) 10,342,516 and 319,023 shares of Olin Common Stock were reserved for issuance under the Olin Stock Plans and the Olin Deferred Compensation Plans, respectively, of which (A) 3,691,615 shares of Olin Common Stock were issuable upon the exercise of outstanding Olin Stock Options (whether or not presently exercisable), (B) 959,369 shares of Olin Common Stock were subject to Olin RSUs, (C) 1,293,342 and 2,586,684 shares of Olin Common Stock were subject to Olin PSUs (at target and maximum performance levels, respectively) and (D) 319,023 shares of Olin Common Stock were subject to outstanding Olin Deferred Plan Phantom Units. Except as set forth in this Section 5.02, at the close of business on the Olin Capitalization Date, no Equity Interests of Olin were authorized, issued, reserved for issuance or outstanding.

(b) From the close of business on the Olin Capitalization Date to the date of this Agreement, there have been no issuances by Olin of any Equity Interest of Olin, other than the issuance of Olin Common Stock upon the vesting and settlement or exercise of Olin Equity Awards outstanding at the close of business on the Olin Capitalization Date and in accordance with their respective terms and the terms of Olin Benefit Plans in effect at such time. All outstanding shares of Olin Common Stock are, and, at the time of issuance, all such shares issued in accordance with the terms of Olin Stock Plans will be, (i) duly authorized, validly issued, fully paid and nonassessable, (ii) free and clear of any Lien (except Liens on transfer imposed under applicable securities Laws) and (iii) not subject to or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Olin Charter, the Olin By-Laws or any Contract to which Olin is subject or party to or otherwise bound.

(c) Except as set forth in this Section 5.02, as of the date of this Agreement, there are no:

(i) preemptive or other outstanding rights that obligate Olin to issue, deliver or sell, or give any Person a right to subscribe for or acquire from Olin, any Equity Interests of Olin (except for Olin Equity Awards in accordance with their respective terms and conditions in effect as of the date of this Agreement);

(ii) outstanding obligations of Olin to directly or indirectly amend, redeem, repurchase or otherwise acquire any Equity Interests of Olin, except for (A) the acquisition by Olin of shares of Olin Common Stock in connection with the surrender of shares of Olin Common Stock by holders of Olin Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Olin Common Stock to satisfy Tax obligations with respect to Olin Equity Awards or Olin Deferred Plan Phantom Units and (C) the acquisition by Olin of Olin Equity Awards in connection with the forfeiture of such awards or rights, in the case of each of clauses (A) through (C) in accordance with the terms and conditions of the applicable award agreements and the Olin Benefit Plans in effect as of the date of this Agreement;

(iii) Contracts, to which Olin is subject or party to or otherwise bound, with respect to the voting, transfer or registration of any Equity Interests of Olin or with respect to the election, designation or nomination of any director of Olin;

(iv) bonds, debentures, notes or other Indebtedness of Olin the holders of which have the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which shareholders of Olin may vote (collectively, “Olin Voting Debt”); or

(v) “poison pill” or similar equityholder rights plan in effect to which Olin is subject or party to or otherwise bound.

(d) The authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and outstanding and free and clear of any Lien. All of the issued and outstanding shares of First Merger Sub Common Stock are, and at the First Effective Time, if applicable, will be, owned, directly or indirectly, by Olin, and there are no other Equity Interests of First Merger Sub.

(e) All of the outstanding units of Second Merger Sub are, and at the Second Effective Time, if applicable, will be, owned, directly or indirectly, by Olin and there are no other Equity Interests of Second Merger Sub. At all times since the date of its formation, Second Merger Sub has been treated as an entity disregarded and separate from Olin for U.S. federal income tax purposes.

Section 5.03 Olin Subsidiaries.

(a) All outstanding shares of capital stock, voting securities or other equity, ownership or voting interests in each Olin Subsidiary: (i) have been duly authorized, validly issued, fully paid and nonassessable; and (ii) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the VSCA, the DGCL, the DLLCA or equivalent Law of its jurisdiction of organization, the Organizational Documents of such Subsidiary or any Contract to which Olin or any Olin Subsidiary are, or, to the Knowledge of Olin, a stockholder of such Subsidiary is, subject, party to or otherwise bound.

(b) No Subsidiary of Olin owns any Huntsman Common Stock.

Section 5.04 Authority; Execution and Delivery; Enforceability.

(a) Each Olin Party has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, (x) in the case of the Direct Merger, to the receipt of the Olin Direct Merger Approval and (y) in the case of the Subsidiary Mergers, (1) in the case of the Share Issuance, to the receipt of the Olin Share Issuance Approval, (2) in the case of the First Subsidiary Merger, to the receipt of the First Merger Sub Sole Stockholder Approval and (3) in the case of the Second Subsidiary Merger, to the receipt of the Second Merger Sub Sole Member Approval. The Olin Board, in accordance with its good faith business judgment of the best interests of Olin and its shareholders, has unanimously (i) determined that Olin enter into this Agreement and consummate, as applicable, the Direct Merger or the Subsidiary Mergers and the Share Issuance and the other Transactions, (ii) approved resolutions adopting this Agreement and the Plan of Merger and approving the consummation of the Transactions, including, as applicable, the Direct Merger or the Subsidiary Mergers and the Share Issuance, (iii) approved resolutions recommending that Olin’s shareholders approve this Agreement and the Plan of Merger with respect to the Direct Merger and approve the Share Issuance with respect to the Subsidiary Mergers (the “Olin Recommendation”) and (iv) directed that, with respect to the Direct Merger, this Agreement and the Direct Merger, and, with respect to the Subsidiary Mergers, the Share Issuance, be submitted to Olin’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Olin Shareholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. With respect to the Subsidiary Mergers, the Board of Directors of First Merger Sub has unanimously (A) determined that it is in the best interests of First Merger Sub and its sole stockholder, and declared it advisable, that First Merger Sub enter into this Agreement and consummate the First Subsidiary Merger, (B) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the First Subsidiary Merger and (C) adopted resolutions recommending that the sole stockholder of First Merger Sub adopt this Agreement and directed that this Agreement and the First Subsidiary Merger be submitted to the sole stockholder of First Merger Sub for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn. With respect to the Subsidiary Mergers, Olin, as the sole member of Second Merger Sub, has approved and declared advisable this Agreement, the Second Subsidiary Merger and the other Transactions. As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for (w) with respect to the Direct Merger, the Olin Direct Merger Approval and (x) with respect to the Subsidiary Mergers (1) the Olin Share Issuance Approval, (2) the approval and adoption of this Agreement and the First Subsidiary Merger by Olin in its capacity as the sole stockholder of First Merger Sub (the “First Merger Sub Sole Stockholder Approval”) and (3) the approval and adoption of this Agreement and the Second Subsidiary Merger by Olin in its capacity as the sole member of Second Merger Sub (the “Second Merger Sub Sole Member Approval” and, collectively with the First Merger Sub Sole Stockholder Approval, the “Sole Equityholder Approvals”), no other corporate or limited liability company proceedings (other than obtaining the approvals and making the filings contemplated by Section 5.05(b)(iii)) on the part of any Olin Party are necessary to authorize, adopt or approve, as applicable, this Agreement and the Plan of Merger or to consummate the Transactions. This Agreement has been duly executed and delivered by the Olin Parties and, assuming the due authorization, execution and delivery by Huntsman, constitutes a valid and binding agreement of the Olin Parties, enforceable against each Olin Party in accordance with its terms, in each case subject to the Bankruptcy and Equity Exception.

(b) The Olin Board has taken all necessary actions so that no Takeover Statute is applicable to this Agreement and the Transactions.

Section 5.05 No Conflicts; Consents.

(a) The execution and delivery by each Olin Party of this Agreement does not, and the performance by each Olin Party of its obligations hereunder and the consummation of the Transactions will not, (i) assuming that the Olin Shareholder Approval and the Sole Equityholder Approvals are obtained, conflict with, or result in any violation of any provision of, (A) the Olin Charter, the Olin By-Laws, the certificate of incorporation or by-laws of First Merger Sub or the certificate of formation or limited liability company agreement of Second Merger Sub or (B) the comparable Organizational Documents of any other Olin Subsidiary, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon, any of the properties or assets of an Olin Party or any other Olin Subsidiary under, any provision of any Olin Material Contract to which an Olin Party or any other Olin Subsidiary is a party or by which any of their respective properties or assets are bound or (iii) conflict with, or result in any violation of any provision of, subject to the filings and other matters referred to in Section 5.05(b), any Judgment or any Law, in each case applicable to an Olin Party or any other Olin Subsidiary or their respective properties or assets (assuming that the Olin Shareholder Approval and the Sole Equityholder Approvals are obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of any Olin Party to consummate the Transactions.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Authority is required to be obtained or made by or with respect to Olin or any Olin Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and the declaration of effectiveness under the Securities Act, of the Form S-4 and (C) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions, (ii) compliance with and filings under the HSR Act, other Antitrust Laws and Foreign Investment Laws, (iii) the filing of (x) if the Direct Merger is effected, the Virginia Articles of Merger with the VSCC and the Direct Merger Certificate of Merger with the Secretary of State (and any franchise tax report required in connection therewith) or (y) if the Subsidiary Mergers are effected, the Certificates of Merger with the Secretary of State (and any franchise tax report required in connection therewith) and, in either case, the submission of appropriate documents with the relevant authorities of other jurisdictions in which Huntsman and Olin, or their respective Subsidiaries, are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the shares of Olin Common Stock to be issued in connection with the Transactions, (v) such filings with and approvals of NYSE as may be required to permit the consummation of the Transactions and the listing of the shares of Olin Common Stock to be issued as Merger Consideration and (vi) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect or would not reasonably be expected to prevent or materially impair the ability of any Olin Party to consummate the Transactions.

Section 5.06 SEC Documents.

(a) Olin has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and other documents (including exhibits thereto and information incorporated therein) required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2024 (such documents filed with or furnished to the SEC since such date, including those filed with or furnished to the SEC subsequent to the date of this Agreement (but excluding the Joint Proxy Statement and the Form S-4, each as may be amended or supplemented), in each case as may be amended or supplemented, the “Olin SEC Documents”).

(b) Each Olin SEC Document, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. Each Olin SEC Document, as of the time of its filing (or, if amended or supplemented prior to the date of this Agreement, then at the time of such amendment or supplement), did not, and any Olin SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will not at the time of its filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Olin SEC Documents and none of the Olin SEC Documents is, to the Knowledge of Olin, the subject of ongoing SEC review.

(c) Olin is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(d) Olin maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all information required to be disclosed by Olin in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Olin’s filings with the SEC under the Exchange Act. Olin maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As of the date hereof, neither Olin nor, to Olin’s Knowledge, Olin’s independent registered public accounting firm has identified or been made aware of (i) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Olin’s internal controls over financial reporting that would reasonably be expected to adversely affect in any material respect Olin’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Olin’s internal control over financial reporting. Olin has made available to Huntsman (A) either materials relating to or a summary of any disclosure of matters described in clause (i) or (ii) in the preceding sentence made by management of Olin to its auditors and the audit committee of the Olin Board on or after January 1, 2024 and prior to the date hereof and (B) any material communication on or after January 1, 2024 and prior to the date hereof made by management of Olin or its auditors to the audit committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

(e) Each of the consolidated balance sheets included in or incorporated by reference into Olin SEC Documents (including the related notes and schedules) fairly presents or, in the case of Olin SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Olin and the Olin Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows included in or incorporated by reference into Olin SEC Documents (including any related notes and schedules) fairly presents, or, in the case of Olin SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Olin and the Olin Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f) No Olin Subsidiary is required to file periodic reports with the SEC pursuant to the Exchange Act.

Section 5.07 Information Supplied. None of the information supplied or to be supplied by the Olin Parties for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading or (b) the Joint Proxy Statement will, at the date it is first distributed to each of Huntsman’s stockholders and Olin’s shareholders or at the time of each of Huntsman Stockholders Meeting and Olin Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances in which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Olin with respect to statements made or incorporated by reference therein based on information supplied by Huntsman for inclusion or incorporation by reference therein.

Section 5.08 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any effect, change, event, circumstance, condition, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have an Olin Material Adverse Effect.

(b) From the Balance Sheet Date to the date of this Agreement, except for the execution and performance of this Agreement, Olin and the Olin Subsidiaries have carried on and conducted their respective businesses in all material respects in the ordinary course of business.

(c) From the Balance Sheet Date to the date of this Agreement, except for the execution and performance of this Agreement, Olin and the Olin Subsidiaries have not taken any action that, if taken after the date of this Agreement, would require the consent of Huntsman pursuant to the terms of any of Section 6.01(b)(ii), (iii), (vi), (vii), (xiii), (xvi), (xvii), (xix) or, solely to the extent related to the foregoing, (xx).

Section 5.09 Taxes.

(a) Except as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect:

(i) Olin and each Olin Subsidiary (A) have duly and timely (taking into account valid extensions) filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are true and complete, (B) have paid all Taxes that are required to be paid (whether or not shown on any Tax Return), (C) have withheld and paid over to the appropriate Governmental Authority all Taxes that Olin or Olin Subsidiary was obligated to withhold from amounts owing to any employee, creditor or third party and (D) have complied with all information reporting and record retention requirements with respect to the foregoing matters;

(ii) no deficiency with respect to Taxes has been proposed, asserted or assessed, in each case, in writing, against Olin or any Olin Subsidiary that has not been either fully paid or adequately reserved against in accordance with GAAP in the balance sheets included in the Filed Olin SEC Documents;

(iii) neither Olin nor any Olin Subsidiary has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax that remains in effect other than, in each case, any such extension or waiver that is granted automatically or obtained in the ordinary course of business;

(iv) there are no pending or, to the Knowledge of Olin, threatened audits, examinations, investigations or other proceedings in respect of Taxes of Olin or any Olin Subsidiary;

(v) neither Olin nor any Olin Subsidiary (A) is or has been a member of an affiliated, consolidated or unitary group for Tax purposes (other than a group the common parent of which is or was Olin or any of its Subsidiaries), (B) is a party to or has any obligation under any Tax allocation, sharing, indemnity or reimbursement agreement or arrangement (other than (x) any customary Tax indemnification provisions in ordinary course commercial agreements or agreements that are not primarily related to Taxes or (y) agreements exclusively between or among Olin and its wholly owned Subsidiaries), or (C) has any liability for Taxes of any Person (other than Olin or any of its wholly owned Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor;

(vi) there are no Liens for Taxes upon any property or assets of Olin or any Olin Subsidiary, except for Permitted Liens; and

(vii) no unresolved claim has been made in writing by any Governmental Authority in a jurisdiction where Olin or any Olin Subsidiary has not filed a Tax Return that Olin or the applicable Olin Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Neither Olin nor any Olin Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(c) During the two-year period ending on the date of this Agreement, neither Olin nor any Olin Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax deferral (in whole or in part) under Section 355 of the Code.

(d) As of the date of this Agreement, neither Olin nor any Olin Subsidiary has taken, or agreed to take, any action or knows of any fact that could reasonably be expected to prevent or impede either the Direct Merger or the Subsidiary Mergers from qualifying for the Intended Tax Treatment.

Section 5.10 Benefits Matters.

(a) Section 5.10(a) of the Olin Disclosure Letter sets forth a list of each material Olin Benefit Plan as of the date of this Agreement (other than individual agreements that do not materially deviate from the forms made available to Huntsman prior to the execution of this Agreement and that have been disclosed in Section 5.10(a) of the Olin Disclosure Letter). Prior to the execution of this Agreement, Olin has made available all current plan documents and all material amendments thereto with respect to each Olin Benefit Plan required to be set forth on Section 5.10(a) of the Olin Disclosure Letter.

(b) Each Olin Benefit Plan that is subject to and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Knowledge of Olin, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(c) Olin and the Olin Subsidiaries, and the Olin Benefit Plans, are in compliance with all Laws relating to the Olin Benefit Plans (including, if applicable, ERISA and the Code) and the provision of compensation and benefits, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. Neither Olin nor any Olin Subsidiary has received notice of, and, to the Knowledge of Olin, there are no pending material Actions (except for routine claims for benefits) or termination proceedings with respect to any Olin Benefit Plan, and, to the Knowledge of Olin, no facts exist which would reasonably be expected to give rise to any such Action or termination proceeding, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(d) No Olin Benefit Plan is, and neither Olin nor any Olin ERISA Affiliate has ever contributed to, or been obligated to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in 29 C.F.R. Section 4001.02) or a plan subject to Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law) or (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code).

(e) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect, (i) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Olin or any Olin Subsidiary or any Olin ERISA Affiliate, (ii) no notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to PBGC Section 4043.33 or 4043.66, has been required to be filed for any Olin Benefit Plan that is subject to ERISA and that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (an “Olin Pension Plan”) or any employee pension benefit plan maintained or sponsored by any Olin ERISA Affiliate and (iii) with respect to any Olin Pension Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (1) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (2) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by Olin or any Olin Subsidiary or any Olin ERISA Affiliate and (3) the PBGC has not instituted proceedings to terminate any such Olin Pension Plan.

(f) All contributions required to be made by Olin or any Olin Subsidiary under each Olin Benefit Plan have been timely made and all obligations in respect of each Olin Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Filed Olin SEC Documents, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(g) Section 5.10(g) of the Olin Disclosure Letter sets forth all obligations of Olin and any Olin Subsidiary for material retiree health or life benefits under any of the Olin Benefit Plans or any Collective Bargaining Agreement, except as required by Section 4980B of the Code, Section 601 of ERISA or other applicable Law.

(h) All Olin Benefit Plans that are maintained outside of the United States that provide benefits in respect of any current or former employee of Olin or any Olin Subsidiary who is primarily based outside of the United States (i) have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special Tax treatment, meet all the requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in the case of each of clauses (i) through (iii) except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(i) None of the execution and delivery of this Agreement, the obtaining of stockholder approval of this Agreement or the consummation of the Transactions will (whether alone or in connection with any other event) (i) result in any compensatory payment (whether in the form of cash, property or the vesting of property) or benefit becoming due, or increase the amount of any such payment or benefit, to any current or former director, officer, employee, consultant or other individual service provider of Olin or any Olin Subsidiary (or any dependent or beneficiary thereof); (ii) result in the acceleration of the time of payment, funding (through a grantor trust or otherwise), forgiveness of debt, vesting or exercisability of any payment, right or benefit to any current or former director, officer, employee, consultant or other individual service provider of Olin or any Olin Subsidiary (or any dependent or beneficiary thereof); (iii) limit Olin’s or any Olin Subsidiary’s right to amend, modify or terminate any Olin Benefit Plan or related trust; or (iv) result in the payment of any amount by Olin or any Olin Subsidiary that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Neither Olin nor any Olin Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred, including pursuant to Section 409A, 280G or 4999 of the Code.

(k) Each Olin Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

Section 5.11 Labor Matters.

(a) From January 1, 2024 to the date of this Agreement, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect, neither Olin nor any Olin Subsidiary (i) has been the subject of any unfair labor practice, labor dispute (other than routine individual grievances), labor arbitration, or any Action seeking to compel Olin or any Olin Subsidiary to bargain with any labor union or labor organization or (ii) has been subject to or threatened with any strikes, walkouts, work stoppages, slow-downs, picketing, handbilling or lockouts. From January 1, 2024 to the date of this Agreement, no union organizing efforts have occurred or, to the Knowledge of Olin, been threatened with respect to persons employed by Olin or any Olin Subsidiary.

(b) Section 5.11(b) of the Olin Disclosure Letter sets forth all Collective Bargaining Agreements in effect to which Olin or any Olin Subsidiary is party to or bound by. True and complete copies of all such Collective Bargaining Agreements have been made available to Huntsman prior to the execution of this Agreement.

(c) Olin and each Olin Subsidiary is, and has been since January 1, 2024, in compliance with all applicable Laws and Judgments governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification (including the classification of independent contractors and exempt and non-exempt employees), leasing of employees, co-employment of individuals, immigration, collective bargaining, discrimination, harassment, retaliation, civil rights, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), employee leave issues, employee trainings and notices, COVID-19, affirmative action, unemployment insurance, safety and health and workers’ compensation except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. Olin does not have any requirement under any Collective Bargaining Agreement or applicable Law to provide notice to, or to enter into any consultation procedure with, any labor union or other organization in connection with the execution of this Agreement or the Transactions, except where the failure to provide such notice or enter into such consultation procedure, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(d) Neither Olin nor any of the Olin Subsidiaries is a party to a settlement agreement with a director or executive officer that involves allegations relating to sexual harassment, unlawful discrimination or other similar misconduct made by any current or former employee or independent contractor of Olin or an Olin Subsidiary against such individual, in each case, entered into since January 1, 2024. To the Knowledge of Olin, since January 1, 2024, no allegations of sexual harassment, unlawful discrimination or other similar misconduct have been made in writing against any director or executive officer by any employee or independent contractor of Olin or an Olin Subsidiary against such individual.

Section 5.12 Litigation; Undisclosed Liabilities.

(a) There is no, and since January 1, 2024, there has been no, Judgment outstanding against or, to the Knowledge of Olin, investigation by any Governmental Authority involving Olin or any Olin Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have an Olin Material Adverse Effect. There are no Actions pending or, to the Knowledge of Olin, threatened against Olin or any Olin Subsidiary, any of their respective properties or assets or any present or former officer or director of Olin or any Olin Subsidiary except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(b) There are no liabilities or obligations of Olin or any of the Olin Subsidiaries, whether or not accrued, contingent or otherwise, other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Olin as of the Balance Sheet Date and the notes thereto set forth in Olin’s annual report on Form 10-K for the year ended December 31, 2025; (ii) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, none of which result from a claim of infringement, misappropriation or breach of contract; (iii) liabilities or obligations arising out of this Agreement or the Transactions (and which do not arise out of a breach by Olin of any representation or warranty in this Agreement); and (iv) liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(c) There is no, and since January 1, 2024, there have been no, internal investigations conducted by Olin Board (or any committee thereof), any compliance officer of Olin or any auditor or legal counsel at the request of any of the foregoing concerning any alleged improper, wrongful or fraudulent financial, accounting or tax matter or practice, or any conflict of interest, illegal activity, fraudulent or deceptive conduct or malfeasance issues, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect.

Section 5.13 Compliance with Applicable Laws; Permits.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect, (i) Olin and the Olin Subsidiaries are, and since January 1, 2024, have been, in compliance with all Laws and Judgments applicable to their businesses, operations, properties or assets, and (ii) there is no, and since January 1, 2024, there has been no, Action pending or, to the Knowledge of Olin, threatened alleging that Olin or an Olin Subsidiary is not in compliance with any applicable Law or Judgment.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect, (i) Olin and the Olin Subsidiaries hold all Permits necessary to conduct their respective businesses as currently conducted, (ii) the operation of the business of Olin and each Olin Subsidiary as currently conducted is not, and has not been since January 1, 2024, in default or violation of, nor are Olin or any Olin Subsidiary in default or violation under, any Permits and, to the Knowledge of Olin, no event has occurred which would constitute a default or violation of any Permit and (iii) all Permits necessary to conduct the respective businesses of Olin and the Olin Subsidiaries as currently conducted are in full force and effect.

Section 5.14 Anti-Corruption; Sanctions; Anti-Money Laundering.

(a) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to Olin and the Olin Subsidiaries, taken as a whole, Olin, the Olin Subsidiaries and, to the Knowledge of Olin, their respective officers, directors, employees and agents are in compliance with, and since January 1, 2021, have complied with: (i) the provisions of the FCPA applicable to Olin, the Olin Subsidiaries and such officers, directors, employees and agents, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws applicable to Olin and the Olin Subsidiaries in each jurisdiction they operate or have operated and in which any agent thereof is conducting or has conducted business on behalf of Olin or any Olin Subsidiary.

(b) Olin and the Olin Subsidiaries have instituted and maintain and enforce policies and procedures designed to ensure compliance with the FCPA and other applicable anti-bribery and anti-corruption Laws, in each case, as required by applicable Laws.

(c) Neither Olin nor any Olin Subsidiary, nor, to the Knowledge of Olin, any director, manager, employee or agent of Olin or any Olin Subsidiary (in his or her capacity as a director, manager, employee or agent of Olin or any Olin Subsidiary), is, or since January 1, 2021, has been, subject to any actual, pending or, to the Knowledge of Olin, threatened Action, or, since January 1, 2021, has made any voluntary disclosures to any Governmental Authority, involving Olin or any Olin Subsidiary relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws, except for such Actions and voluntary disclosures that, individually or in the aggregate, has not been and would not reasonably be expected to be material to Olin and the Olin Subsidiaries, taken as a whole.

(d) Except as set forth in Schedule 5.14:

(i) Without limiting the generality of the foregoing, Olin and each Olin Subsidiary is in compliance in all respects with, and (x) since January 1, 2021, has complied in all respects with, Trade Control Regulations, and (y) since January 1, 2021, has complied in all respects with Sanctions Regulations, except for such non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to Olin and the Olin Subsidiaries, taken as a whole.

(ii) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to Olin and the Olin Subsidiaries, taken as a whole, neither Olin nor any Olin Subsidiary, nor, to the Knowledge of Olin, any director, manager, employee or agent of Olin or any Olin Subsidiary (in his or her capacity as a director, manager, employee or agent of Olin or any Olin Subsidiary), (A) is or has been, subject to any actual, pending or, to the Knowledge of Olin, threatened, Action, or has made any voluntary disclosures to any Governmental Authority, involving Olin or any Olin Subsidiary relating to (x) the Trade Control Regulations or (y) Sanctions Regulations, since January 1, 2021 or (B) makes, or since January 1, 2021, has made, any sales to, or engages, or has engaged, in transactions, dealings or other business activities with or for the benefit of, directly or indirectly, any Persons or jurisdictions that are the subject or target of any Sanctions Regulations in violation of Sanctions Regulations, including (1) any Person listed in any Sanctions Regulations-related list of designated Persons, (2) any Person located, organized, or resident in a jurisdiction that is the subject or target of any Sanctions Regulations, (3) the government of a jurisdiction that is the subject or target of any Sanctions Regulations, or (4) any Person 50% or more owned or, where relevant under applicable Sanctions Regulations, controlled by any Person or Persons described in clauses (1), (2) or (3), or acting for or on behalf of such Person or Persons, in each case under this clause (B), in violation thereof.

Section 5.15 Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect:

(a) Olin and the Olin Subsidiaries are, and since January 1, 2021, have been, in compliance with all Environmental Laws, and neither Olin nor any Olin Subsidiary has received any written (i) notice from a Governmental Authority or other Person that alleges that Olin or any Olin Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law, or is in serious violation of OSHA or any equivalent state statute, in connection with the operations or business of Olin or any Olin Subsidiary or (ii) request for information from a Governmental Authority in connection with an actual or alleged violation or liability pursuant to any Environmental Law, except, in each case of clauses (i) and (ii), for any matters that have been fully and finally resolved;

(b) Olin and the Olin Subsidiaries have obtained, maintained, and since January 1, 2021, have been in compliance with, all Permits required pursuant to any Environmental Law for their respective businesses, operations and occupation of their facilities and, to the Knowledge of Olin, all such Permits are valid and in full force and effect;

(c) there are no Environmental Claims (i) pending or, to the Knowledge of Olin, threatened against Olin or any Olin Subsidiary or (ii) to the Knowledge of Olin, pending or threatened against any third party where (A) Olin or any Olin Subsidiary has expressly agreed to indemnify such third party contractually for the subject of such Environmental Claims and (B) Olin or any Olin Subsidiary has received written notice from such third party of a request for indemnification;

(d) there is no Judgment by or with any Governmental Authority pursuant to Environmental Law under which Olin or any Olin Subsidiary has any outstanding obligations;

(e) there has been no Release of, treatment, storage, handling, arrangement for disposal or transportation of, or exposure of any Person to, any Hazardous Material, in each such case, that has or would reasonably be expected to give rise to any Environmental Claim or Judgment pursuant to Environmental Law against, or any other liability or obligation pursuant to Environmental Law on the part of, Olin or any Olin Subsidiary, including with respect to any notification, reporting, investigation or remediation relating to any Hazardous Material; and

(f) neither Olin nor any Olin Subsidiary has expressly retained or assumed contractually, or provided an indemnity with respect to, any liabilities of any other Person arising under or pursuant to Environmental Law.

Section 5.16 Contracts.

(a) Section 5.16 of the Olin Disclosure Letter sets forth a list as of the date of this Agreement of each Olin Material Contract. For purposes of this Agreement, “Olin Material Contract” means any Contract (including amendments, supplements and side letters thereto) to which either Olin or any Olin Subsidiary is a party or by which any of their respective properties or assets are bound, other than any Olin Benefit Plan and Contracts only among Olin and its wholly owned Subsidiaries, that:

(i) is required to be filed by Olin as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relates to the formation, creation, operation, governance, management or control of any partnership or joint venture, in each case, material to Olin and the Olin Subsidiaries, taken as a whole, other than with respect to any partnership or joint venture that is wholly owned by Olin or any wholly owned Olin Subsidiary;

(iii) involves the settlement of any Action or threatened Action (or series of related Actions) which (A) will involve payments by Olin or any Olin Subsidiary after the date hereof in excess of $30,000,000 or (B) will impose, or currently imposes, materially burdensome monitoring or reporting obligations on Olin or any Olin Subsidiary or material restrictions on Olin or any Olin Subsidiary (or, following the Conversion Time, on the Combined Company or its Subsidiaries);

(iv) is an Olin Real Property Lease;

(v) (x) pursuant to which Olin or any Olin Subsidiary grants or is granted a license, a covenant not to sue or consent to use, or (y) that materially and adversely affects the ability of Olin or any Olin Subsidiary to enforce, use or license, in each case, any Intellectual Property that is material to Olin and the Olin Subsidiaries, taken as a whole, other than (A) non-exclusive licenses for commercially available off-the-shelf software, (B) any other non-exclusive licenses for Intellectual Property that are available on standard terms and generally commercially available, (C) Intellectual Property assignment and confidentiality agreements entered into with employees and independent contractors of Olin or any Olin Subsidiary, under which such employees or contractors assign rights in all developed Intellectual Property for or on behalf of Olin to Olin (or any of its Affiliates) and (D) Contracts containing non-exclusive licenses of Intellectual Property that are incidental to the primary purpose of the applicable Contract;

(vi) provides for Indebtedness of the type described in clause (a) or (b) of the definition thereof of Olin or any Olin Subsidiary, or any guarantees by Olin or any Olin Subsidiary of any such Indebtedness, in each case, having an outstanding or committed amount in excess of $150,000,000, whether secured or unsecured, other than Indebtedness solely between or among any of Olin and any of its wholly owned Subsidiaries;

(vii) is a Government Contract, which Contract is material to Olin and the Olin Subsidiaries, taken as a whole;

(viii) is (A) a material revenue generating Contract with an Olin Top Customer, (B) a Contract with an Olin Top Supplier that provides for material payments by Olin or its Subsidiaries or (C) with a sole-source or single-source supplier of material tangible products, services or raw materials that are not readily available from other suppliers;

(ix) provides for the acquisition or disposition of any assets (other than acquisitions or dispositions of assets in the ordinary course of business), business (whether by merger, sale of stock, sale of assets or otherwise) or real property, in each case (A) with any outstanding “earn-out”, indemnification or deferred or contingent payment obligations that exceed or would reasonably be expected to exceed $10,000,000 or (B) at a purchase or sale price that exceeds or would reasonably be expected to exceed $10,000,000;

(x) is with an (A) executive officer or director of Olin (other than employment-related Contracts), (B) “affiliate” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or (C) “associate” (or members of their “immediate family”) (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or affiliate; or

(xi) is with an Olin Top Customer or Olin Top Supplier and contains provisions that (A) grant a “most favored nation” or most favored customer pricing to any Person, (B) prohibit in any material respect Olin or any Olin Subsidiary from competing in or conducting any line of business or (C) grant a right of exclusivity to any Person that prevents Olin or any Olin Subsidiary from entering any geographic territory, in each case other than (1) Contracts that can be terminated (including such restrictive provisions) by Olin or any Olin Subsidiary on less than 180 days’ notice without payment by Olin or any Olin Subsidiary of any material penalty and (2) license agreements for Intellectual Property limiting Olin’s and the Olin Subsidiaries’ use of such Intellectual Property to specified fields of use.

(b) True and complete copies of each Olin Material Contract in effect as of the date of this Agreement have been made available to Huntsman prior to the date of this Agreement.

(c) Each Olin Material Contract is, subject to the Bankruptcy and Equity Exception, valid and binding on Olin or any Olin Subsidiary, as the case may be and, to the Knowledge of Olin, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect. Neither Olin nor any Olin Subsidiary nor, to the Knowledge of Olin, any other party is in breach of or in default under any Olin Material Contract, and no event has occurred that remains pending or unresolved that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder, in each case except for such breaches and defaults as, individually or in the aggregate, have not had and would not reasonably be expected to have an Olin Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect, as of the date of this Agreement, neither Olin nor any Olin Subsidiary has received written notice alleging a breach of or default under any Olin Material Contract or of an intent to terminate or amend the terms and conditions of such Olin Material Contract.

(d) Since January 1, 2024: (i) neither Olin, any Olin Subsidiary, nor any Principal (as defined at 48 C.F.R. § 52.209-5) of Olin or any Olin Subsidiary has been debarred or suspended from doing business with any Governmental Authority, no suspension or debarment action has been commenced or, to the Knowledge of Olin, threatened against Olin, any Olin Subsidiary, or any Principal of Olin or any Olin Subsidiary, and there exists no circumstances that would require Olin or any Olin Subsidiary to answer any of the questions at 48 C.F.R. § 52.209-5(a)(1) in the affirmative; (ii) no Governmental Authority has notified Olin or any Olin Subsidiary in writing or, to the Knowledge of Olin, through any other communication of any material breach or violation of any applicable Law or of any certification, representation, clause, provision or requirement of any Government Contract that in each case remains unresolved; (iii) neither Olin nor any Olin Subsidiary has received any written notice or, to the Knowledge of Olin, any other communication of any termination for default, cure notice or show cause notice pertaining to any Government Contract that in each case remains unresolved; (iv) neither Olin nor any Olin Subsidiary has received any written notice or, to the Knowledge of Olin, any other communication of any audits or investigations by any Governmental Authority with respect to a Government Contract or Government Bid that in each case remains unresolved (other than in the ordinary course of business); and (v) neither Olin nor any Olin Subsidiary has made any voluntary or mandatory disclosures to any Governmental Authority with respect to any irregularity, misstatement, overpayment or violation of applicable Law arising under or relating to any Government Contract or Government Bid, nor, to the Knowledge of Olin, has any violation occurred for which Olin or any Olin Subsidiary is required under applicable Law to make any such disclosure to a Governmental Authority except, in the case of each of clauses (i) through (v), as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

Section 5.17 Real and Personal Properties.

(a) Olin or an Olin Subsidiary, as applicable, has good and marketable title to each Olin Owned Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(b) True and complete copies of each Olin Real Property Lease have been made available to Huntsman prior to the date of this Agreement. Olin or an Olin Subsidiary, as applicable, has a good and valid leasehold, subleasehold or licensee interest in each Olin Leased Real Property, free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(c) Olin or an Olin Subsidiary, as applicable, is in exclusive possession of each Olin Real Property and no third party has a right to use or occupy all or any portion of any Olin Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. The Olin Real Property is, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Olin and the Olin Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. With respect to the Olin Real Property, (i) there are no outstanding options or rights of first refusal or offer for the benefit of a third party to purchase or lease all or any portion of any Olin Real Property, and (ii) there are no existing, pending, or threatened condemnation, eminent domain or other similar proceedings affecting all or any portion of any Olin Real Property, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

(d) Olin and each Olin Subsidiary has good and valid title to, or valid license or leasehold interests in, all its respective personal properties and assets (the “Olin Properties”), free and clear of all Liens other than Permitted Liens, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. The Olin Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Olin and the Olin Subsidiaries as presently conducted, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect. Olin and each Olin Subsidiary has complied with the terms of all leases, subleases and licenses entitling it to use Olin Properties (the “Olin Leases”), and all Olin Leases are valid and in full force and effect, except, in each case, as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

Section 5.18 Customers and Suppliers.

(a) Section 5.18 of the Olin Disclosure Letter sets forth a list of (i) the top 10 customers of Olin and the Olin Subsidiaries, taken as a whole, measured by aggregate payments made by such customer during the fiscal year ended December 31, 2025 (each, an “Olin Top Customer”) and (ii) the top 10 suppliers, manufacturers or service providers of Olin and the Olin Subsidiaries, taken as a whole (other than any wholly owned Olin Subsidiary), measured by aggregate payments made by Olin or any Olin Subsidiary during the fiscal year ended December 31, 2025 (each, an “Olin Top Supplier”).

(b) Since the Balance Sheet Date through the date of this Agreement, none of Olin or any Olin Subsidiary has received from any Olin Top Customer or Olin Top Supplier written communications terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), materially altering the terms (or stating the intent to materially alter the terms) of such Olin Top Customer’s or Olin Top Supplier’s relationship with Olin or any Olin Subsidiary or alleging a material breach of the terms of any Contracts with such Olin Top Customer or Olin Top Supplier, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect.

Section 5.19 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect:

(a) Olin or an Olin Subsidiary, as applicable, solely owns all right, title and interest in and to the Olin Intellectual Property, free and clear of all Liens other than Permitted Liens. All Olin Registered Intellectual Property is subsisting and, to the Knowledge of Olin, valid and enforceable.

(b) Olin and the Olin Subsidiaries own or have valid licenses or rights to use all Intellectual Property that is necessary for the operation of the business of Olin and each Olin Subsidiary as currently operated, and such ownership or right to use such Intellectual Property will not be adversely affected by the execution and delivery of this Agreement, the obtaining of the Olin Shareholder Approval or the consummation of the Transactions.

(c) Neither Olin nor any Olin Subsidiary has, since January 1, 2024, (i) made any written claim to any Person alleging that such Person has infringed, misappropriated or otherwise violated any Olin Intellectual Property, or (ii) received any written claim from any Person alleging that Olin or any Olin Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of such Person and, to the Knowledge of Olin, no claims are threatened against Olin or any Olin Subsidiary (x) alleging that Olin or any Olin Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any Person or (y) challenging the ownership, validity or enforceability of any Olin Registered Intellectual Property (or, to the Knowledge of Olin, any other Olin Intellectual Property). To the Knowledge of Olin, (i) since January 1, 2024, neither Olin nor any Olin Subsidiary has infringed, misappropriated or otherwise violated the Intellectual Property of any Person and (ii) no Person has, since January 1, 2024, infringed, misappropriated or otherwise violated any Olin Intellectual Property.

(d) Olin and the Olin Subsidiaries have taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets included in the Olin Intellectual Property and neither Olin nor any Olin Subsidiary has disclosed, delivered or licensed any Trade Secrets included in the Olin Intellectual Property to any third party, other than subject to valid, written nondisclosure or confidentiality obligations, which have not been breached by Olin or any Olin Subsidiary or, to the Knowledge of Olin, any other party thereto. To the Knowledge of Olin, there has been no unauthorized disclosure of any such Trade Secrets or other confidential information of Olin or the Olin Subsidiaries to any Person.

(e) Any current or former employee or independent contractor of Olin and each Olin Subsidiary who, either alone or with others, creates, develops or invents, or has created, developed or invented, any material Olin Intellectual Property has entered into a written agreement with Olin or such Olin Subsidiary, as applicable, that (x) obliges such employee or independent contractor to disclose such Olin Intellectual Property to Olin or such Olin Subsidiary, and (y) assigns all right, title, and interest in, to, and under such Olin Intellectual Property to Olin or such Olin Subsidiary, to the extent Olin or such Olin Subsidiary is not the owner of such Olin Intellectual Property by operation of law. No current or former employee or independent contractor of Olin or any Olin Subsidiary owns any rights in or to any Olin Intellectual Property.

Section 5.20 IT Systems. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect:

(a) Olin and the Olin Subsidiaries have implemented and maintained commercially reasonable security and other measures designed to protect the Olin IT Systems used in connection with the operation of the business of Olin and each Olin Subsidiary as currently conducted (the “Olin IT Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse and have in place commercially reasonable disaster recovery and security plans, and procedures relating to the Olin IT Systems, in each case, consistent with industry standards and in compliance with applicable Privacy Legal Requirements. To Olin’s Knowledge, since January 1, 2024, (i) there has been no unauthorized access to or unauthorized use of the Olin IT Systems and (ii) the Olin IT Systems have not malfunctioned or failed.

(b) The Olin IT Systems operate and perform in accordance with their documentation and functional specifications. The Olin IT Systems are reasonably sufficient for the operation of the business of Olin and the Olin Subsidiaries as currently conducted. To the Knowledge of Olin, none of the Olin IT Systems contain any material virus, “trojan horse”, worm or other code, software routine or instructions designed, intended or reasonably expected to result in or to permit unauthorized access to or to disable, erase or otherwise harm the Olin IT Systems or Personal Data Processed by Olin or any Olin Subsidiary.

Section 5.21 Data Security and Privacy. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect:

(a) Since January 1, 2024, (i) Olin and the Olin Subsidiaries have complied with all Privacy Legal Requirements and (ii) neither Olin nor any Olin Subsidiary has (A) been subject to any Action regarding its Processing of any Personal Data and there are no such Actions pending or, to the Knowledge of Olin, threatened related to any violation of applicable Privacy Legal Requirements or (B) notified, or been legally required to notify, any Person in connection with a breach, loss or disclosure of, or unauthorized access to, any Personal Data Processed by Olin or any Olin Subsidiary.

(b) To the Knowledge of Olin, the consummation and performance of this Agreement and the Transactions will not breach or otherwise cause any violation of any Privacy Legal Requirements that would result in any material constraint on the Processing of Personal Data for the operation of the business of Olin and each Olin Subsidiary as currently operated.

Section 5.22 Affiliate Transactions. Except for (i) employment-related Contracts filed or incorporated by reference as an exhibit to the Filed Olin SEC Documents or (ii) any Olin Benefit Plans, as of the date of this Agreement, there are no Contracts between Olin or any Olin Subsidiary, on the one hand, and any (x) present executive officer or director of Olin, (y) Person that, to the Knowledge of Olin, is the record or beneficial owner of more than 5% of the shares of Olin Common Stock as of the date of this Agreement or (z) to the Knowledge of Olin, any affiliate of any such executive officer, director or owner (other than Olin or any Olin Subsidiary), on the other hand.

Section 5.23 Insurance. Olin and each Olin Subsidiary maintain insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect, (a) each insurance policy of Olin or any Olin Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy was purported to be in effect and (b) neither Olin nor any Olin Subsidiary is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy. There is no claim by Olin or any Olin Subsidiary pending under any such policies that (i) to the Knowledge of Olin, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (ii) if not paid would have or reasonably be expected to have, individually or in the aggregate with all other such claims, an Olin Material Adverse Effect.

Section 5.24 Available Funds. Assuming the satisfaction of the conditions set forth in Sections 8.01 and 8.03, Olin will have on the Closing Date funds (including cash, available lines of credit or other sources of immediately available funds) sufficient to (i) pay any and all fees and expenses required to be paid at Closing by any Olin Party in connection with the Transactions and any Financing and (ii) satisfy its payment obligations pursuant to Section 7.08 and all of the other payment obligations of the Olin Parties contemplated hereunder, and there is no restriction on the use of such cash for such purposes. Olin has the financial resources and capabilities to fully perform all of its obligations under this Agreement. In no event shall the receipt or availability of any funds or financing by any Olin Party or any of their respective Subsidiaries or any other financing transaction be a condition to any of the obligations of the Olin Parties hereunder.

Section 5.25 Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Lazard Frères & Co. LLC (“Lazard”), the fees and expenses of which will be paid by Olin, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Olin.

Section 5.26 Opinion of Financial Advisor. The Olin Board has received an opinion from Lazard to the effect that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to Olin. Promptly after the execution of this Agreement, Olin will furnish to Huntsman, on a non-reliance and solely for informational purposes, a true and complete copy of such opinion.

Section 5.27 First Merger Sub and Second Merger Sub. Since its date of incorporation or formation, as applicable, neither First Merger Sub nor Second Merger Sub has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Each of First Merger Sub and Second Merger Sub has no, and prior to the First Effective Time, if applicable, (in the case of First Merger Sub) and the Second Effective Time, if applicable, (in the case of Second Merger Sub), will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 5.28 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in Article IV or in any certificate executed and delivered pursuant to the terms of this Agreement, Olin acknowledges and agrees that none of Huntsman or any other Person on behalf of Huntsman makes any other express or implied representation or warranty with respect to (i) Huntsman or any of its Affiliates or their businesses, operations, assets, liabilities, condition (financial or otherwise) or otherwise or (ii) any other information provided to Olin or its Affiliates or Representatives, including any information, documents, presentations, projections, estimates, forecasts or other material, made available to Olin or its Affiliates or Representatives in any format, in each case in connection with the Transactions. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in Article IV or in any certificate executed and delivered pursuant to the terms of this Agreement, Olin acknowledges and agrees that, in connection with the Transactions, neither Huntsman nor any other Person will have or be subject to any liability or obligation to Olin or any Affiliate or Representative of Olin resulting from the distribution or failure to distribute to Olin, or the use by Olin of, any such information made available to Olin or any other Person on behalf of Olin in any format in connection with the Transactions.

(b) Olin acknowledges and agrees that (i) neither Olin nor any Person on behalf of Olin is relying on any representation or warranty of Huntsman or any of its Affiliates except for those expressly set forth in Article IV or in any certificate executed and delivered pursuant to the terms of this Agreement and (ii) no person has been authorized by Huntsman or any of its Affiliates to make any representation or warranty relating to Huntsman or any of its Affiliates or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty has not been and shall not be relied upon by Olin or any Person on behalf of Olin.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.01 Conduct of Business.

(a) Conduct of Business by Huntsman. Except for (x) matters set forth in Section 6.01(a) of the Huntsman Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, (y) as required by applicable Law or Judgment or (z) with the prior written consent of Olin (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Conversion Time, Huntsman shall, and shall cause each Huntsman Subsidiary to use commercially reasonable efforts to (I) conduct its business in the ordinary course in all material respects, (II) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and (III) maintain its assets and properties in good working order and condition, ordinary wear and tear excepted; provided that no action or inaction by Huntsman or any Huntsman Subsidiary with respect to matters specifically addressed by clauses (a)(i) through (a)(xx) of this Section 6.01 shall be deemed a breach of this sentence unless such action or inaction would constitute a breach of such relevant clause. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01(a) of the Huntsman Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or Judgment or with the prior written consent of Olin (which shall not be unreasonably withheld, conditioned or delayed), Huntsman shall not, and shall not permit any Huntsman Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its Equity Interests, other than dividends and distributions by a Huntsman Subsidiary to Huntsman or any other wholly owned Huntsman Subsidiary, except for regular quarterly cash dividends in an amount not to exceed $0.0875 per share per quarter declared and paid in respect of the Huntsman Common Stock at such times and in a manner consistent with Huntsman’s historical quarterly dividend practice, (B) split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests, or securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity, ownership or voting interests, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Interests of Huntsman or any Huntsman Subsidiary, other than (1) the acquisition by Huntsman of shares of Huntsman Common Stock in connection with the surrender of shares of Huntsman Common Stock by holders of Huntsman Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Huntsman Common Stock to satisfy Tax obligations with respect to the vesting and settlement or exercise of Huntsman Equity Awards (as applicable) or other awards pursuant to the Huntsman Stock Plans and (3) the acquisition by Huntsman of Huntsman Equity Awards in connection with the forfeiture of such awards or rights (as applicable), in the case of each of clauses (1) through (3), in accordance with the terms and conditions of the Huntsman Benefit Plans and the applicable award agreements in effect as of the date of this Agreement or as otherwise permitted by this Agreement;

(ii) (A) amend the Huntsman Charter or the Huntsman By-Laws or (B) amend the Organizational Documents of any Huntsman Subsidiary, except amendments that would not reasonably be expected to be material to Huntsman and the Huntsman Subsidiaries, taken as a whole, or materially impede or delay the consummation of the Transactions;

(iii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any Equity Interests of Huntsman or any Huntsman Subsidiary (other than the issuance of Huntsman Common Stock (1) upon the vesting and exercise or settlement of Huntsman Equity Awards (as applicable) outstanding at the close of business on the date of this Agreement, and as required by any Huntsman Benefit Plan as in effect as of the date of this Agreement, (2) as otherwise permitted or created by this Agreement or (3) any non-consensual Liens granted as a result of state or federal securities laws) or (B) any Huntsman Voting Debt;

(iv) except as required by any Huntsman Benefit Plan as in effect as of the date of this Agreement (A)(1) grant to any individual who is or would be upon hire a Huntsman Senior Executive any equity or equity-based award (including any Huntsman Equity Award) or any increase in compensation or other benefits or (2) grant to any current or former director, officer, employee or independent contractor of Huntsman or any Huntsman Subsidiary who is not and would not be upon hire a Huntsman Senior Executive any equity or equity-based award (including any Huntsman Equity Award) or any increase in compensation or other benefits, except, in the case of this clause (2), in the ordinary course of business, (B) take any action to accelerate the vesting, payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Huntsman Benefit Plan (including any equity-based awards), (C) change any actuarial or other assumptions used to calculate funding obligations with respect to any Huntsman Benefit Plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined, (D) grant to any person any sign-on bonus, severance, retention, change in control, termination, deferred or transaction compensation or benefits or any increase therein, except with respect to permitted new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, (E) hire or promote any individual who would become a Huntsman Senior Executive (other than hiring or promoting to replace a departed employee if such hired or promoted employee receives substantially similar terms of employment as the departed employee), (F) terminate the employment of any Huntsman Senior Executive, other than for cause (as determined by Huntsman in its reasonable discretion), or (G) establish, adopt, materially amend or terminate any material Huntsman Benefit Plan (or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a material Huntsman Benefit Plan if in effect on the date hereof) or amend the terms of any outstanding equity or equity-based awards;

(v) in each case other than in the ordinary course of business, enter into, amend or terminate any Collective Bargaining Agreement, or recognize or certify any labor union, works council, or other labor organization as the bargaining representative for any employees;

(vi) make any material change in financial accounting methods, principles or practices, except insofar as may be required by GAAP (or any interpretation thereof);

(vii) directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) purchases of supplies, raw materials, equipment, services and inventory in the ordinary course of business, (B) short-term investments of cash in marketable securities in the ordinary course of business, (C) transactions between a direct or indirect wholly owned Huntsman Subsidiary and Huntsman or any other wholly owned Huntsman Subsidiary and (D) if the aggregate amount of the consideration paid or transferred by Huntsman and the Huntsman Subsidiaries in connection with any such transaction is less than $10,000,000 individually or $50,000,000 in the aggregate;

(viii) sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback or subject to any Lien (other than a Permitted Lien), or otherwise dispose of any properties or assets (other than disposal of obsolete assets or sales of products or services in the ordinary course of business, transactions between a direct or indirect wholly owned Huntsman Subsidiary and Huntsman or any other wholly owned Huntsman Subsidiary, and excluding Intellectual Property, which is the subject of Section 6.01(a)(xv)), or any interests therein, with a fair market value in excess of $10,000,000 individually or $50,000,000 in the aggregate, except for Liens used to secure Indebtedness permitted to be incurred under Section 6.01(a)(ix);

(ix) incur any Indebtedness of the type described in clauses (a) or (b) of the definition thereof, other than (A) borrowings under the Huntsman Credit Facility in accordance with the terms thereof and in the ordinary course of business; (B) replacements of existing Indebtedness that has matured, or is scheduled to mature, after the date of this Agreement and within the twelve-month period following such incurrence of the replacement Indebtedness on prevailing market terms or on terms substantially consistent with or more beneficial to Huntsman and the Huntsman Subsidiaries, taken as a whole, than the Indebtedness being replaced; and (C) among Huntsman and its wholly owned Huntsman Subsidiaries;

(x) forgive any loans to directors or officers of Huntsman or any Huntsman Subsidiary;

(xi) make, or agree or commit to make, any loans, advances (other than for ordinary course business expenses) or capital expenditures, except in an amount not in excess of 110% of the capital expenditure budget in the annual operating plan set forth in Section 6.01(a)(x) of the Huntsman Disclosure Letter;

(xii) enter into any Contract that, if entered into as of the date of this Agreement would constitute a Huntsman Material Contract or amend, waive any material rights under, or terminate any Huntsman Material Contract other than (A) in the ordinary course of business or (B) as expressly permitted by any other clause of this Section 6.01(a); provided that, other than in respect of amendments or renewals of such Contract in the ordinary course of business, the exception in the foregoing clause (A) shall not apply to any Contract of the type set forth in Sections 4.16(a)(vi), (x) or (xi) (but, in the case of (xi) without regard to whether such Contract is with a Huntsman Top Customer or Huntsman Top Supplier);

(xiii) waive, release, assign, settle, pay, discharge, satisfy or compromise any pending or threatened Action, in each case, other than (A) in the ordinary course of business, (B) with respect to Tax matters (which shall be exclusively governed by clause (xvi)), and (C) waivers, releases, assignments, settlements, payments, discharges, satisfactions or compromises that do not create material obligations of Huntsman or any of the Huntsman Subsidiaries other than the payment of monetary damages not in excess of $10,000,000 individually or $50,000,000 in the aggregate;

(xiv) cancel any material Indebtedness of a third party to Huntsman or any Huntsman Subsidiary or waive any claims or rights of substantial value, in each case, other than (A) in the ordinary course of business or (B) in connection with any settlement permitted by Section 6.01(a)(xiii);

(xv) (A) sell, assign, transfer, grant, license (other than non-exclusive licenses), encumber or dispose of any material Huntsman Intellectual Property, other than disposal of obsolete assets, or (B) abandon, fail to renew, maintain or pursue application for any material Huntsman Intellectual Property (other than the lapse or expiration of Huntsman Registered Intellectual Property at the end of the applicable statutory term), except, in the case of each of clauses (A) and (B), in the ordinary course of business;

(xvi) (A) make, change or revoke any material Tax election, (B) adopt or change any material method of Tax accounting or change any material Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any Tax audit or proceeding relating to Taxes that involves a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax, or (F) enter into, amend or terminate any material advance pricing agreement with a Governmental Authority, except, in the case of each of clauses (A) through (D), in the ordinary course of business;

(xvii) merge or consolidate with any other Person, or restructure, recapitalize, reorganize or completely or partially liquidate other than (A) transactions of the type contemplated by Section 6.01(a)(vii) or Section 6.01(a)(viii) which are permitted thereby, (B) mergers or consolidations of a Huntsman Subsidiary in which such Subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by this Agreement and (C) mergers among, or the restructuring or reorganization of, any wholly owned Huntsman Subsidiary that would not and would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions;

(xviii) implement or announce any mass layoff, reduction in force, plant closing or other termination events requiring notice under the WARN Act;

(xix) enter into any new line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Huntsman or the Huntsman Subsidiaries as of the date of this Agreement; or

(xx) agree, resolve or commit to do any of the foregoing actions.

(b) Conduct of Business by Olin. Except for (x) matters set forth in Section 6.01(b) of the Olin Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, (y) as required by applicable Law or Judgment or (z) with the prior written consent of Huntsman (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Conversion Time, Olin shall, and shall cause each Olin Subsidiary to use commercially reasonable efforts to (I) conduct its business in the ordinary course in all material respects, (II) preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and key employees and (III) maintain its assets and properties in good working order and condition, ordinary wear and tear excepted; provided that no action or inaction by Olin or any Olin Subsidiary with respect to matters specifically addressed by clauses (b)(i) through (b)(xx) of this Section 6.01 shall be deemed a breach of this sentence unless such action or inaction would constitute a breach of such relevant clause. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.01(b) of the Olin Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or Judgment or with the prior written consent of Huntsman (which shall not be unreasonably withheld, conditioned or delayed), Olin shall not, and shall not permit any Olin Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its Equity Interests, other than dividends and distributions by an Olin Subsidiary to Olin or any other wholly owned Olin Subsidiary, except for regular quarterly cash dividends in an amount not to exceed $0.20 per share per quarter declared and paid in respect of the Olin Common Stock at such times and in a manner consistent with Olin’s historical quarterly dividend practice, (B) split, combine, subdivide or reclassify any of its capital stock, voting securities or other equity, ownership or voting interests, or securities convertible into or exchangeable for capital stock, voting securities or other equity, ownership or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, voting securities or other equity, ownership or voting interests, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Interests of Olin or any Olin Subsidiary, other than (1) the acquisition by Olin of shares of Olin Common Stock in connection with the surrender of shares of Olin Common Stock by holders of Olin Stock Options in order to pay the exercise price thereof, (2) the withholding of shares of Olin Common Stock to satisfy Tax obligations with respect to the vesting and settlement or exercise of Olin Equity Awards (as applicable) or settlement of Olin Deferred Plan Phantom Units and (3) the acquisition by Olin of Olin Equity Awards in connection with the forfeiture of such awards or rights (as applicable), in the case of each of clauses (1) through (3), in accordance with the terms and conditions of the Olin Benefit Plans and the applicable award agreements in effect as of the date of this Agreement or as otherwise permitted by this Agreement;

(ii) (A) amend the Olin Charter or the Olin By-Laws or (B) amend the Organizational Documents of any Olin Subsidiary, except amendments that would not reasonably be expected to be material to Olin and the Olin Subsidiaries, taken as a whole, or materially impede or delay the consummation of the Transactions;

(iii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any Equity Interests of Olin or any Olin Subsidiary (other than the issuance of Olin Common Stock (1) upon the vesting and exercise or settlement of Olin Equity Awards (as applicable) or the settlement of Olin Deferred Plan Phantom Units, in each case, outstanding at the close of business on the date of this Agreement, and as required by any Olin Benefit Plan as in effect as of the date of this Agreement, (2) as otherwise permitted or created by this Agreement or (3) any non-consensual Liens granted as a result of state or federal securities laws) or (B) any Olin Voting Debt;

(iv) except as required by any Olin Benefit Plan as in effect as of the date of this Agreement (A)(1) grant to any individual who is or would be upon hire an Olin Senior Executive any equity or equity-based award (including any Olin Equity Award) or any increase in compensation or other benefits or (2) grant to any current or former director, officer, employee or independent contractor of Olin or any Olin Subsidiary who is not and would not be upon hire an Olin Senior Executive any equity or equity-based award (including any Olin Equity Award) or any increase in compensation or other benefits, except, in the case of this clause (2), in the ordinary course of business, (B) take any action to accelerate the vesting, payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Olin Benefit Plan (including any equity-based awards), (C) change any actuarial or other assumptions used to calculate funding obligations with respect to any Olin Benefit Plan, the manner in which contributions to such plans are made or the basis on which such contributions are determined, (D) grant to any person any sign-on bonus, severance, retention, change in control, termination, deferred or transaction compensation or benefits or any increase therein, except with respect to permitted new hires or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, (E) hire or promote any individual who would become an Olin Senior Executive (other than hiring or promoting to replace a departed employee if such hired or promoted employee receives substantially similar terms of employment as the departed employee), (F) terminate the employment of any Olin Senior Executive, other than for cause (as determined by Olin in its reasonable discretion), or (G) establish, adopt, materially amend or terminate any material Olin Benefit Plan (or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute a material Olin Benefit Plan if in effect on the date hereof) or amend the terms of any outstanding equity or equity-based awards;

(v) in each case other than in the ordinary course of business, enter into, amend or terminate any Collective Bargaining Agreement, or recognize or certify any labor union, works council, or other labor organization as the bargaining representative for any employees;

(vi) make any material change in financial accounting methods, principles or practices, except insofar as may be required by GAAP (or any interpretation thereof);

(vii) directly or indirectly acquire or agree to acquire in any transaction any Equity Interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets other than (A) purchases of supplies, raw materials, equipment, services and inventory in the ordinary course of business, (B) short-term investments of cash in marketable securities in the ordinary course of business, (C) transactions between a direct or indirect wholly owned Olin Subsidiary and Olin or any other wholly owned Olin Subsidiary and (D) if the aggregate amount of the consideration paid or transferred by Olin and the Olin Subsidiaries in connection with any such transaction is less than $10,000,000 individually or $50,000,000 in the aggregate;

(viii) sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback or subject to any Lien (other than a Permitted Lien), or otherwise dispose of any properties or assets (other than disposal of obsolete assets or sales of products or services in the ordinary course of business, transactions between a direct or indirect wholly owned Olin Subsidiary and Olin or any other wholly owned Olin Subsidiary, and excluding Intellectual Property, which is the subject of Section 6.01(b)(xv)), or any interests therein, with a fair market value in excess of $10,000,000 individually or $50,000,000 in the aggregate, except for Liens used to secure Indebtedness permitted to be incurred under Section 6.01(b)(ix);

(ix) incur any Indebtedness of the type described in clauses (a) or (b) of the definition thereof, other than (A) borrowings under the Olin Credit Facility in accordance with the terms thereof and in the ordinary course of business; (B) replacements of existing Indebtedness that has matured, or is scheduled to mature, after the date of this Agreement and within the twelve-month period following such incurrence of the replacement Indebtedness on prevailing market terms or on terms substantially consistent with or more beneficial to Olin and the Olin Subsidiaries, taken as a whole, than the Indebtedness being replaced; and (C) among Olin and its wholly owned Olin Subsidiaries;

(x) forgive any loans to directors or officers of Olin or any Olin Subsidiary;

(xi) make, or agree or commit to make, any loans, advances (other than for ordinary course business expenses) or capital expenditures, except in an amount not in excess of 110% of the capital expenditure budget in the annual operating plan set forth in Section 6.01(b)(xi) of the Olin Disclosure Letter;

(xii) enter into any Contract that, if entered into as of the date of this Agreement would constitute an Olin Material Contract or amend, waive any material rights under, or terminate any Olin Material Contract other than (A) in the ordinary course of business or (B) as expressly permitted by any other clause of this Section 6.01(b); provided that, other than in respect of amendments or renewals of such Contract in the ordinary course of business, the exception in the foregoing clause (A) shall not apply to any Contract of the type set forth in Sections 5.16(a)(vi), (x) or (xi) (but, in the case of (xi) without regard to whether such Contract is with an Olin Top Customer or Olin Top Supplier);

(xiii) waive, release, assign, settle, pay, discharge, satisfy or compromise any pending or threatened Action, in each case, other than (A) in the ordinary course of business, (B) with respect to Tax matters (which shall be exclusively governed by clause (xvi)), and (C) waivers, releases, assignments, settlements, payments, discharges, satisfactions or compromises that do not create material obligations of Olin or any of the Olin Subsidiaries other than the payment of monetary damages not in excess of $10,000,000 individually or $50,000,000 in the aggregate;

(xiv) cancel any material Indebtedness of a third party to Olin or any Olin Subsidiary or waive any claims or rights of substantial value, in each case, other than (A) in the ordinary course of business or (B) in connection with any settlement permitted by Section 6.01(b)(xiii);

(xv) (A) sell, assign, transfer, grant, license (other than non-exclusive licenses), encumber or dispose of any material Olin Intellectual Property, other than disposal of obsolete assets, or (B) abandon, fail to renew, maintain or pursue application for any material Olin Intellectual Property (other than the lapse or expiration of Olin Registered Intellectual Property at the end of the applicable statutory term), except, in the case of each of clauses (A) and (B), in the ordinary course of business;

(xvi) (A) make, change or revoke any material Tax election, (B) adopt or change any material method of Tax accounting or change any material Tax accounting period, (C) file any material amended Tax Return, (D) settle or compromise any Tax audit or proceeding relating to Taxes that involves a material amount of Taxes, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax, or (F) enter into, amend or terminate any material advance pricing agreement with a Governmental Authority, except, in the case of each of clauses (A) through (D), in the ordinary course of business;

(xvii) merge or consolidate with any other Person, or restructure, recapitalize, reorganize or completely or partially liquidate other than (A) transactions of the type contemplated by Section 6.01(b)(vii) or Section 6.01(b)(viii) which are permitted thereby, (B) mergers or consolidations of an Olin Subsidiary in which such Subsidiary is the surviving entity in connection with an acquisition not otherwise prohibited by this Agreement and (C) mergers among, or the restructuring or reorganization of, any wholly owned Olin Subsidiary that would not and would not reasonably be expected to prevent or materially impair or delay the consummation of the Transactions;

(xviii) implement or announce any mass layoff, reduction in force, plant closing or other termination events requiring notice under the WARN Act;

(xix) enter into any new line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Olin or the Olin Subsidiaries as of the date of this Agreement; or

(xx) agree, resolve or commit to do any of the foregoing actions.

(c) Control of Operations. Nothing contained in this Agreement shall give Huntsman or Olin, directly or indirectly, the right to control or direct the other party’s operations prior to the Conversion Time. Prior to the Conversion Time, each of Olin, First Merger Sub, Second Merger Sub and Huntsman shall exercise, in accordance with the terms of this Agreement, complete control and supervision of itself and its respective Subsidiaries’ operations.

Section 6.02 No Solicitation by Olin; Olin Recommendation.

(a) Except as otherwise permitted by this Agreement, from the date of this Agreement until the Conversion Time or, if earlier, the termination of this Agreement in accordance with Article IX, Olin shall not, nor shall it authorize or permit any of its Affiliates to, and shall use its reasonable best efforts to cause its or their respective directors, officers or employees or any of their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Olin Takeover Proposal;

(ii) engage or otherwise participate in any discussions or negotiations relating to an Olin Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Olin Takeover Proposal (other than to state that the terms of this Agreement prohibit such discussions or negotiations or discussions solely to clarify the terms of an Olin Takeover Proposal);

(iii) furnish any information to any Person in connection with an Olin Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Olin Takeover Proposal; or

(iv) otherwise cooperate in any way with any Person (whether or not a Person making an Olin Takeover Proposal) with respect to an Olin Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to an Olin Takeover Proposal.

(b) Olin shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to an Olin Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to an Olin Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(c) Notwithstanding the foregoing, at any time prior to obtaining the Olin Shareholder Approval, if (A) in response to a written Olin Takeover Proposal made after the date of this Agreement the Olin Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) both that (I) such Olin Takeover Proposal constitutes or would reasonably be expected to result in a Superior Olin Proposal and (II) the failure to take the actions referenced in clause (i) or (ii) below would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and (B) such Olin Takeover Proposal did not result from a breach of Section 6.02(a), Olin and its Representatives at the request of Olin may, subject to compliance with Section 6.02(f):

(i) furnish information with respect to Olin and the Olin Subsidiaries to the Person or group of Persons making such Olin Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Huntsman or is provided to Huntsman prior to or substantially concurrently with the time it is provided to such Person or group of Persons) pursuant to a customary confidentiality agreement not less restrictive to such Person or group of Persons than the Confidentiality Agreement (except that such confidentiality agreement (A) need not prohibit the making, or amendment, of an Olin Takeover Proposal, (B) shall not prohibit Olin from complying with this Section 6.02 or contain terms that would restrict in any manner Olin’s ability to consummate the Transactions and (C) shall not include any provision providing for an exclusive right to negotiate with Olin prior to the valid termination of this Agreement); and

(ii) participate in discussions regarding the terms of such Olin Takeover Proposal and the negotiation of such terms with, and only with, the Person or group of Persons making such Olin Takeover Proposal (and its or their Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 6.02(a) and this Section 6.02(c) by any Affiliates of Olin or any of its or their Representatives shall constitute a breach of Section 6.02(a) and this Section 6.02(c) by Olin.

(d) Except as set forth below, neither the Olin Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Huntsman), or publicly propose to withdraw (or qualify or modify in any manner adverse to Huntsman), or otherwise make any statement inconsistent with, the Olin Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, an Olin Takeover Proposal or (C) fail to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an Olin Takeover Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the shareholders of Olin) within 10 Business Days after the commencement of such tender offer or exchange offer (any action in this clause (i) being referred to as an “Olin Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Olin or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other Contract (other than a confidentiality agreement referred to in Section 6.02(c)(i)) constituting or related to an Olin Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Olin Shareholder Approval, but not after, the Olin Board may, subject to compliance with the terms of this Section 6.02 (including Section 6.02(e)), make an Olin Adverse Recommendation Change in response to (I) an Olin Takeover Proposal received after the execution of this Agreement that did not result from a breach of Section 6.02(a) (and has not then been withdrawn) if the Olin Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Olin Takeover Proposal constitutes a Superior Olin Proposal or (II) an Olin Intervening Event, in the case of the foregoing clause (I) or (II), if the Olin Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e) The Olin Board and any committee thereof shall not, and shall cause Olin not to, make an Olin Adverse Recommendation Change pursuant to Section 6.02(d) unless (i) Olin first delivers to Huntsman a written notice (an “Olin Notice”) (which notice itself shall not constitute an Olin Adverse Recommendation Change) advising Huntsman that the Olin Board intends to take such action and specifying the reasons therefor, including (x) in the case of a proposed Olin Adverse Recommendation Change in response to a Superior Olin Proposal, the material terms and conditions of such Superior Olin Proposal, the identity of the Person or group of Persons making such Superior Olin Proposal and copies of any Olin Takeover Proposal Materials in respect of such Superior Olin Proposal, or (y) in the case of a proposed Olin Adverse Recommendation Change in response to an Olin Intervening Event, a description of such Olin Intervening Event in reasonable detail, (ii) to the extent Huntsman wishes to negotiate, Olin has negotiated with, and has caused its Representatives to negotiate with, Huntsman in good faith during the five Business Days following receipt by Huntsman of the Olin Notice (the “Olin Notice Period”) in order to enable Huntsman to propose revisions to the terms of this Agreement or the Transactions such that it would cause such Olin Takeover Proposal to no longer constitute a Superior Olin Proposal or for such Olin Intervening Event to no longer warrant an Olin Adverse Recommendation Change and (iii) following the Olin Notice Period, and after considering the results of any such negotiations and giving effect to any written proposals, amendments or modifications made or agreed to by Huntsman, the Olin Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) in the case of an Olin Adverse Recommendation Change in connection with an Olin Takeover Proposal, (1) such Olin Takeover Proposal continues to constitute a Superior Olin Proposal and (2) the failure to make an Olin Adverse Recommendation Change as a result thereof would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to any financial or other material term of the Olin Takeover Proposal that was previously the subject of the Olin Notice shall require a new Olin Notice pursuant to clause (i) of this provision) or (B) in the case of an Olin Adverse Recommendation Change in response to an Olin Intervening Event, (1) such Olin Intervening Event remains in effect and (2) the failure to make an Olin Adverse Recommendation Change as a result thereof would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any material changes to the circumstances surrounding such Olin Intervening Event that were previously the subject of the Olin Notice shall require a new Olin Notice pursuant to clause (i) of this provision).

(f) In addition to the obligations of Olin set forth above, Olin shall promptly, and in any event within twenty-four hours of the receipt thereof by Olin, any of its Affiliates or any of their respective Representatives, advise Huntsman orally and in writing of any Olin Takeover Proposal or any inquiry or proposal or request for information, discussion or negotiation that would reasonably be expected to lead to an Olin Takeover Proposal, the material terms and conditions of any such Olin Takeover Proposal (including any changes thereto) and the identity of the Person or group of Persons making any such Olin Takeover Proposal and provide to Huntsman copies of any Olin Takeover Proposal Materials. Olin shall (i) keep Huntsman informed in all material respects and on a prompt basis of the status and details (including any change to the terms thereof) of any Olin Takeover Proposal and (ii) provide to Huntsman as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all proposals, counterproposals and drafts of agreements) exchanged between Olin or any Olin Subsidiary, on the one hand, and the Person or group of Persons making any such Olin Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Olin Takeover Proposal (such correspondence and other written materials, “Olin Takeover Proposal Materials”).

(g) Nothing contained in this Section 6.02 shall prohibit Olin from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or making a “stop, look and listen” communication to the shareholders of Olin pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that in no event shall Olin or the Olin Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.02(d).

(h) For purposes of this Agreement:

“Olin Intervening Event” means any material event or development or material change in circumstances with respect to Olin and the Olin Subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by the Olin Board as of, or prior to, the date of this Agreement and (ii) does not involve or relate to the receipt, existence or terms of any Olin Takeover Proposal (or any proposal, offer or inquiry that would reasonably be expected to lead to an Olin Takeover Proposal or direct and indirect consequence thereof); provided that (w) in no event shall any action that is taken by Olin or Huntsman to the extent required by the affirmative covenants set forth in Section 7.03, and the consequences of any such action, constitute an Olin Intervening Event; (x) in no event shall any change in the market price, trading volume or ratings of any securities or Indebtedness of Olin, any Olin Subsidiary, Huntsman, or any Huntsman Subsidiary or the fact that, in and of itself, Olin or any Olin Subsidiary meets or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute an Olin Intervening Event; provided, however, that the underlying causes of any such change or event may be considered in determining whether an Olin Intervening Event has occurred; (y) in no event does the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement constitute an Olin Intervening Event; and (z) in no event do changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally constitute an Olin Intervening Event.

“Olin Takeover Proposal” means a bona fide proposal or offer (whether or not in writing) from any Person or group of Persons (other than Huntsman or any Huntsman Subsidiary) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Olin and the Olin Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Olin Board or any duly authorized committee thereof), or of assets to which 20% or more of Olin’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more Olin Subsidiaries owning such assets, (ii) acquisition of 20% or more of the total outstanding Equity Interests of Olin (by vote or economic interests), (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons (other than Huntsman or any of the Huntsman Subsidiaries) beneficially owning 20% or more of the total outstanding Equity Interests of Olin (by vote or economic interests) or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving Olin pursuant to which any Person or group of Persons (or their equityholders) (other than Huntsman or any of the Huntsman Subsidiaries) would acquire, directly or indirectly, 20% or more of the consolidated assets of Olin and the Olin Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Olin Board or any duly authorized committee thereof), or assets to which 20% or more of Olin’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the total outstanding Equity Interests (by vote or economic interests) of Olin or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Olin or the resulting direct or indirect parent of Olin or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed an Olin Takeover Proposal.

“Superior Olin Proposal” means a bona fide written Olin Takeover Proposal, made after the date of this Agreement and that did not result from a breach of Section 6.02(a), that would result in any Person or group of Persons (or their equityholders) (other than Huntsman or any of its Affiliates) becoming, directly or indirectly, the beneficial owner of all or substantially all of the consolidated assets of Olin and the Olin Subsidiaries or more than 50% of the aggregate voting power of the capital stock of Olin, that the Olin Board has determined in its good-faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the Person or group of Persons making the proposal) and (ii) if consummated, would result in a transaction more favorable to the shareholders of Olin from a financial point of view than the Transactions (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any proposed changes to the terms of this Agreement or the Transactions pursuant to Section 6.02(e) and the time likely to be required to consummate such Olin Takeover Proposal)).

Section 6.03 No Solicitation by Huntsman; Huntsman Recommendation.

(a) Except as otherwise permitted by this Agreement, from the date of this Agreement until the Conversion Time or, if earlier, the termination of this Agreement in accordance with Article IX, Huntsman shall not, nor shall it authorize or permit any of its Affiliates to, and shall use its reasonable best efforts to cause its or their respective Representatives not to, directly or indirectly:

(i) initiate, solicit or knowingly facilitate or encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Huntsman Takeover Proposal;

(ii) engage or otherwise participate in any discussions or negotiations relating to a Huntsman Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Huntsman Takeover Proposal (other than to state that the terms of this Agreement prohibit such discussions or negotiations, or discussions solely to clarify the terms of a Huntsman Takeover Proposal);

(iii) furnish any information to any Person in connection with a Huntsman Takeover Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Huntsman Takeover Proposal; or

(iv) otherwise cooperate in any way with any Person (whether or not a Person making a Huntsman Takeover Proposal) with respect to a Huntsman Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Huntsman Takeover Proposal.

(b) Huntsman shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to a Huntsman Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Huntsman Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished to any such Person or its Representatives and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

(c) Notwithstanding the foregoing, at any time prior to obtaining the Huntsman Stockholder Approval, if (A) in response to a written Huntsman Takeover Proposal made after the date of this Agreement the Huntsman Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) both that (I) such Huntsman Takeover Proposal constitutes or would reasonably be expected to result in a Superior Huntsman Proposal and (II) that the failure to take the actions referenced in clause (i) or (ii) below would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and (B) such Huntsman Takeover Proposal did not result from a breach of Section 6.03(a), Huntsman and its Representatives at the request of Huntsman may, subject to compliance with Section 6.03(f):

(i) furnish information with respect to Huntsman and the Huntsman Subsidiaries to the Person or group of Persons making such Huntsman Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Olin or is provided to Olin prior to or substantially concurrently with the time it is provided to such Person or group of Persons) pursuant to a customary confidentiality agreement not less restrictive to such Person or group of Persons than the Confidentiality Agreement (except that such confidentiality agreement (A) need not prohibit the making, or amendment, of a Huntsman Takeover Proposal, (B) shall not prohibit Huntsman from complying with this Section 6.03 or contain terms that would restrict in any manner Huntsman’s ability to consummate the Transactions and (C) shall not include any provision providing for an exclusive right to negotiate with Huntsman prior to the valid termination of this Agreement); and

(ii) participate in discussions regarding the terms of such Huntsman Takeover Proposal and the negotiation of such terms with, and only with, the Person or group of Persons making such Huntsman Takeover Proposal (and its or their Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in Section 6.03(a) and this Section 6.03(c) by any Affiliates of Huntsman or any of its or their Representatives shall constitute a breach of Section 6.03(a) and this Section 6.03(c) by Huntsman.

(d) Except as set forth below, neither the Huntsman Board nor any committee thereof shall (i) (A) withdraw (or qualify or modify in any manner adverse to Olin), or publicly propose to withdraw (or qualify or modify in any manner adverse to Olin), or otherwise make any statement inconsistent with, the Huntsman Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, a Huntsman Takeover Proposal or (C) fail to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Huntsman Takeover Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of Huntsman) within 10 Business Days after the commencement of such tender offer or exchange offer (any action in this clause (i) being referred to as a “Huntsman Adverse Recommendation Change”) or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Huntsman or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other Contract (other than a confidentiality agreement referred to in Section 6.03(c)(i)) constituting or related to a Huntsman Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Huntsman Stockholder Approval, but not after, the Huntsman Board may, subject to compliance with the terms of this Section 6.03 (including Section 6.03(e)), make a Huntsman Adverse Recommendation Change in response to (I) a Huntsman Takeover Proposal received after the execution of this Agreement that did not result from a breach of Section 6.03(a) (and has not then been withdrawn) if the Huntsman Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Huntsman Takeover Proposal constitutes a Superior Huntsman Proposal or (II) a Huntsman Intervening Event, in the case of the foregoing clause (I) or (II), if the Huntsman Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(e) The Huntsman Board and any committee thereof shall not, and shall cause Huntsman not to, make a Huntsman Adverse Recommendation Change pursuant to Section 6.03(d) unless (i) Huntsman first delivers to Olin a written notice (a “Huntsman Notice”) (which notice itself shall not constitute a Huntsman Adverse Recommendation Change) advising Olin that the Huntsman Board intends to take such action and specifying the reasons therefor, including (x) in the case of a proposed Huntsman Adverse Recommendation Change in response to a Superior Huntsman Proposal, the material terms and conditions of such Superior Huntsman Proposal, the identity of the Person or group of Persons making such Superior Huntsman Proposal and copies of any Huntsman Takeover Proposal Materials in respect of such Superior Huntsman Proposal, or (y) in the case of a proposed Huntsman Adverse Recommendation Change in response to a Huntsman Intervening Event, a description of such Huntsman Intervening Event in reasonable detail, (ii) to the extent Olin wishes to negotiate, Huntsman has negotiated with, and has caused its Representatives to negotiate with, Olin in good faith during the five Business Days following receipt by Olin of the Huntsman Notice (the “Huntsman Notice Period”) in order to enable Olin to propose revisions to the terms of this Agreement or the Transactions such that it would cause such Huntsman Takeover Proposal to no longer constitute a Superior Huntsman Proposal or for such Huntsman Intervening Event to no longer warrant a Huntsman Adverse Recommendation Change and (iii) following the Huntsman Notice Period, and after considering the results of any such negotiations and giving effect to any written proposals, amendments or modifications made or agreed to by Olin, the Huntsman Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) in the case of a Huntsman Adverse Recommendation Change in connection with a Huntsman Takeover Proposal, (1) such Huntsman Takeover Proposal continues to constitute a Superior Huntsman Proposal and (2) the failure to make a Huntsman Adverse Recommendation Change as a result thereof would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to any financial or other material term of the Huntsman Takeover Proposal that was previously the subject of the Huntsman Notice shall require a new Huntsman Notice pursuant to clause (i) of this provision) or (B) in the case of a Huntsman Adverse Recommendation Change in response to a Huntsman Intervening Event, (1) such Huntsman Intervening Event remains in effect and (2) the failure to make a Huntsman Adverse Recommendation Change as a result thereof would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any material changes to the circumstances surrounding such Huntsman Intervening Event that were previously the subject of the Huntsman Notice shall require a new Huntsman Notice pursuant to clause (i) of this provision).

(f) In addition to the obligations of Huntsman set forth above, Huntsman shall promptly, and in any event within twenty-four hours of the receipt thereof by Huntsman, any of its Affiliates or any of their respective Representatives, advise Olin orally and in writing of any Huntsman Takeover Proposal or any inquiry or proposal or request for information, discussion or negotiation that would reasonably be expected to lead to a Huntsman Takeover Proposal, the material terms and conditions of any such Huntsman Takeover Proposal (including any changes thereto) and the identity of the Person or group of Persons making any such Huntsman Takeover Proposal and provide to Olin copies of any Huntsman Takeover Proposal Materials. Huntsman shall (i) keep Olin informed in all material respects and on a prompt basis of the status and details (including any change to the terms thereof) of any Huntsman Takeover Proposal and (ii) provide to Olin as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material (including all proposals, counterproposals and drafts of agreements) exchanged between Huntsman or any Huntsman Subsidiary, on the one hand, and the Person or group of Persons making any such Huntsman Takeover Proposal, on the other hand, that describes any of the terms or conditions of any Huntsman Takeover Proposal (such correspondence and other written materials, “Huntsman Takeover Proposal Materials”).

(g) Nothing contained in this Section 6.03 shall prohibit Huntsman from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or making a “stop, look and listen” communication to the stockholders of Huntsman pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, however, that in no event shall Huntsman or the Huntsman Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.03(d).

(h) For purposes of this Agreement:

“Huntsman Intervening Event” means any material event or development or material change in circumstances with respect to Huntsman and the Huntsman Subsidiaries, taken as a whole, that (i) was not known to, or reasonably foreseeable (with respect to magnitude or material consequences) by the Huntsman Board as of, or prior to, the date of this Agreement and (ii) does not involve or relate to the receipt, existence or terms of any Huntsman Takeover Proposal (or any proposal, offer or inquiry that would reasonably be expected to lead to a Huntsman Takeover Proposal or direct and indirect consequence thereof); provided that (w) in no event shall any action that is taken by Huntsman or Olin to the extent required by the affirmative covenants set forth in Section 7.03, and the consequences of any such action, constitute a Huntsman Intervening Event; (x) in no event shall any change in the market price, trading volume or ratings of any securities or Indebtedness of Huntsman, any Huntsman Subsidiary, Olin, or any Olin Subsidiary or the fact that, in and of itself, Huntsman or any Huntsman Subsidiary meets or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period constitute a Huntsman Intervening Event; provided, however, that the underlying causes of any such change or event may be considered in determining whether a Huntsman Intervening Event has occurred; (y) in no event does the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement constitute a Huntsman Intervening Event; and (z) in no event do changes in general economic, financial or geopolitical conditions, or changes in conditions in the global, international or U.S. economy of financial markets generally constitute a Huntsman Intervening Event.

“Huntsman Takeover Proposal” means a bona fide proposal or offer (whether or not in writing) from any Person or group of Persons (other than Olin or any Olin Subsidiary) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Huntsman and the Huntsman Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Huntsman Board or any duly authorized committee thereof), or of assets to which 20% or more of Huntsman’s revenues or earnings on a consolidated basis are attributable, including in each case through the acquisition of one or more Huntsman Subsidiaries owning such assets, (ii) acquisition of 20% or more of the total outstanding Equity Interests of Huntsman (by vote or economic interests), (iii) tender offer or exchange offer that if consummated would result in any Person or group of Persons (other than Olin or any of the Olin Subsidiaries) beneficially owning 20% or more of the total outstanding Equity Interests of Huntsman (by vote or economic interests) or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, spin-off, joint venture or similar transaction involving Huntsman pursuant to which any Person or group of Persons (or their equityholders) (other than Olin or any of the Olin Subsidiaries) would acquire, directly or indirectly, 20% or more of the consolidated assets of Huntsman and the Huntsman Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Huntsman Board or any duly authorized committee thereof), or assets to which 20% or more of Huntsman’s net revenues or earnings on a consolidated basis are attributable or 20% or more of the total outstanding Equity Interests (by vote or economic interests) of Huntsman or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Huntsman or the resulting direct or indirect parent of Huntsman or such surviving entity; provided, however, that this Agreement and the Transactions shall not be deemed a Huntsman Takeover Proposal.

“Superior Huntsman Proposal” means a bona fide written Huntsman Takeover Proposal, made after the date of this Agreement and that did not result from a breach of Section 6.03(a), that would result in any Person or group of Persons (or their equityholders) (other than Olin or any of its Affiliates) becoming, directly or indirectly, the beneficial owner of all or substantially all of the consolidated assets of Huntsman and the Huntsman Subsidiaries or more than 50% of the aggregate voting power of the capital stock of Huntsman, that the Huntsman Board has determined in its good-faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is reasonably likely to be consummated in accordance with its terms (taking into account all legal, financial, regulatory and timing aspects of the proposal and the Person or group of Persons making the proposal) and (ii) if consummated, would result in a transaction more favorable to the stockholders of Huntsman from a financial point of view than the Transactions (after taking into account all of the terms and conditions of, and the likelihood of completion of, such offer and of this Agreement (including any proposed changes to the terms of this Agreement or the Transactions pursuant to Section 6.03(e) and the time likely to be required to consummate such Huntsman Takeover Proposal)).

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Preparation of the Form S-4 and the Joint Proxy Statement; Olin Shareholders Meeting and Huntsman Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, Huntsman and Olin shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of Huntsman relating to the Huntsman Stockholders Meeting and the shareholders of Olin relating to the Olin Shareholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Huntsman and Olin shall jointly prepare, and Olin shall cause to be filed with the SEC, the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Huntsman and Olin shall use its reasonable best efforts to cause the Joint Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. As promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, each of Huntsman and Olin shall distribute the Joint Proxy Statement to its respective shareholders or stockholders, as applicable. Each of Huntsman and Olin shall furnish all information concerning itself and its Affiliates to the other party, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Huntsman and Olin shall promptly notify the other party upon the receipt of any comments from the SEC or the Staff of the SEC or any request from the SEC or the Staff of the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement or for additional information and shall provide the other party with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the Staff of the SEC, on the other hand, with respect to the Joint Proxy Statement, the Form S-4, the Transactions and (ii) all orders of the SEC relating to the Form S-4. Each of Huntsman and Olin shall use its respective reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or distributing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC or the Staff of the SEC with respect thereto, each of Huntsman and Olin (A) shall provide the other party a reasonable opportunity to review and comment on such document or response, including the proposed final version of such document or response (unless, in the case of responding to comments from the SEC or the Staff of the SEC, pursuant to a telephone call initiated by the SEC), (B) shall include in such document or response all comments reasonably proposed by the other party and (C) shall not file or distribute such document or respond to the SEC prior to receiving the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the Transactions or the combined entity. Each of Huntsman and Olin shall advise the other party, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Huntsman and Olin shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Huntsman and Olin shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(b) If prior to the Conversion Time, any event occurs with respect to Huntsman or any Huntsman Subsidiary, or any change occurs with respect to other information supplied by Huntsman for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Huntsman shall promptly notify Olin of such event, and Huntsman and Olin shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the stockholders of Huntsman and the shareholders of Olin. Nothing in this Section 7.01(b) shall limit the obligations of any party under Section 7.01(a).

(c) If prior to the Conversion Time, any event occurs with respect to Olin or any Olin Subsidiary, or any change occurs with respect to other information supplied by Olin for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Olin shall promptly notify Huntsman of such event, and Huntsman and Olin shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the stockholders of Huntsman and the shareholders of Olin. Nothing in this Section 7.01(c) shall limit the obligations of any party under Section 7.01(a).

(d) Olin shall, in accordance with applicable Law and the Olin Charter and Olin By-Laws, convene and hold the Olin Shareholders Meeting as soon as reasonably practicable following the date after which the Form S-4 is declared effective. Without the prior written consent of Huntsman, the Olin Shareholders Meeting shall be for the sole purpose of seeking the Olin Shareholder Approval. Olin shall solicit the Olin Shareholder Approval and, subject to Section 6.02(d), shall, through the Olin Board, recommend to its shareholders that they give the Olin Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Olin Board shall have made an Olin Adverse Recommendation Change as permitted by Section 6.02(d). Except as expressly contemplated by the immediately preceding sentence, Olin agrees that its obligations pursuant to this Section 7.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Olin of an Olin Takeover Proposal or by the making of any Olin Adverse Recommendation Change by the Olin Board. Notwithstanding the foregoing provisions of this Section 7.01(d), Olin may, after consultation with Huntsman in good faith, adjourn, recess or postpone the Olin Shareholders Meeting (i) if it is necessary to postpone or adjourn the Olin Shareholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the shareholders of Olin within a reasonable amount of time in advance of the Olin Shareholders Meeting, (ii) if as of the time for which the Olin Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of Olin Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Olin Shareholders Meeting, (iii) to solicit additional proxies for the purpose of obtaining the Olin Share Issuance Approval (including at the request of Huntsman in connection with the foregoing) or (iv) to solicit additional proxies for the purpose of obtaining the Olin Direct Merger Approval (including at the request of Huntsman in connection with the foregoing); provided that, without the prior written consent of Huntsman, the Olin Shareholders Meeting will not be postponed or adjourned (x) by more than 10 days, (y) with respect to the foregoing clause (ii), by more than 15 days after the date on which the Olin Shareholders Meeting was (or was required to be) originally scheduled, or (z) if the Olin Direct Merger Approval has not been received but the Olin Share Issuance Approval has been received or Olin has received proxies that, if voted at the Olin Shareholders Meeting, would constitute the Olin Share Issuance Approval, in each case excluding any adjournments or postponements required by applicable Law or Judgment; provided, further, that the Olin Shareholders Meeting shall not be postponed or adjourned to a date that is on or after the date that is three Business Days prior to the Outside Date. For the avoidance of doubt, notwithstanding any Olin Adverse Recommendation Change, Olin shall submit this Agreement to its shareholders for approval at the Olin Shareholders Meeting unless this Agreement is terminated in accordance with Article IX prior to the Olin Shareholders Meeting.

(e) Huntsman shall, in accordance with applicable Law and the Huntsman Charter and Huntsman By-Laws, convene and hold the Huntsman Stockholders Meeting as soon as reasonably practicable following the date after which the Form S-4 is declared effective. Without the prior written consent of Olin, the Huntsman Stockholders Meeting shall be for the sole purpose of seeking the Huntsman Stockholder Approval. Huntsman shall solicit the Huntsman Stockholder Approval and, subject to Section 6.03(d), shall, through the Huntsman Board, recommend to its stockholders that they give the Huntsman Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Huntsman Board shall have made a Huntsman Adverse Recommendation Change as permitted by Section 6.03(d). Except as expressly contemplated by the immediately preceding sentence, Huntsman agrees that its obligations pursuant to this Section 7.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Huntsman of a Huntsman Takeover Proposal or by the making of any Huntsman Adverse Recommendation Change by the Huntsman Board. Notwithstanding the foregoing provisions of this Section 7.01(e), Huntsman may, after consultation with Olin, adjourn, recess or postpone the Huntsman Stockholders Meeting (i) if it is necessary to postpone or adjourn the Huntsman Stockholders Meeting to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the stockholders of Huntsman within a reasonable amount of time in advance of the Huntsman Stockholders Meeting, (ii) if as of the time for which the Huntsman Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient shares of Huntsman Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Huntsman Stockholders Meeting or (iii) to solicit additional proxies for the purpose of obtaining the Huntsman Stockholder Approval (including at the request of Olin in connection with the foregoing); provided that, without the prior written consent of Olin (such consent not to be unreasonably withheld, conditioned or delayed), the Huntsman Stockholders Meeting will not be postponed or adjourned (x) by more than 10 days or (y) with respect to the foregoing clause (ii), by more than 15 days after the date on which the Huntsman Stockholders Meeting was (or was required to be) originally scheduled, in each case excluding any adjournments or postponements required by applicable Law or Judgment; provided, further, that the Huntsman Stockholders Meeting shall not be postponed or adjourned to a date that is on or after the date that is three Business Days prior to the Outside Date. For the avoidance of doubt, notwithstanding any Huntsman Adverse Recommendation Change, Huntsman shall submit this Agreement to its stockholders for approval at the Huntsman Stockholders Meeting unless this Agreement is terminated in accordance with Article IX prior to the Huntsman Stockholders Meeting.

(f) Each of Olin and Huntsman shall consult with the other in connection with setting a preliminary record date for each of the Olin Shareholders Meeting and the Huntsman Stockholders Meeting and shall commence broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. Each of Huntsman and Olin shall use their reasonable best efforts to hold the Huntsman Stockholders Meeting and the Olin Shareholders Meeting substantially concurrently; provided that the Olin Shareholders Meeting shall be held first.

(g) Immediately following the execution and delivery of this Agreement by each of the parties, Olin as the sole stockholder of First Merger Sub shall execute a written consent adopting this Agreement in accordance with the relevant provisions of the DGCL.

(h) Immediately following the execution and delivery of this Agreement by each of the parties, Olin as the sole member of Second Merger Sub shall execute a written consent adopting this Agreement in accordance with the relevant provisions of the DGCL and the DLLCA.

Section 7.02 Access to Information; Confidentiality; Integration Planning.

(a) Olin Books and Records. Subject to applicable Law, Olin shall, and shall cause each Olin Subsidiary to, afford to Huntsman and to Huntsman’s Representatives reasonable access during normal business hours, upon reasonable advance notice, during the period from the date of this Agreement until the Conversion Time, to all their respective properties, assets, books, Contracts, commitments, personnel and records (other than to the extent relating to the negotiation and execution of this Agreement or, except as expressly provided in Section 6.02, to an Olin Takeover Proposal), and, during such period, Olin shall, and shall cause each of the Olin Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, furnish promptly to Huntsman (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Huntsman may reasonably request; provided that (A) Huntsman and its Representatives shall use such information provided pursuant to clauses (i) and (ii) solely for the purpose of consummating the Transactions or to the extent reasonably necessary for integration planning purposes and (B) Huntsman and Huntsman’s Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Olin; provided, further, however, that Olin may withhold any document or information the disclosure of which would violate any Contract, Law or Judgment to which Olin or such Olin Subsidiary is a party or subject or the disclosure of which would be reasonably likely to risk a loss of legal privilege; provided that Olin shall inform Huntsman as to the general nature of what is being withheld and use commercially reasonable efforts to find a suitable alternative to disclose information in such a way that such disclosure does not result in any of such aforementioned harms. All requests for information made pursuant to this Section 7.02(a) shall be directed to the executive officer or other Person designated by Olin. In no event shall Huntsman or any Huntsman Representative be permitted to conduct any invasive, intrusive or subsurface sampling, investigation or assessment of environmental media at any property or facility of Olin or any of Olin Subsidiary.

(b) Huntsman Books and Records. Subject to applicable Law, Huntsman shall, and shall cause each Huntsman Subsidiary to, afford to Olin and to Olin’s Representatives reasonable access during normal business hours, upon reasonable advance notice, during the period from the date of this Agreement until the Conversion Time, to all their respective properties, assets, books, Contracts, commitments, personnel and records (other than to the extent relating to the negotiation and execution of this Agreement or, except as expressly provided in Section 6.03, to a Huntsman Takeover Proposal), and, during such period, Huntsman shall, and shall cause each of the Huntsman Subsidiaries to, and shall use its reasonable best efforts to cause its

Representatives to, furnish promptly to Olin (i) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Olin may reasonably request; provided that (A) Olin and its Representatives shall use such information provided pursuant to clauses (i) and (ii) solely for the purpose of consummating the Transactions or to the extent reasonably necessary for integration planning purposes and (B) Olin and Olin’s Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Huntsman; provided, further, however, that Huntsman may withhold any document or information the disclosure of which would violate any Contract, Law or Judgment to which Huntsman or such Huntsman Subsidiary is a party or subject or the disclosure of which would be reasonably likely to risk a loss of legal privilege; provided that Huntsman shall inform Olin as to the general nature of what is being withheld and use commercially reasonable efforts to find a suitable alternative to disclose information in such a way that such disclosure does not result in any of such aforementioned harms. All requests for information made pursuant to this Section 7.02(b) shall be directed to the executive officer or other Person designated by Huntsman. In no event shall Olin or any Olin Representative be permitted to conduct any invasive, intrusive or subsurface sampling, investigation or assessment of environmental media at any property or facility of Huntsman or any of Huntsman Subsidiary.

(c) All information exchanged pursuant to this Section 7.02 shall be subject to the confidentiality agreement dated March 29, 2026, between Olin and Huntsman, as amended from time to time in accordance with its terms (the “Confidentiality Agreement”).

(d) From and after the date of this Agreement until the Conversion Time, Huntsman and Olin shall, and shall cause their respective Subsidiaries and direct their respective Representatives to, use their commercially reasonable efforts, subject to applicable Law, to cooperate with the other party in connection with planning the integration of the business operations of the Combined Company, the Final Surviving Company (if applicable) and their respective Subsidiaries following the Closing.

Section 7.03 Filings; Other Actions; Notification.

(a) Each of Olin and Huntsman shall, subject to Section 6.02 and Section 6.03, respectively, cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable (and, in any event, prior to the Outside Date) and to consummate and make effective, as promptly as reasonably practicable (and, in any event, prior to the Outside Date), the Transactions, including by preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by (i) filing as soon as reasonably practicable after the date of this Agreement (and in any event within 15 Business Days following the date of this Agreement unless otherwise extended in writing by the parties) the notifications, filings and other information required to be filed in connection with the HSR Act and (ii) filing as soon as reasonably practicable after the date of this Agreement the notifications, filings and other information required to be filed in connection with any other Required Regulatory Approvals) and to obtain as promptly as reasonably practicable (and, in any event, prior to the Outside Date) all Consents, authorizations and Regulatory Approvals necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section 7.03 (but subject to Section 7.03(c)), each of the parties shall use its reasonable best efforts to resolve as promptly as reasonably practicable (and, in any event, prior to the Outside Date) such objections, if any, as may be asserted by any Governmental Authority in connection with any Antitrust Law or any Foreign Investment Law with respect to the Transactions and effect the dissolution of any Legal Restraint that would have the effect of preventing the consummation of the Transactions.

(b) Subject to applicable Laws relating to the exchange of information and the Clean Team Agreement entered between the parties on April 15, 2026, each of Olin and Huntsman shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Huntsman or Olin, as the case may be, and any of their respective Affiliates, included in any filing made with, notice or request made to, or written materials submitted to, any third party or any Governmental Authority in connection with this Agreement and the Transactions. To the extent permitted by applicable Law and Judgment, each of Olin and Huntsman shall provide the other with copies of all substantive written correspondence between it (or its advisors) and any Governmental Authority relating to this Agreement and the Transactions and all substantive telephone calls and meetings with a Governmental Authority regarding the Transactions shall include representatives of Olin and Huntsman. Olin and Huntsman shall coordinate with respect to Antitrust Laws and Foreign Investment Laws and with respect to the appropriate course of action with respect to obtaining the Regulatory Approvals necessary or appropriate to consummate the Transactions as promptly as reasonably practicable (and, in any event, prior to the Outside Date). In furtherance of the foregoing and to the extent permitted by applicable Law and Judgment, each of Olin and Huntsman shall (A) notify the other party, as far in advance as reasonably practicable, of any filing, notice, request or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Authority relating to the matters that are the subject of this Section 7.03, (B) prior to submitting any such filing, notice or request or making any such communication or inquiry, provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (C) promptly following the submission of such filing, notice or request or making such communication or inquiry, provide the other party with a copy of any such filing, notice or request or, if in written form, communication or inquiry, (D) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Authority relating to the Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Authority relating thereto and (E) not agree to participate in any substantive meeting or discussion with any such Governmental Authority unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate therein; provided that materials furnished pursuant to this Section 7.03 may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Furthermore, the parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.03(b) as “outside counsel only” and such materials and the information contained therein shall be given only to outside counsel and previously-agreed third-party advisors of the recipient and will not be disclosed by such outside counsel or third-party advisors to employees, officers or directors of the recipient without the advance written consent of the party providing such materials. Notwithstanding the foregoing, Olin and Huntsman shall jointly control all communications with any Governmental Authority relating to Antitrust Laws and Foreign Investment Laws, and determine and direct the strategy and process by which the parties will seek required approvals relating to Antitrust Laws and Foreign Investment Laws. The timing of the notifications, filings and other information required to be filed in connection with the Required Regulatory Approvals will be made by mutual agreement; provided that, if the parties cannot agree on (a) a jointly developed strategy, including any disagreement regarding when to make such a filing or any decision contemplated in Section 7.03(c) or (b) whether to make any filings besides the Regulatory Approvals set forth in Section 1.01(b) of the Huntsman Disclosure Letter, in each case, such matter shall be referred to the parties’ respective Chief Executive Officers (or such other senior executives as the parties may designate) who shall use their reasonable best efforts in good faith to resolve such matter.

(c) In furtherance and not in limitation of the foregoing, Olin and Huntsman shall, and shall cause their respective Subsidiaries to, take all reasonable actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law or any Foreign Investment Law and resolve any objections asserted with respect to the Transactions under the Antitrust Laws raised by any Governmental Authority in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Legal Restraint that would prevent, prohibit, restrict or delay past the Outside Date the consummation of the Transactions, including (i) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or with any other Person, (ii) selling, divesting or otherwise conveying or holding separate (or permitting any party or its Subsidiaries to sell, divest or otherwise convey or hold separate) particular assets or categories of assets or businesses of Olin, Huntsman or their respective Subsidiaries contemporaneously with or subsequent to the Conversion Time, (iii) terminating existing relationships, contractual rights or obligations of Olin, Huntsman or their respective Subsidiaries, (iv) creating any relationship, contractual right or obligation of Olin, Huntsman or their respective Subsidiaries or (v) effectuating any other change or restructuring of Olin, Huntsman or their respective Subsidiaries (and, in each case, entering into agreements or stipulating to the entry of any Judgment by, or filing appropriate applications with, the applicable Governmental Authority in connection with any of the foregoing and by consenting to such action) (any of the actions described in the foregoing clauses (i) through (v), a “Remedial Action”). Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall Olin, Huntsman or any of their respective Subsidiaries be required to take, or without the prior written consent of the other party be permitted to take or agree to take, any action contemplated by this Section 7.03(c), including any Remedial Actions, if such action, individually or when aggregated with other such actions, would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of (1) Olin and its Subsidiaries, taken as a whole, or (2) Huntsman and its Subsidiaries, taken as a whole (whether prior to or following the Transactions, including, if applicable, the Final Surviving Company and its Subsidiaries), in each case, with materiality determined by reference to a business the size of Huntsman and its Subsidiaries, taken as a whole. Nothing in this Agreement shall require any party to (x) take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing or (y) agree to any amendments or modifications to any of the terms of this Agreement.

(d) Each of Olin and Huntsman shall, upon request by the other party, promptly furnish the other party with all information concerning itself, its Affiliates, directors, officers and shareholders, stockholders and such other matters as may be required or reasonably requested in connection with any statement, filing, notice or application to be made by or on behalf of Olin, Huntsman or any of their respective Subsidiaries to any third party or any Governmental Authority in order to consummate the Transactions.

(e) Each of Olin and Huntsman shall keep the other party reasonably apprised of the status of matters relating to completion of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Olin or Huntsman, as the case may be, or any of their respective Subsidiaries from any third party or any Governmental Authority with respect to this Agreement and the Transactions, other than immaterial communications.

(f) Olin and Huntsman shall not, and shall not permit any Olin Subsidiary or Huntsman Subsidiary, as applicable, to enter into a definitive agreement after the date of this Agreement providing for, or to consummate, any acquisition, merger, joint venture, partnership, licensing agreement, collaboration or any other similar type of transaction, in each case, that would reasonably be expected to prevent or materially delay or prevent the consummation of the Transactions contemplated by this Agreement.

Section 7.04 Employee Matters.

(a) The Combined Company agrees that each employee of Huntsman and each Huntsman Subsidiary and each employee of Olin and each Olin Subsidiary who continues to remain employed with the Combined Company and its Subsidiaries immediately following the Conversion Time (each such employee, a “Continuing Employee”) shall, during the period (the “Continuation Period”) commencing at the Conversion Time and ending on the first anniversary of the Conversion Time (or, if earlier, the date of a Continuing Employee’s termination of employment), be provided with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided to such Continuing Employee immediately prior to the Conversion Time, (ii) target short- and long-term incentive opportunities (including target equity and equity-based incentive opportunities) that are each no less favorable than the target short- and long-term incentive opportunities (including equity and equity-based compensation), as applicable, provided to such Continuing Employee immediately prior to the Conversion Time, provided that the Combined Company may adjust performance targets or metrics under its annual bonus plans, programs or arrangements in the ordinary course, (iii) severance compensation and benefits that are no less favorable than the severance compensation and benefits (A) provided to such Continuing Employee immediately prior to the Conversion Time and (B) provided to similarly situated employees of, in the case of employees of Olin and the Olin Subsidiaries, Huntsman and the Huntsman Subsidiaries and, in the case of employees of Huntsman and the Huntsman Subsidiaries, Olin and the Olin Subsidiaries, whichever one is greater immediately prior to the Conversion Time and after taking into account the service crediting provisions of Section 7.04(b) and any additional service performed following the Closing Date and (iv) other compensation and benefits (excluding for this purpose post-employment welfare benefits, equity-based compensation and change of control, retention or other one-time awards) that are substantially comparable in the aggregate to the compensation and benefits provided to such Continuing Employee immediately prior to the Conversion Time.

(b) With respect to any medical, dental or other welfare benefits that are provided under Benefit Plans to Continuing Employees, the Combined Company shall use commercially reasonable efforts to cause (i) any pre-existing condition exclusions or waiting periods to be waived under the benefit plans provided for Continuing Employees except to the extent such conditions or exclusions were applicable to such Continuing Employees prior to the Conversion Time and, (ii) with respect to the plan year during which the Conversion Time occurs, any expenses incurred by a Continuing Employee under the applicable Olin Benefit Plan or Huntsman Benefit Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket requirements to be taken into account for purposes of satisfying such requirements under such Benefit Plans applicable to such Continuing Employee following the Closing Date.

(c) From and after the Closing Date, the Combined Company shall use commercially reasonable efforts to provide credit to Continuing Employees for their service recognized by Olin and any Olin Subsidiary or Huntsman and any Huntsman Subsidiary, as applicable, as of the Conversion Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off and severance entitlements to the same extent and for the same purposes as such service was credited under the Olin Benefit Plans or Huntsman Benefit Plans, as applicable; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or with respect to any defined benefit pension plan, frozen benefit plan, retiree medical plan (except as explicitly provided for in Section 7.04(d)), equity or equity-based award granted after the Closing Date or nonqualified deferred compensation plans.

(d) Notwithstanding the foregoing, with respect to any Continuing Employee who is, or becomes, subject to a Collective Bargaining Agreement, all compensation and benefits treatment and terms and conditions of employment afforded to such Continuing Employee shall be provided in accordance with such Collective Bargaining Agreement and the terms of Section 7.04(a) through (c) shall not apply.

(e) The Combined Company shall, and shall cause its Subsidiaries to assume and honor any Huntsman Benefit Plan that is a short-term incentive compensation plan or program (including annual bonus plans or programs) with an ongoing performance period as of immediately prior to the Closing (each, a “Huntsman Ongoing Bonus Plan”) and provide that each Continuing Employee who is a participant in a Huntsman Ongoing Bonus Plan as of immediately prior to the Closing will remain eligible to receive his or her bonus in accordance with the terms of such Huntsman Ongoing Bonus Plan (as may be modified by the Combined Company Board to take into account the effect of the Transactions) (each such bonus, a “Closing-Year Bonus” and, each such Continuing Employee, a “Bonus Eligible Employee”). The amount of each Bonus Eligible Employee’s Closing-Year Bonus shall be determined based on actual performance (i) for the period beginning on the first day of the applicable performance period through the Closing by the Compensation Committee of the Huntsman Board (the “Huntsman Compensation Committee”) in its reasonable discretion and (ii) for the period beginning on the day immediately following the Closing through the completion of the applicable performance period, by the compensation committee of the Combined Company Board in its reasonable discretion, in each case, consistent with the terms of the applicable Huntsman Ongoing Bonus Plan as of the date hereof, which Closing-Year Bonus (if any) shall be paid at such time as bonuses have historically been paid under the applicable Huntsman Ongoing Bonus Plan; provided that the Bonus Eligible Employee must be employed through the service date required under the applicable Huntsman Ongoing Bonus Plan in order to be eligible to receive his or her Closing-Year Bonus (subject to any severance benefits applicable to such Bonus Eligible Employee (including pursuant to Section 7.04(a)(iii)) that may entitle the Bonus Eligible Employee to receive all or a portion of his or her Closing-Year Bonus in connection with a qualifying termination of employment on or following the Closing).

(f) With respect to any Olin Benefit Plan that is a short-term incentive compensation plan or program (including annual bonus plans or programs) with an ongoing performance period as of immediately prior to the Closing (each, an “Olin Ongoing Bonus Plan”), the Combined Company shall, and shall cause its Subsidiaries to, provide that each Continuing Employee who is a participant in an Olin Ongoing Bonus Plan as of immediately prior to the Closing will remain eligible to receive his or her bonus in accordance with the terms of such Olin Ongoing Bonus Plan (as may be modified by the Combined Company Board to take into account the effect of the Transactions) (each such bonus, an “Olin Closing-Year Bonus” and each such Continuing Employee, an “Olin Bonus Eligible Employee”). The amount of each Olin Bonus Eligible Employee’s Olin Closing-Year Bonus shall be determined based on actual performance (i) for the period beginning on the first day of the applicable performance period through the Closing, by the Compensation Committee of the Olin Board in its reasonable discretion and (ii) for the period beginning on the day immediately following the Closing through the completion of the applicable performance period, by the compensation committee of the Combined Company Board in its reasonable discretion, in each case, consistent with the terms of the applicable Olin Ongoing Bonus Plan as of the date hereof, which Olin Closing-Year Bonus (if any) shall be paid at such time as bonuses have historically been paid under the applicable Olin Ongoing Bonus Plan; provided that the Olin Bonus Eligible Employee must be employed through the service date required under the applicable Olin Ongoing Bonus Plan in order to be eligible to receive his or her Olin Closing-Year Bonus (subject to any severance benefits applicable to such Olin Bonus Eligible Employee (including pursuant to Section 7.04(a)(iii)) that may entitle the Olin Bonus Eligible Employee to receive all or a portion of his or her Olin Closing-Year Bonus in connection with a qualifying termination of employment on or following the Closing).

(g) Prior to the Conversion Time, the Huntsman Board and the Olin Board shall take all actions necessary to provide that the Transactions contemplated by this Agreement are deemed to constitute a “Change in Control” or “Change of Control” (or term of similar import) for purposes of each Huntsman Benefit Plan or Olin Benefit Plan listed on Section 4.10(a) of the Huntsman Disclosure Letter and Section 5.10(a) of the Olin Disclosure Letter.

(h) If requested in writing by Olin no later than fifteen (15) days prior to the Conversion Time, the Huntsman Board (or the appropriate committee thereof) shall take all actions necessary to terminate the Huntsman Salary Deferral Plan (the “Huntsman 401(k) Plan”), with such termination to be effective as of the day prior to the First Effective Time. Huntsman shall provide Olin, prior to the Conversion Time, with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Olin). If the Huntsman 401(k) Plan is terminated, each employee of Huntsman and each Huntsman Subsidiary shall be eligible to participate, effective as soon as reasonably practicable following the Conversion Time, in a 401(k) plan sponsored or maintained by Olin or one of its Affiliates (including, following the Closing, the Combined Company) (an “Olin 401(k) Plan”). Huntsman and Olin shall take any and all actions as may be required, including amendments to the Olin 401(k) Plan, to permit each employee of Huntsman and each Huntsman Subsidiary who is then actively employed to make rollover contributions to the Olin 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.

(i) The provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no labor union or labor organization, collective bargaining unit, works council or other labor organization, current or former employee or any other individual associated with any of the foregoing, is or shall be regarded for any purpose as a third-party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Benefit Plan, (ii) alter or limit the ability of Huntsman or Olin to amend, modify or terminate any Benefit Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 7.04, (iv) prevent the Combined Company or any of its Subsidiaries, after the Conversion Time, from terminating the employment of any employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

Section 7.05 Treatment of Equity-Based Awards.

(a) Prior to the Conversion Time, the Huntsman Board (or, if appropriate, any committee thereof administering the Huntsman Stock Plans) shall adopt such resolutions and take such other actions as may be required to provide that, at the Conversion Time:

(i) each Huntsman Stock Option outstanding immediately prior to the Conversion Time shall, automatically and without any required action on the part of the holder thereof, be assumed by the Combined Company and convert into a stock option with respect to a number of shares of Olin Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Huntsman Common Stock subject to such Huntsman Stock Option immediately prior to the Conversion Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of Huntsman Common Stock of such Huntsman Stock Option immediately prior to the Conversion Time divided by (B) the Exchange Ratio, and otherwise subject to the same terms and conditions as were applicable to such Huntsman Stock Option as of immediately prior to the Conversion Time (each, a “Huntsman Assumed Stock Option”); provided, that the number of shares of Olin Common Stock subject to, and the exercise price of, any Huntsman Assumed Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that the Huntsman Assumed Stock Options shall be subject to such additional terms and conditions as set forth on Section 7.05(a)(i) of the Huntsman Disclosure Letter, and

(ii) each Huntsman DSU, each Huntsman Phantom Share, each Huntsman PSU and each share of Huntsman Restricted Stock (collectively, the “Huntsman Full-Value Awards”) that is outstanding immediately prior to the Conversion Time shall, automatically and without any required action on the part of the holder thereof, be assumed by the Combined Company and convert into an award of the same type, on the same terms and conditions (including with respect to dividends or dividend equivalent rights, but excluding, for Huntsman PSUs, performance goals) as were applicable to such Huntsman Full-Value Award immediately prior to the Conversion Time, with respect to a number of shares of Olin Common Stock equal to the product of (A) the number of shares of Huntsman Common Stock subject to such Huntsman Full-Value Award as of immediately prior to the Conversion Time (for Huntsman PSUs, with performance goals deemed achieved at target level) and (B) the Exchange Ratio, and rounding the resulting number to the nearest whole number of Olin Common Stock (each such award, a “Huntsman Assumed Full-Value Award”); provided, that the Huntsman Assumed Full-Value Awards shall be subject to such additional terms and conditions as set forth on Section 7.05(a)(i) of the Huntsman Disclosure Letter.

(b) Prior to the Conversion Time, the Olin Board (or, if appropriate, any committee thereof administering the Olin Stock Plans) shall adopt such resolutions and take such other actions as may be required to provide that, at the Conversion Time, each Olin PSU that is outstanding immediately prior to the Conversion Time shall, automatically and without any required action on the part of the holder thereof, convert into a time-based award of the same type, on the same terms and conditions (including with respect to dividends or dividend equivalent rights, but excluding performance goals) as were applicable to such Olin PSU immediately prior to the Conversion Time, with performance goals deemed achieved at target level.

(c) As soon as practicable after the Conversion Time, the Combined Company shall take all corporate action necessary to (i) reserve for issuance a sufficient number of shares of Olin Common Stock for issuance with respect to the Huntsman Assumed Stock Options and Huntsman Assumed Full-Value Awards and (ii) cause the registration of the shares of Olin Common Stock issuable with respect to the Huntsman Assumed Stock Options and Huntsman Assumed Full-Value Awards to become effective as part of a registration statement on Form S-8, Form S-4 or Form S-3 as the case may be, or any successor or other appropriate forms, and, thereafter, the Combined Company shall deliver to holders of Huntsman Assumed Stock Options and Huntsman Assumed Full-Value Awards any applicable prospectus and shall maintain the effectiveness of such registration statement, including the current status of any related prospectus, for so long as the Huntsman Assumed Stock Options and Huntsman Assumed Full-Value Awards remain outstanding.

Section 7.06 Indemnification, Exculpation and Insurance.

(a) From and after the Conversion Time, the Combined Company shall, and, if applicable, shall cause the Final Surviving Company to, (i) indemnify, defend and hold harmless, in each case to the fullest extent permissible by applicable Law, each former and present director or officer of Olin or Huntsman or any of their respective Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request of Olin or Huntsman or any of their respective Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, with respect to matters existing or occurring at or prior to the Conversion Time (including this Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of Olin or Huntsman or any of their respective Subsidiaries or is or was serving at the request of Olin or Huntsman or any of their respective Subsidiaries as a director or officer of another Person, whether asserted or claimed prior to, at or after the Conversion Time as provided in their respective Organizational Documents as in effect on the date of this Agreement or in any agreement set forth on Section 7.06 of the Olin Disclosure Letter to which Olin or any Olin Subsidiary is a party or Section 7.06 of the Huntsman Disclosure Letter to which Huntsman or any Huntsman Subsidiary is a party and (ii) assume (in the case of the Direct Merger, without any further action by the Combined Company, and in the case of the Final Surviving Company, with respect to the Subsidiary Mergers, if applicable, without any further action) all obligations of Olin, Huntsman and such respective Subsidiaries to the Indemnified Parties in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Conversion Time as provided in their respective Organizational Documents as in effect on the date of this Agreement or in any agreement set forth on Section 7.06 of the Olin Disclosure Letter to which Olin or any Olin Subsidiary is a party or Section 7.06 of the Huntsman Disclosure Letter to which Huntsman or any Huntsman Subsidiary is a party. For a period of six years from the Conversion Time, the Combined Company shall not amend, release or otherwise modify (or permit to be amended, released or otherwise modified) any such provisions or the indemnification, exculpation or advancement of expenses provisions of the Huntsman Charter, the Olin Charter or any of its Subsidiaries’ (including, if applicable, the Final Surviving Company’s) Organizational Documents in effect immediately prior to the Conversion Time in any manner that would adversely affect the rights thereunder of any individual who immediately before the Conversion Time was an Indemnified Party; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In addition, from and after the Conversion Time, the Combined Company shall, and, if applicable, shall cause the Final Surviving Company to, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including fees and expenses of legal counsel) of any Indemnified Party under this Section 7.06 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.06) as incurred to the fullest extent permitted under applicable Law. The obligations of the Combined Company and, if applicable, the Final Surviving Company under this Section 7.06 shall be joint and several.

(b) None of the Combined Company, the Final Surviving Company (if applicable) or any of their respective Subsidiaries shall settle, compromise or consent to the entry of any judgment in any threatened or actual litigation, claim or proceeding relating to any acts or omissions covered under this Section 7.06 (each, a “Claim”) for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent. Each of the Combined Company, the Final Surviving Company (if applicable), their respective Subsidiaries and the Indemnified Parties shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For a period of six years from the Conversion Time, the Combined Company shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date of this Agreement by Huntsman and the Huntsman Subsidiaries from a carrier with comparable or better credit ratings to Huntsman’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Huntsman with respect to claims arising from facts, events, acts or omissions that occurred on or before the Conversion Time (including this Agreement and the Transactions); provided, however, that the Combined Company shall not be obligated to expend an amount in excess of 300% of the current annual premium paid as of the date hereof by Huntsman for such insurance (the “Premium Cap”), and, if such premiums for such insurance would exceed the Premium Cap, then the Combined Company shall cause to be maintained policies of insurance which, in its good-faith determination, provide maximum coverage available at a cost equal to the Premium Cap. In lieu of the foregoing, Huntsman may in its discretion purchase, and Olin may in its discretion purchase if Huntsman declines to do so, a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy covering the six-year period from and after the Conversion Time from a carrier with comparable or better credit ratings to Huntsman’s existing directors’ and officers’ insurance and fiduciary liability insurance policy carrier and on terms and conditions not less favorable to the insured Persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by Huntsman, with respect to claims arising from facts, events, acts or omissions that occurred on or before the Conversion Time; provided that the aggregate premium for such “tail” does not, in the aggregate, exceed the Premium Cap.

(d) In the event that the Combined Company, the Final Surviving Company (if applicable) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Combined Company and the Final Surviving Company, as applicable, shall cause proper provision to be made so that the successors and assigns of the Combined Company or the Final Surviving Company (if applicable), as the case may be, assume the obligations set forth in this Section 7.06.

(e) The provisions of this Section 7.06 (i) shall survive consummation of the Transactions, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 7.07 Financing.

(a) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article IX, Huntsman shall, and shall cause each Huntsman Subsidiary to, and use reasonable best efforts to cause its and their respective Representatives (including their auditors) to, use their respective reasonable best efforts to provide such customary cooperation as is reasonably requested by Olin in connection with the arrangement and consummation of any Financing. From and after the occurrence of the Subsidiary Mergers Approval Event, Huntsman shall (or in the case of clauses (i), (ii), (iii), (v)(b), (vii) and (viii) below shall use reasonable best efforts, to) (i) participate in a reasonable number of requested meetings (including customary one-on-one meetings and conference calls with the parties acting as lead arrangers, agents, underwriters or initial purchasers and prospective lenders or investors and Huntsman’s senior management and Representatives), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (ii) assist with the preparation of (x) materials for rating agency presentations and investor and road show presentations, (y) bank information memoranda (including a public-side version thereof), registration statements, prospectuses, offering memoranda and private placement memoranda and (z) similar documents, in each case required or customary in connection with the Financing or otherwise reasonably requested by Olin, (iii) provide customary authorization and representation letters to the Financing Sources authorizing the distribution of information to prospective lenders, (iv) provide the lead arrangers, agents, underwriters and initial purchasers for, and prospective lenders of, the Financing, at least three Business Days prior to the closing date of the applicable Financing (to the extent requested at least ten Business Days prior to the closing date of the applicable Financing) with all documentation and other information required with respect to Huntsman and the Huntsman Subsidiaries in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, Title III of Pub. L. 107-56 and 31 C.F.R. § 1010.230, the Office of Foreign Assets Control and the Foreign Corrupt Practices Act, (v) provide, as promptly as reasonably practicable, (a) the Required Financial Information and (b) any other historic information with respect to Huntsman and Huntsman Subsidiaries as may be reasonably necessary in order for Olin to prepare customary “Article 11” pro forma consolidated balance sheets and related pro forma consolidated statements of income for historical periods, (vi) directing its independent accountants to provide assistance and cooperation with any offering of securities, including (x) providing any necessary written consents to use their audit reports relating to Huntsman and the Huntsman Subsidiaries and to be named as an “Expert” in any document related to any Financing and (y) providing any customary “comfort” letters (including customary “negative assurance” comfort), (vii) cooperate with the Financing Sources’ due diligence, to the extent customary or reasonable, and (viii) amend or supplement any information supplied by or on behalf of Huntsman or any Huntsman Subsidiary to Olin or the Financing Sources reasonably promptly to the extent such information, to the Knowledge of Huntsman, taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make such information, in light of the circumstances under which they were made, not materially misleading.

(b) (i) The cooperation set forth in Section 7.07(a) shall not be required to the extent that it would (A) require Huntsman to take any action that, in the good-faith judgment of Huntsman, unreasonably interferes with the ongoing business or operations of Huntsman and/or Huntsman Subsidiaries, (B) require Huntsman or any Huntsman Subsidiary to incur any fee, expense or other liability unless promptly reimbursed or indemnified, as applicable, by Olin in accordance with Section 7.07(e), (C) cause any representation or warranty in this Agreement to be breached, (D) cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (E) be reasonably expected to cause any director, officer or employee of Huntsman or any Huntsman Subsidiary to incur any personal liability or (F) cause any breach of any applicable Law or any Contract to which Huntsman or any Huntsman Subsidiary is a party and (ii) Huntsman and the Huntsman Subsidiaries shall not be required to (w) enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of customary authorization and representation letters or any supplemental indenture contemplated in Section 7.07(c) and any customary certificates required in connection therewith), (x) deliver any certificate or take any other action that would reasonably be expected to result in personal liability to a director, officer or other personnel, (y) deliver any legal opinion or (z) otherwise provide any information or take any action to the extent it could result in (I) a loss or waiver of any privilege or (II) the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or the violation of any confidentiality obligation; provided that Huntsman and the Huntsman Subsidiaries shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Huntsman shall, to the extent permitted by such confidentiality obligations, notify Olin if any such information that Olin has specifically identified and requested is being withheld as a result of any such obligation of confidentiality.

(c) From and after the occurrence of the Subsidiary Mergers Approval Event, Huntsman shall cooperate with Olin and take all actions mutually agreed in order to, prior to the Closing, assist Olin with any or all of the following (as reasonably requested by Olin): (w) preparing and delivering one or more notices of redemption for the outstanding aggregate principal amount of one or more series of the outstanding notes of Huntsman (the “Huntsman Notes”), which notice of redemption shall be expressly conditioned on the occurrence of the Closing, in order to effect a redemption pursuant to the terms of the relevant indenture, (x) commencing one or more consent solicitations (including in connection with any exchange offer or tender offer with respect to the Huntsman Notes) to amend the indenture or indentures governing one or more series of Huntsman Notes then outstanding to remove or modify certain of the provisions contained therein, including, promptly following the expiration of any such consent solicitation and subject to the receipt of any requisite consents, executing one or more supplemental indentures to the relevant indenture to provide for such amendments to be effective (but which shall not be operative until the Closing), (y) preparing an offer to purchase for a Change of Control Offer (as defined in the relevant indenture for one or more series of Huntsman Notes), which offer shall be expressly conditioned on the occurrence of the Closing, and commencing one or more Change of Control

Offers for one or more series of the Huntsman Notes then outstanding, pursuant to the terms of the relevant indenture, and (z) providing any other cooperation to facilitate the assumption, amendment, redemption, satisfaction and discharge, defeasance, repurchase or repayment of one or more series of the Huntsman Notes or the indenture governing such series of Huntsman Notes, as applicable, in each case conditioned on the occurrence of the Closing, including using reasonable best efforts to cause the trustee in respect of each series of the Huntsman Notes to cooperate with respect to any of the foregoing actions (including, promptly following the expiration of any consent solicitation and subject to receipt of any consents, executing one or more supplemental indentures to provide for the relevant amendments to the relevant indentures to be effective (but which shall not be operative until the Closing)).

(d) Subject to Olin’s indemnification obligations under Section 7.07(e), Huntsman hereby consents to the customary use of its and Huntsman Subsidiaries’ logos and trademarks in connection with the Financing; provided that such logos and trademarks are used solely as necessary to permit the consummation of the Financing, and in a manner that is not intended to, and could not reasonably be expected to, harm or disparage Huntsman or any Huntsman Subsidiary or the reputation or goodwill of Huntsman or any Huntsman Subsidiary.

(e) Olin shall indemnify and hold harmless Huntsman and each Huntsman Subsidiary and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 7.07 (other than arising from (i) gross negligence or bad faith on the part of Huntsman or Huntsman Subsidiaries or (ii) historical financial information furnished by or on behalf of Huntsman or any Huntsman Subsidiary for use in connection with any Financing), whether or not the Transactions are consummated or this Agreement is terminated. Olin shall, promptly upon request by Huntsman, reimburse Huntsman for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by Huntsman or Huntsman Subsidiaries in connection with this Section 7.07, whether or not the Transactions are consummated or this Agreement is terminated.

(f) Huntsman shall (i) deliver to Olin at or prior to the Closing executed payoff letters in customary form reasonably satisfactory to Olin (the “Payoff Letters”) in respect of the Huntsman Credit Facility and Huntsman Receivables Facilities (collectively, the “Payoff Debt”), which Payoff Letters shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations, as applicable, related to any obligations under the Payoff Debt as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”); and (y) state that upon receipt of the Payoff Amount, the applicable Payoff Debt and related instruments evidencing such Payoff Debt shall be terminated (except for provisions in the documentation relating to such Payoff Debt that, by their terms, survive such termination); (ii) upon Olin’s reasonable request, assist with the payoff, discharge and termination of the Payoff Debt, including using reasonable best efforts to arrange for, and execute and deliver, customary prepayment notices and other similar notices; and (iii) use reasonable best efforts to make arrangements for the holders of such Payoff Debt (or the administrative agent or similar agent therefor) to deliver to Olin at or as soon as practicable after the Closing all possessory collateral then in its possession (or make alternative arrangements in respect thereof) and all customary lien release documents and filings with respect to all liens in or upon the assets or properties of Huntsman and the Huntsman Subsidiaries securing such Payoff Debt; provided that this Section 7.07(f) shall not require Huntsman or any Huntsman Subsidiary to cause such repayment, release and termination unless the Closing shall occur substantially concurrently therewith.

(g) Olin expressly acknowledges and agrees that (i) obtaining the Financing is not a condition to the Closing, (ii) notwithstanding anything contained in this Agreement to the contrary, Olin’s obligations hereunder are not conditioned in any manner upon Olin obtaining the Financing, or any other financing, (iii) a breach by Huntsman of Section 7.07(a) shall not constitute a breach for purposes of Section 8.03(b) unless (x) Huntsman has knowingly and willfully breached its obligations under Section 7.07(a) and (y) such breach is the proximate cause of the Financing not being consummated and (iv) with respect to the Olin Credit Facility, Olin shall take the actions set forth in Section 5.05(a) of the Olin Disclosure Letter.

(h) Huntsman agrees that, from and after the date hereof and prior to the Closing, none of Huntsman or any of the Huntsman Subsidiaries shall file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future.

Section 7.08 Debt Payoffs. At the Closing, Olin shall pay, or cause to be paid on behalf of Huntsman and the Huntsman Subsidiaries, to the accounts designated in the applicable Payoff Letters, the applicable Payoff Amounts in accordance with the Payoff Letters furnished to Olin pursuant to Section 7.07(f) by wire transfer of immediately available funds.

Section 7.09 Transaction Litigation. From the date of this Agreement and until the termination of this Agreement in accordance with Article IX, in the event that any litigation or other Action is commenced or, to the Knowledge of either Huntsman or Olin, threatened by, a shareholder, stockholder or holder of any Equity Interests of Olin or Huntsman against the same or its directors or executive officers relating to this Agreement or the Transactions, Olin or Huntsman, as applicable, shall provide the other party prompt notice of, keep the other party reasonably informed of, consult with the other party regarding and give the other party the opportunity to participate in (but not control) the defense and settlement of any such litigation or other Action, and the parties shall reasonably cooperate with respect to any such litigation or other Action. Without limiting the generality of the foregoing, neither Olin, Huntsman nor any of their respective Representatives shall cease to defend, consent to the entry of any judgment or agree to or propose any settlement of any such litigation or other Action without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.10 Section 16 Matters. Prior to the Conversion Time, Huntsman and each Olin Party shall take all such steps as may be required to cause (a) any dispositions of Huntsman Common Stock (including derivative securities) resulting from the Transactions by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Huntsman immediately prior to the Conversion Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Olin Common Stock (including derivative securities) resulting from the Transactions, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Combined Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.11 Public Announcements. Except with respect to (x) any Olin Adverse Recommendation Change, Huntsman Adverse Recommendation Change, Superior Huntsman Proposal, Superior Olin Proposal, Huntsman Takeover Proposal or Olin Takeover Proposal (or, in each case, any responses thereto) made in accordance with the terms of this Agreement or (y) any disclosure of information concerning this Agreement in connection with any disputes between the parties regarding this Agreement, Huntsman and the Olin Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except as such party may reasonably conclude is required by applicable Law (including obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system) (provided that the party making the release or statement has used its reasonable best efforts to consult with the other party prior to making such release or statement). Huntsman and the Olin Parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing sentences of this Section 7.11, Huntsman and the Olin Parties may make any oral or written public announcements, releases or statements without complying with the foregoing requirements if the substance of such announcements, releases or statements was publicly disclosed and previously subject to the foregoing requirements.

Section 7.12 Stock Exchange Listing. Olin shall take all actions reasonably necessary to cause the shares of Olin Common Stock to be issued as Merger Consideration to be approved for listing on NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 7.13 Stock Exchange De-Listing. Each of Huntsman and Olin shall take all actions reasonably necessary to cause the shares of Huntsman Common Stock and any other securities of Huntsman to be de-listed from NYSE and de-registered under the Exchange Act as soon as reasonably practicable following the Conversion Time.

Section 7.14 Governance Matters.

(a) Combined Company Board. Effective as of the Conversion Time, the board of directors of the Combined Company (the “Combined Company Board”) shall consist of ten (10) directors, of whom:

(i) four directors (A) each of who shall (x) be a member of the Olin Board as of immediately prior to the Conversion Time, (y) qualify as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC and (z) be designated by the Olin Board prior to the Conversion Time, and (B) in each case, shall serve until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the Combined Company Bylaws (each such director, an “Olin Legacy Independent Director”);

(ii) four directors (A) each of whom shall (x) be a member of the Huntsman Board as of immediately prior to the Conversion Time, (y) qualify as an “independent director” under the listing standards of the NYSE and the applicable rules of the SEC, (z) be designated by the Huntsman Board prior to the Conversion Time, and (B) in each case, shall serve until such director’s successor is elected and qualified or such director’s earlier death, resignation or removal, in each case in accordance with the Combined Company Bylaws (each such director, a “Huntsman Legacy Independent Director”); and

(iii) the remaining two directors shall be (A) the Chief Executive Officer of Olin as of immediately prior to the Conversion Time and (B) the Chief Executive Officer of Huntsman as of immediately prior to the Conversion Time.

(b) Chief Executive Officer. Effective as of the Conversion Time, the Chief Executive Officer of Olin shall continue to serve as the Chief Executive Officer of the Combined Company and shall serve until his successor is appointed or until his earlier death, resignation or removal in accordance with the Combined Company Bylaws.

(c) Non-Executive Chair. Effective as of the Conversion Time, the Chief Executive Officer of Huntsman as of immediately prior to the Conversion Time shall be appointed to serve as the non-executive Chair of the Combined Company and shall serve until his successor is appointed or until his earlier death, resignation or removal in accordance with the Combined Company Bylaws.

(d) Other Executive Officers. Effective as of the Conversion Time, (i) the Chief Financial Officer of Huntsman as of immediately prior to the Conversion Time shall serve as the Chief Financial Officer of the Combined Company and (ii) the Chief Financial Officer of Olin as of immediately prior to the Conversion Time shall serve as the Chief Integration Officer of the Combined Company.

(e) Standing Committees of the Combined Company Board. Effective as of the Conversion Time:

(i) The standing committees of the Combined Company Board shall consist of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee;

(ii) The chair of each such standing committee of the Combined Company Board shall be a member of the Combined Company Board who is designated prior to the Conversion Time, as follows: (1) in the case of the Audit Committee, the chair shall be a Huntsman Legacy Independent Director and (2) in the case of the Compensation Committee and the Nominating and Governance Committee, the chair of each such committee shall be an Olin Legacy Independent Director; and

(iii) The number of Huntsman Legacy Independent Directors on each standing committee of the Combined Company Board shall be the same as the number of Olin Legacy Independent Directors on such committee.

(f) Strategic Integration Committee. Effective as of the Conversion Time, the Combined Company Board shall have a Strategic Integration Committee. The chair of the Strategic Integration Committee shall be the non-executive Chair of the Board or a member of the Combined Company Board designated by the non-executive Chair. The number of Huntsman Legacy Independent Directors (counting the non-executive Chair of the Board or such member designated by the non-executive Chair as a Huntsman Legacy Independent Director solely for purposes of this clause) on the Strategic Integration Committee shall be the same as the number of Olin Legacy Independent Directors on the Strategic Integration Committee.

(g) Headquarters. Immediately following the Conversion Time, the Combined Company shall have its corporate headquarters located in The Woodlands, Texas.

(h) Name. Olin shall cause the name of the Combined Company to be changed to “OlinHuntsman Corporation” effective as of the Conversion Time.

(i) Trading Symbol. Olin shall cause the NYSE ticker symbol of the Combined Company to be changed effective as of the Conversion Time to a new ticker symbol to be mutually agreed by the parties following the date of this Agreement.

Section 7.15 Dividends. Each of Olin and Huntsman shall coordinate with the other in respect of the designation of the record dates and payment dates for their respective quarterly cash dividends, so that holders of shares of Huntsman Common Stock do not (a) receive dividends on both shares of Olin Common Stock received in the Direct Merger or the Subsidiary Mergers, as applicable, and Huntsman Common Stock in respect of any calendar quarter or (b) fail to receive a dividend on either shares of Olin Common Stock received in the Direct Merger or the Subsidiary Mergers, as applicable, or Huntsman Common Stock in respect of any calendar quarter (in the case of this clause (b), unless Huntsman determines not to pay a dividend on any shares of Huntsman Common Stock in respect of such quarter).

Section 7.16 Additional Tax Matters.

(a) Each of Huntsman and Olin shall, and shall cause their Affiliates to, use their respective reasonable best efforts to cause the Direct Merger or the Subsidiary Mergers to qualify for the Intended Tax Treatment, and will not take (or knowingly fail to take) any action that would reasonably be expected to prevent such qualification. Each of Olin and Huntsman shall promptly notify the other party promptly after becoming aware of any fact or circumstance that could reasonably be expected to cause the Direct Merger or the Subsidiary Mergers not to qualify for the Intended Tax Treatment.

(b) Huntsman and Olin shall reasonably cooperate in good faith with each other and Tax Counsel (or other Tax advisors) to document and support the Intended Tax Treatment, including (i) providing to Tax Counsel to Huntsman, prior to the filing of the Joint Proxy Statement, Tax representations letter substantially in the forms set forth in Section 7.16(b)(i) of the Huntsman Disclosure Letter and Section 7.16(b)(i) of the Olin Disclosure Letter, respectively, and (ii) providing to Tax Counsel to Huntsman and to Olin, dated and executed as of the Closing Date, either, (A) in the case of the Direct Merger, Tax representation letters substantially in the forms set forth in Section 7.16(b)(ii)(A) of the Huntsman Disclosure Letter and Section 7.16(b)(ii)(A) of the Olin Disclosure Letter or, (B) in the case of the Subsidiary Mergers, Tax representation letters substantially in the forms set forth in Section 7.16(b) (ii)(B) of the Huntsman Disclosure Letter and Section 7.16(b)(ii)(B) of the Olin Disclosure Letter (such Tax representation letters, the “Tax Representation Letters”). In rendering the opinions described in Section 8.02(c) and Section 8.03(c), Tax Counsel may rely upon (and may incorporate by reference) the relevant Tax Representation Letters.

(c) Huntsman and Olin shall (and shall cause their respective Subsidiaries and Affiliates to) treat the Direct Merger or the Subsidiary Mergers, as applicable, as qualifying for the Intended Tax Treatment for U.S. federal (and applicable state and local) income Tax purposes, file their applicable Tax Returns consistent with the Intended Tax Treatment and, except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, take no Tax position inconsistent with the Intended Tax Treatment. Each of Huntsman and Olin hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 7.17 Takeover Statutes. If any Takeover Statute is or may become applicable to the Transactions or the transactions contemplated by the Huntsman Voting and Support Agreement, each of the parties and its respective Board of Directors shall (a) grant such approvals and take all such actions as are legally permissible so that the Transactions and the transactions contemplated by the Huntsman Voting and Support Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise act to eliminate or minimize the effects of any such Takeover Statute on the Transactions and the transactions contemplated by the Huntsman Voting and Support Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of each party to effect the Direct Merger or the Subsidiary Mergers, as applicable, is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Stockholder Approvals. (i) The Huntsman Stockholder Approval and (ii) (x) the Olin Share Issuance Approval or (y) the Olin Direct Merger Approval shall have been obtained.

(b) Listing. The shares of Olin Common Stock issuable as Merger Consideration shall have been approved for listing on NYSE, subject to official notice of issuance.

(c) Required Regulatory Approvals. The Required Regulatory Approvals shall have been obtained.

(d) No Legal Restraints. No Legal Restraint shall be in effect that prevents, enjoins or prohibits the consummation of the Direct Merger or the Subsidiary Mergers, as applicable.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no Action for that purpose shall have been initiated or threatened by the SEC.

Section 8.02 Conditions to Huntsman’s Obligations to Effect the Transactions. The obligations of Huntsman to consummate the Direct Merger or the Subsidiary Mergers, as applicable, are further subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Olin Parties. (i) The representations and warranties of the Olin Parties contained in this Agreement (except for the representations and warranties of the Olin Parties specified in the following clauses (ii) through (iv) of this Section 8.02(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Olin Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Olin Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have an Olin Material Adverse Effect;

(ii) the representations and warranties of the Olin Parties contained in Section 5.08(a) (Absence of Certain Changes and Events—Olin Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time;

(iii) the representations and warranties of the Olin Parties contained in Section 5.02(a) (Capital Structure—Authorized Shares; Capitalization) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies; and

(iv) each of the representations and warranties of the Olin Parties contained in the first sentence of Section 5.01 (Organization, Standing and Power), Section 5.02(b) and (c) (Capital Structure—Issuance; Equity Interest Obligations), Section 5.04(a) (Authority; Execution and Delivery; Enforceability), Section 5.25 (Brokers’ Fees and Expenses) and Section 5.26 (Opinion of Financial Advisor) that are qualified by materiality or “Olin Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Olin Parties. The Olin Parties shall have performed in all material respects all obligations required to be performed by them at or prior to the Closing under this Agreement.

(c) Tax Opinion. Huntsman will have received the opinion of Tax Counsel, as of the Closing Date, to the effect that the Direct Merger or the Subsidiary Mergers, as applicable, should qualify for the Intended Tax Treatment (the “Huntsman Closing Tax Opinion”).

(d) Certificate of Olin. Huntsman shall have received a certificate signed on behalf of Olin by an executive officer of Olin confirming the matters set forth in Section 8.02(a) (Representations and Warranties of the Olin Parties) and Section 8.02(b) (Performance of Obligations of the Olin Parties) as of the Closing.

Section 8.03 Conditions to Olin’s Obligations to Effect the Transactions. The obligations of Olin to consummate the Direct Merger or the Subsidiary Mergers, as applicable, are further subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Representations and Warranties of Huntsman. (i) The representations and warranties of Huntsman contained in this Agreement (except for the representations and warranties of Huntsman specified in the following clauses (ii) through (iv) of this Section 8.03(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Huntsman Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Huntsman Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Huntsman Material Adverse Effect;

(ii) the representations and warranties of Huntsman contained in Section 4.08(a) (Absence of Certain Changes and Events—Huntsman Material Adverse Effect) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time;

(iii) the representations and warranties of Huntsman contained in Section 4.02(a) (Capital Structure—Authorized Shares; Capitalization) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies; and

(iv) each of the representations and warranties of Huntsman contained in the first sentence of Section 4.01 (Organization, Standing and Power), Section 4.02(b) and (c) (Capital Structure—Issuance; Equity Interest Obligations), Section 4.04(a) (Authority; Execution and Delivery; Enforceability), Section 4.24 (Brokers’ Fees and Expenses) and Section 4.25 (Opinions of Financial Advisors) that are qualified by materiality or “Huntsman Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of Huntsman. Huntsman shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing under this Agreement.

(c) Tax Opinion. If the Closing is effected pursuant to Section 2.02 and Section 3.01, Olin will have received the opinion of Tax Counsel, as of the Closing Date, to the effect that the Direct Merger should qualify for the Intended Tax Treatment (the “Olin Closing Tax Opinion”).

(d) Certificate of Huntsman. Olin shall have received a certificate signed on behalf of Huntsman by an executive officer of Huntsman confirming the matters set forth in Section 8.03(a) (Representations and Warranties of Huntsman) and Section 8.03(b) (Performance of Obligations of Huntsman) as of the Closing.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Conversion Time, whether before or after the receipt of the Olin Shareholder Approval or the Huntsman Stockholder Approval, as follows:

(a) by mutual written consent of Olin and Huntsman;

(b) by either Olin or Huntsman:

(i) if the Closing is not consummated on or before June 15, 2027 (the “Outside Date”); provided, that, if the Closing shall not have occurred by the Outside Date but on that date any of the conditions set forth in Section 8.01(c) or Section 8.01(d) (solely as it relates to any Antitrust Laws or Foreign Investment Laws or Legal Restraints thereunder) shall not be satisfied or waived but all other conditions shall have been satisfied or waived (other than those that by their terms are to be fulfilled at the Closing; provided that each such condition would be capable of being fulfilled if the Closing were to occur on such date), then the Outside Date shall automatically, without any action on the part of the parties, be extended to September 15, 2027, and such date shall be the “Outside Date” for purposes of this Agreement; provided, that, if the Closing shall not have occurred by the extended Outside Date, then the extended Outside Date shall automatically, without any action on the part of the parties, be further extended to December 15, 2027, and such date shall be the “Outside Date” for purposes of this Agreement; provided, further, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party if such failure of the Closing to occur on or before the Outside Date is a proximate result of a breach of this Agreement by such party (including, in the case of Olin, First Merger Sub or Second Merger Sub);

(ii) if the condition set forth in Section 8.01(d) (No Legal Restraints) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party if such non-satisfaction or Legal Restraint is a proximate result of a breach of this Agreement by such party (including, in the case of Olin, First Merger Sub or Second Merger Sub);

(iii) if the Huntsman Stockholder Approval is not obtained at the Huntsman Stockholders Meeting duly convened (unless such Huntsman Stockholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof); or

(iv) if both the Olin Direct Merger Approval and the Olin Share Issuance Approval are not obtained at the Olin Shareholders Meeting duly convened (unless such Olin Shareholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof);

(c) by Olin, if Huntsman breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Huntsman contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 8.03(a) (Representations and Warranties of Huntsman) or Section 8.03(b) (Performance of Obligations of Huntsman) and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being so cured, is not cured by Huntsman within 45 days after receiving written notice of such breach from Olin; provided that Olin shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if an Olin Party is then in material breach of any of its representations, warranties, obligations or agreements under this Agreement in a manner such that a condition set forth in Section 8.02(a) (Representations and Warranties of the Olin Parties) or Section 8.02(b) (Performance of Obligations of the Olin Parties) would not be satisfied;

(d) by Huntsman, if an Olin Party breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of an Olin Party contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 8.02(a) (Representations and Warranties of the Olin Parties) or Section 8.02(b) (Performance of Obligations of the Olin Parties) and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being so cured, is not cured by such Olin Party within 45 days after receiving written notice of such breach from Huntsman; provided that Huntsman shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if Huntsman is then in material breach of any of its representations, warranties, obligations or agreements under this Agreement in a manner such that a condition set forth in Section 8.03(a) (Representations and Warranties of Huntsman) or Section 8.03(b) (Performance of Obligations of Huntsman) would not be satisfied;

(e) by Olin, in the event that (i) a Huntsman Adverse Recommendation Change shall have occurred or (ii) Huntsman shall have failed to include in the Joint Proxy Statement the Huntsman Recommendation; provided, however, that Olin will not have the right to terminate this Agreement pursuant to this Section 9.01(e) if the Huntsman Stockholder Approval has been obtained; or

(f) by Huntsman, in the event that (i) an Olin Adverse Recommendation Change shall have occurred or (ii) Olin shall have failed to include in the Joint Proxy Statement the Olin Recommendation; provided, however, that Huntsman will not have the right to terminate this Agreement pursuant to this Section 9.01(f) if the Olin Shareholder Approval has been obtained.

The party desiring to terminate this Agreement (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other parties in accordance with Section 10.02, specifying the provision of this Agreement pursuant to which such termination is effected and the basis for such termination described in reasonable detail.

Section 9.02 Effect of Termination. In the event this Agreement is terminated by either Huntsman or Olin as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Olin Parties or Huntsman, other than Section 7.02(c) (Access to Information; Confidentiality), this Section 9.02 (Effect of Termination ), Article I (Definitions; Interpretation) and Article X (General Provisions), which provisions shall survive such termination; provided that no such termination shall relieve any party from (i) any obligation to pay, if applicable, the Olin Termination Fee or the Huntsman Termination Fee, as applicable, and any applicable expenses, in each case pursuant to Section 9.03 or (ii) any liability for fraud or Willful Breach of any representation, warranty, covenant or agreement set forth in this Agreement (which liability the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include, pursuant to Section 261 of the DGCL, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to Olin and Huntsman, as applicable, and the shareholders of Olin or stockholders of Huntsman, as applicable (taking into consideration all relevant matters, including other business opportunities or combination opportunities and the time value of money)).

Section 9.03 Fees and Expenses.

(a) Except as provided in Section 9.03(b), Section 9.03(c), and Section 9.03(d), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

(b) Olin shall pay to Huntsman the Olin Termination Fee, less the amount of Huntsman Expenses previously paid to Huntsman (if any) pursuant to Section 9.03(g) if:

(i) Huntsman terminates this Agreement pursuant to Section 9.01(f) (Olin Adverse Recommendation Change); provided that if either Olin or Huntsman terminates this Agreement pursuant to Section 9.01(b)(i) (Outside Date) or Section 9.01(b)(iv) (Failure to Obtain Olin Shareholder Approval) at any time after Huntsman would have been permitted to terminate this Agreement pursuant to Section 9.01(f) (Olin Adverse Recommendation Change), this Agreement shall be deemed terminated pursuant to Section 9.01(f) (Olin Adverse Recommendation Change) for purposes of this Section 9.03(b)(i); or

(ii) (A) this Agreement is terminated pursuant to Section 9.01(b)(i) (Outside Date) and the Olin Shareholder Approval shall not have been obtained at the time of such termination, Section 9.01(b)(iv) (Failure to Obtain Olin Shareholder Approval) or Section 9.01(d) (Olin Terminable Breach), (B) after the date of this Agreement, but prior to the date this Agreement is terminated, (1) a third party publicly announced, or announced an intention to make (whether or not conditional) an Olin Takeover Proposal or an Olin Takeover Proposal (whether or not conditional) became known to the general public, and (2) such Olin Takeover Proposal was not publicly withdrawn at least two (2) Business Days prior to the event giving rise to the right of such termination, and (C) within twelve months of such termination, (1) Olin or any Olin Subsidiary enters into a definitive Contract with respect to an Olin Takeover Proposal or (2) an Olin Takeover Proposal is consummated (in each case, whether or not such Olin Takeover Proposal is the same Olin Takeover Proposal as the one referenced in clause (B)). For the purposes of this Section 9.03(b)(ii) only, the term “Olin Takeover Proposal” shall have the meaning assigned to such term in Section 6.02(h) except that all references to “20%” therein shall be deemed to be references to “50%”.

(c) Huntsman shall pay to Olin the Huntsman Termination Fee, less the amount of Olin Expenses previously paid to Olin (if any) pursuant to Section 9.03(f) if:

(i) Olin terminates this Agreement pursuant to Section 9.01(e) (Huntsman Adverse Recommendation Change); provided that if either Olin or Huntsman terminates this Agreement pursuant to Section 9.01(b)(i) (Outside Date) or Section 9.01(b)(iii) (Failure to Obtain Huntsman Stockholder Approval) at any time after Olin would have been permitted to terminate this Agreement pursuant to Section 9.01(e) (Huntsman Adverse Recommendation Change), this Agreement shall be deemed terminated pursuant to Section 9.01(e) (Huntsman Adverse Recommendation Change) for purposes of this Section 9.03(c)(i); or

(ii) (A) this Agreement is terminated pursuant to Section 9.01(b)(i) (Outside Date) and the Huntsman Stockholder Approval shall not have been obtained at the time of such termination, Section 9.01(b)(iii) (Failure to Obtain Huntsman Stockholder Approval) or Section 9.01(c) (Huntsman Terminable Breach), (B) after the date of this Agreement, but prior to the date this Agreement is terminated, (1) a third party publicly announced, or announced an intention to make (whether or not conditional) a Huntsman Takeover Proposal or a Huntsman Takeover Proposal (whether or not conditional) became known to the general public, and (2) such Huntsman Takeover Proposal was not publicly withdrawn at least two (2) Business Days prior to the event giving rise to the right of such termination, and (C) within twelve months of such termination, (1) Huntsman or any Huntsman Subsidiary enters into a definitive Contract with respect to a Huntsman Takeover Proposal or (2) a Huntsman Takeover Proposal is consummated (in each case, whether or not such Huntsman Takeover Proposal is the same Huntsman Takeover Proposal as the one referenced in clause (B)). For the purposes of this Section 9.03(c)(ii) only, the term “Huntsman Takeover Proposal” shall have the meaning assigned to such term in Section 6.03(h) except that all references to “20%” therein shall be deemed to be references to “50%”.

(d) Any Termination Fee due under Section 9.03(b) (Olin Termination Fee) or Section 9.03(c) (Huntsman Termination Fee) shall be paid by wire transfer of same-day funds:

(i) in the case of a termination pursuant to Section 9.03(b)(i) (Olin Adverse Recommendation Change Termination Fee) or pursuant to Section 9.03(c)(i) (Huntsman Adverse Recommendation Change Termination Fee), on the third Business Day following the date of termination of this Agreement; and

(ii) in the case of a termination pursuant to Section 9.03(b)(ii) (Tail Termination Fee) or pursuant to Section 9.03(c)(ii) (Tail Termination Fee), on the date of the first to occur of the events referred to in Section 9.03(b)(ii)(C) or Section 9.03(c)(ii)(C), as applicable.

(e) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall Olin be obligated to pay the Olin Termination Fee more than once and (ii) in no event shall Huntsman be obligated to pay the Huntsman Termination Fee more than once.

(f) In the event that this Agreement is terminated by Olin or Huntsman pursuant to Section 9.01(b)(iii) (Failure to Obtain Huntsman Stockholder Approval) under circumstances in which the Huntsman Termination Fee is not then payable pursuant to Section 9.03(c)(ii), then Huntsman shall pay to Olin an amount equal to all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountant, investment bankers, experts and consultants) incurred by Olin or any of its Affiliates in connection with this Agreement and the Transactions (the “Olin Expenses”) in an amount not to exceed $30,000,000; provided, that the payment by Huntsman of the Olin Expenses pursuant to this Section 9.03(f), (i) shall not release Huntsman of any subsequent obligation to pay the Olin Termination Fee pursuant to Section 9.03(c) except to the extent indicated in such Section and (ii) shall not relieve Huntsman from any liability or damage resulting from any fraud or a Willful Breach of any of its representations, warranties, covenants and agreements set forth in this Agreement. Huntsman shall pay the Olin Expenses within two Business Days after the date of termination to Olin by wire transfer of immediately available funds.

(g) In the event that this Agreement is terminated by Olin or Huntsman pursuant to Section 9.01(b)(iv) (Failure to Obtain Olin Shareholder Approval) under circumstances in which the Olin Termination Fee is not then payable pursuant to Section 9.03(b)(ii), then Olin shall pay to Huntsman an amount equal to all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountant, investment bankers, experts and consultants) incurred by Huntsman or any of its Affiliates in connection with this Agreement and the Transactions (the “Huntsman Expenses”) in an amount not to exceed $30,000,000; provided, that the payment by Olin of the Huntsman Expenses pursuant to this Section 9.03(g), (i) shall not release Olin of any subsequent obligation to pay the Huntsman Termination Fee pursuant to Section 9.03(b) except to the extent indicated in such Section and (ii) shall not relieve Olin from any liability or damage resulting from any fraud or a Willful Breach of any of its representations, warranties, covenants and agreements set forth in this Agreement. Olin shall pay the Huntsman Expenses within two Business Days after the date of termination to Huntsman by wire transfer of immediately available funds.

(h) Subject in all respects to the parties’ injunction, specific performance and equitable relief rights and related rights set forth in Section 10.08, in the event a Termination Fee or Termination Expenses becomes due and payable to a party in accordance with this Agreement, the payment of such fee, such expense and any applicable expenses pursuant to Section 9.03(h) shall be, except in the event of fraud or Willful Breach, the sole and exclusive remedy of such party and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers and Affiliates against the other party and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates for (i) any loss, liability or damages suffered, directly or indirectly, as a result of the failure of the Transactions to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement or (iv) any claims or actions or other losses arising out of or relating to this Agreement or any breach, termination or failure of or under this Agreement. While a party may pursue both a grant of specific performance in accordance with Section 10.08 and the payment of the applicable Termination Fee or Termination Expenses under this Section 9.03, under no circumstances shall such party be permitted or entitled to receive both a grant of specific performance that results in the Closing and any money damages, including all or any portion of the applicable Termination Fee or Termination Expenses.

(i) Notwithstanding any other provision of this Agreement (other than with respect to claims for, or arising out of or in connection with fraud or a Willful Breach of any representation, warranty, covenant or agreement set forth in this Agreement, or with respect to claims pursuant to the Confidentiality Agreement), the parties agree that each of the Huntsman Termination Fee and the Olin Termination Fee constitute liquidated damages, and not a penalty, in reasonable amounts that will compensate Huntsman or Olin, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated by this Agreement, which amounts would otherwise be impossible to calculate with precision. Huntsman and Olin acknowledge and agree that the agreements contained in Section 9.03(b) through Section 9.03(d) and Section 9.03(f) through Section 9.03(g) are an integral part of the Transactions, and that, without these agreements, Huntsman and Olin would not have entered into this Agreement. Accordingly, if either Huntsman or Olin fails to promptly pay the amount due from such party pursuant to Section 9.03(b) (Olin Termination Fee), Section 9.03(c) (Huntsman Termination Fee), Section 9.03(f) (Olin Expenses) or Section 9.03(g) (Huntsman Expenses) as applicable, and, in order to obtain such payment, the other party commences an Action that results in a Judgment in its favor for such payment, Huntsman or Olin, as applicable, shall pay to the other party such payment and its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

Section 9.04 Amendment. Prior to the Conversion Time, this Agreement may be amended by the parties at any time before or after receipt of the Olin Shareholder Approval or the Huntsman Stockholder Approval; provided, however, that (i) after receipt of the Olin Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of Olin without the further approval of such shareholders and (ii) after receipt of the Huntsman Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Huntsman without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.05 Extension; Waiver. At any time prior to the Conversion Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Huntsman shall require the approval of the stockholders of Huntsman unless such approval is required by Law and no extension or waiver by Olin shall require the approval of the shareholders of Olin unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Conversion Time. This Section 10.01 shall not limit Section 9.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Conversion Time.

Section 10.02 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, emailed (to the extent that no “bounce back”, “out of office” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties at the following email addresses and street addresses (or at such other email address or street address as shall be specified by like notice):

(a) if to an Olin Party, to:

Olin Corporation

16290 Katy Freeway, Suite 600

Houston, TX 77094

Attention:	Angela Castle, Vice President & Chief Legal Officer

Email:	[***]

with a copy to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue

New York, New York 10001

Attention:	Robert I. Townsend III

Joseph D. Zavaglia

Jin-Kyu Baek

Email:	[***]

[***]

[***]

(b) if to Huntsman, to:

Huntsman Corporation

10003 Woodloch Forest Drive

The Woodlands, TX 77380

Attention: Amy Smedley, Executive Vice President, General Counsel & Secretary

Email: [***]

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:	Daniel Wolf, P.C.

Rachael G. Coffey, P.C.

Email:	[***]

[***]

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:	Brittany Scheier

Email:	[***]

Section 10.03 Severability. If any term, condition or other provision of this Agreement is invalid, illegal or incapable of being enforced by, due to or as a result of any Law or public policy, all other terms, conditions and other provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.03 with respect thereto. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 10.04 Counterparts. This Agreement may be executed in one or more counterparts (including by electronic signature), all of which shall be considered one and the same agreement, and shall become effective when the remaining counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.05 Entire Agreement; No Third-Party Beneficiaries. This Agreement (and the Exhibits, documents and instruments referred to herein), taken together with the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Transactions and (b) is not intended to confer upon any Person other than the parties any rights or remedies, except for: (i) if the Conversion Time occurs, the right of Huntsman stockholders to receive the Merger Consideration as provided in Article III; (ii) if the Conversion Time occurs, the rights of the Indemnified Parties set forth in Section 7.06; and (iii) following the valid termination of this Agreement pursuant to Article IX, subject to Section 9.02, Section 9.05 and the last sentence of this Section 10.05, the right of Olin or Huntsman, as a representative of their respective holders of shares of Olin Common Stock or Huntsman Common Stock (who are third-party beneficiaries hereunder solely to the extent necessary for this clause (iii) to be enforceable), to pursue any damages (including damages based on loss of the economic benefit of the Transactions to Huntsman or the holders of shares of Huntsman Common Stock or Olin or the holders of shares of Olin Common Stock, as applicable). Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (iii) of this Section 10.05 and the provisions of Section 9.02 with respect to the recovery of damages based on the losses suffered by Huntsman or the holders of shares of Huntsman Common Stock or Olin or the holders of shares of Olin Common Stock, as applicable (including the loss of the economic benefit of the Transactions to Huntsman or the holders of shares of Huntsman Common Stock or Olin or the holders of shares of Olin Common Stock, as applicable, pursuant to Section 261 of the DGCL, or otherwise) shall only be enforceable on behalf of the holders of shares of Huntsman Common Stock by Huntsman or the holders of Olin Common Stock by Olin, as applicable, in their respective sole and absolute discretion, as representatives of the respective holders of shares of Huntsman Common Stock or Olin Common Stock, as applicable; provided that, in such capacity as a representative of the holders of shares of Huntsman Common Stock or Olin Common Stock, as applicable, Huntsman or Olin, as applicable, shall (x) be entitled to reimbursement from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by Huntsman or Olin, as applicable, in connection with acting as a representative of the holders of shares of Huntsman Common Stock or Olin Common Stock, as applicable, pursuant to clause (iii) of this Section 10.05 and (y) not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that Huntsman’s or Olin’s, as applicable, gross negligence or willful misconduct was the cause of any direct loss to the holders of shares of Huntsman Common Stock or Olin Common Stock, as applicable; provided, further, that any such damages recovered by Huntsman or Olin, as applicable, may, in Huntsman’s or Olin’s respective sole and absolute discretion, be either (1) distributed, in whole or in part, by Huntsman to the holders of shares of Huntsman Common Stock of record as of any date determined by Huntsman or by Olin to holders of shares of Olin Common Stock of record as of any date determined by Olin, as applicable or (2) retained by Huntsman for the use and benefit of Huntsman on behalf of the holders of shares of Huntsman Common Stock in any manner Huntsman deems appropriate, or retained by Olin for the use and benefit of Olin on behalf of the holders of shares of Olin Common Stock in any manner Olin deems appropriate. Notwithstanding anything to the contrary in this Agreement, the Huntsman Disclosure Letter and the Olin Disclosure Letter shall not be deemed a part of this Agreement as provided in Section 268(b) of the DGCL.

Section 10.06 Governing Law; Consent to Jurisdiction; Venue.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, and any claim arising out of, relating to or in connection with this Agreement shall be governed by the Laws of the State of Delaware, without regard to the conflict of Laws principles that would otherwise result in the application of any Law other than the Laws of the State of Delaware (except that matters relating to the fiduciary duties of the Olin Board shall be governed and construed in accordance with the laws of the Commonwealth of Virginia).

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware). The parties hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any Action, any state or federal court of competent jurisdiction within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 10.06(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties. Each party agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 10.02 of this Agreement. Huntsman and each Olin Party each agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.08 Specific Performance. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages (including any fees payable pursuant to Section 9.03), even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages (including any fees payable pursuant to Section 9.03, which are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement) would provide an adequate remedy for any such breach.

Section 10.09 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.09.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Olin Parties and Huntsman have duly executed this Agreement, all as of the date first written above.

OLIN CORPORATION

By:	/s/ Kenneth T. Lane
Name: Kenneth T. Lane
Title: President and Chief Executive Officer

HUNTSMAN CORPORATION

By:	/s/ Peter Huntsman
Name: Peter Huntsman
Title: Chief Executive Officer

OLYMPUS MERGER SUB, INC.

By:	/s/ Inchan Hwang
Name: Inchan Hwang
Title: Secretary

HOOK MERGER SUB LLC

By:	/s/ Inchan Hwang
Name: Inchan Hwang
Title: Secretary

[Signature Page to Merger Agreement]